     As filed with the Securities and Exchange Commission on June 20, 2000
                                                      Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                           RELIASTAR FINANCIAL CORP.
           (Exact name of the registrant as specified in its charter)
         DELAWARE                     6311                 41-1620373
      (State or other     (Primary Standard Industrial  (I.R.S. Employer
      jurisdiction of     Classification Code Number) Identification No.)
     incorporation or
       organization)
                           20 WASHINGTON AVENUE SOUTH
                          MINNEAPOLIS, MINNESOTA 55401
                                 (612) 372-5432
                         (Address and telephone number
                of the registrant's principal executive offices)
                                RICHARD R. CROWL
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                           RELIASTAR FINANCIAL CORP.
                           20 WASHINGTON AVENUE SOUTH
                          MINNEAPOLIS, MINNESOTA 55401
                                 (612) 372-5432
           (Name, address and telephone number of agent for service)
                                   Copies to:
            Thomas G. Morgan                       William H. Rheiner
         Michael A. Stanchfield                     Brian D. Doerner
          Faegre & Benson LLP            Ballard Spahr Andrews & Ingersoll, LLP
          2200 Norwest Center                1735 Market Street, 51st Floor
        90 South Seventh Street             Philadelphia, Pennsylvania 19103
      Minneapolis, Minnesota 55402                   (215) 665-8500
             (612) 336-3000
   Approximate date of commencement of proposed sale of the securities to the public: UPON THE EFFECTIVE TIME OF THE MERGER DESCRIBED HEREIN.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                           PROPOSED
                                                              PROPOSED      MAXIMUM
                                               AMOUNT         MAXIMUM      AGGREGATE   AMOUNT OF
         TITLE OF EACH CLASS OF                TO BE       OFFERING PRICE  OFFERING   REGISTRATION
       SECURITIES TO BE REGISTERED         REGISTERED(1)    PER UNIT(2)    PRICE(2)      FEE(3)
--------------------------------------------------------------------------------------------------
Common Stock, $.01 par value, including
 Rights to Purchase Preferred Stock(4)    1,141,634 shares     $31.62     $36,098,467      $0

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Based upon the assumed maximum number of shares of ReliaStar Financial
    Corp. common stock that may be issued in the merger described herein, which is based upon the estimated number of shares of Lexington Global Asset Managers, Inc. common stock (and options to purchase such stock) that may be outstanding immediately before the merger (4,942,138 shares and options) and the stock consideration of .231 shares of ReliaStar common stock for each such outstanding share and option.
(2) Estimated solely for the purpose of calculating the registration fee, under Rule 457(f), based upon the assumed maximum per-share merger consideration of $10.611 payable to holders of Lexington common stock, divided by the assumed exchange ratio, and after subtracting estimated cash consideration of $3.306 per share, or $16,338,708 in total, payable to Lexington stockholders.
(3) Under Rule 457(b), the fee is after deduction of $9,574.04 paid with respect to the transaction pursuant to Section 14(g) of the Securities Exchange Act of 1934.
(4) Rights to Purchase Preferred Stock are initially attached to and trade with ReliaStar common stock. Value attributable to the rights, if any, is reflected in the market price for ReliaStar common stock.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     LEXINGTON GLOBAL ASSET MANAGERS, INC.
                                  PARK 80 WEST
                                   PLAZA TWO
                             SADDLE BROOK, NJ 07663

                                 June 23, 2000

TO OUR STOCKHOLDERS:

   You are cordially invited to the special meeting of stockholders of Lexington Global Asset Managers, Inc. ("Lexington") to be held on July 26, 2000 at 9:30 a.m., Eastern time, at Lexington's offices at Park 80 West, Plaza Two, Saddle Brook, New Jersey 07663.

   At the special meeting, stockholders will be asked to consider and vote upon a proposal to approve the merger and the related agreement and plan of merger among Lexington, ReliaStar Financial Corp., a Delaware corporation, Pilgrim Capital Corporation, a Delaware corporation and wholly owned subsidiary of ReliaStar, and Pilgrim Lexington Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Pilgrim. Pursuant to the merger agreement, each outstanding share of Lexington common stock will be converted into the right to receive $3.306 in cash and 0.231 shares of ReliaStar common stock, subject to possible adjustments. Alternatively, each Lexington stockholder may elect to receive all cash or all stock, subject to the limitations set forth in the attached Proxy Statement/Prospectus.

   Details of the foregoing proposal and the special meeting are contained in the attached Notice of Special Meeting and Proxy Statement/Prospectus. Your vote on the merger agreement is important to Lexington, so please read this information carefully.

   THE BOARD OF DIRECTORS OF LEXINGTON BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF LEXINGTON AND ITS STOCKHOLDERS AND, ACCORDINGLY, HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

   All stockholders are invited to attend the special meeting. To ensure your representation at the special meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage prepaid envelope. If you are able to attend the special meeting, you may, if you wish, vote your shares in person.

   Please do not send in your share certificates with your proxy card. Enclosed in this mailing are separate election and transmittal forms and instructions for the surrender and exchange of your shares.

                                          Sincerely yours,

                                          /s/ Robert M. DeMichele

                                          Robert M. DeMichele
                                          President and Chief Executive
                                           Officer

                     LEXINGTON GLOBAL ASSET MANAGERS, INC.
                            PARK 80 WEST, PLAZA TWO
                             SADDLE BROOK, NJ 07663

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JULY 26, 2000

To the Stockholders of
Lexington Global Asset Managers, Inc.:

   A special meeting of stockholders of Lexington Global Asset Managers, Inc., will be held on July 26, 2000 at 9:30 a.m., Eastern time, at Park 80 West, Plaza Two, Saddle Brook, New Jersey 07663 for the following purpose:

   To consider and vote upon a proposal to approve and adopt an agreement and plan of merger dated as of February 28, 2000, among Lexington, ReliaStar Financial Corp., a Delaware corporation, Pilgrim Capital Corporation, a Delaware corporation and wholly owned subsidiary of ReliaStar, and Pilgrim Lexington Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Pilgrim, and the merger contemplated thereby. Pursuant to the merger agreement, (i) the subsidiary of Pilgrim will be merged with and into Lexington, with Lexington being the surviving corporation and wholly owned subsidiary of Pilgrim, and (ii) each share of Lexington common stock outstanding immediately prior to the consummation of the merger will be converted into the right to receive $3.306 in cash and 0.231 shares of ReliaStar common stock, subject to possible adjustments. Alternatively, each Lexington stockholder may elect to receive all cash or all stock, subject to certain election and allocation procedures set forth in the attached proxy statement/prospectus. Stockholders will receive cash in lieu of any fractional shares.

   The Board of Directors has fixed the close of business on June 19, 2000 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the special meeting.

   The Board of Directors of Lexington unanimously recommends a vote FOR the proposal to approve the merger agreement and the merger.

   Please read carefully the following Proxy Statement/Prospectus, which describes the matters to be voted upon at the special meeting, and then complete, sign, date and return the enclosed proxy as promptly as possible. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to ensure that all of your shares will be voted. If you attend the special meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the special meeting will be counted.

                                          By Order of the Board of Directors,

                                          /s/ Lisa Curcio
                                          Lisa Curcio
                                          Secretary

Saddle Brook, New Jersey
June 23, 2000

                             YOUR VOTE IS IMPORTANT

SO THAT YOUR COMMON STOCK WILL BE REPRESENTED AT THE SPECIAL MEETING IN THE EVENT YOU ARE NOT PERSONALLY PRESENT, PLEASE DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. EXECUTION OF THE PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE MEETING.

                           PROXY STATEMENT/PROSPECTUS

            PROXY STATEMENT OF LEXINGTON GLOBAL ASSET MANAGERS, INC.
                        SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 26, 2000

                               ----------------

                    PROSPECTUS OF RELIASTAR FINANCIAL CORP.
                             SHARES OF COMMON STOCK

                               ----------------

   The board of directors of Lexington Global Asset Managers has approved a merger with ReliaStar Financial Corp. under a merger agreement dated as of February 28, 2000. Lexington's board of directors has called a special meeting of Lexington's stockholders to vote on a proposal to approve the merger agreement and the merger.

   In the merger, ReliaStar will issue to Lexington stockholders $3.306 in cash and 0.231 shares of ReliaStar common stock for each share of Lexington common stock held by them, up to a maximum of $10.611 per share, subject to possible adjustments. Instead of the cash/stock mix, each Lexington shareholder may elect to receive all cash or all stock, subject to the election and allocation procedures discussed in this document. On April 30, 2000 ReliaStar agreed to be acquired by the ING Group for a per-share payment of $54.00 to ReliaStar's shareholders. The acquisition of ReliaStar is currently expected to close late in the third quarter of 2000. On June 16, 2000, the closing sale price per share for ReliaStar common stock was $52.00. If the average price of ReliaStar common stock over a five-day period shortly before the completion of the merger were equal to that price, then the value of the consideration to be received in exchange for each share of Lexington common stock would be $10.611, assuming no price adjustment. See pages 23-24 for discussion and examples of the possible adjustments in the merger consideration.

   THE BOARD OF DIRECTORS OF LEXINGTON HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE MERGER.

   SEE "RISK FACTORS" ON PAGE 14 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER IN ANALYZING THE PROPOSAL.

   This proxy statement/prospectus is being mailed to Lexington's stockholders on or about June 23, 2000. This document also constitutes the prospectus of ReliaStar with respect to the shares of ReliaStar common stock to be issued in the merger, which are listed on the New York Stock Exchange under the symbol "RLR."

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF RELIASTAR COMMON STOCK TO BE ISSUED IN THE MERGER OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JUNE 23, 2000.

This proxy statement/prospectus incorporates important business and financial information about Lexington and ReliaStar that is not included in or delivered with the document. This information can be obtained without charge upon written or oral request as follows:

   Lexington Global Asset Managers, Inc.     ReliaStar Financial Corp.
   Park 80 West, Plaza Two                   20 Washington Avenue South
   Saddle Brook, New Jersey 07663            Minneapolis, Minnesota 55401
   (201) 845-7300

                                             (612) 372-5432

IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST COPIES OF THIS INFORMATION NO LATER THAN JULY 19, 2000.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Questions and Answers About the Merger...................................   1
Summary..................................................................   3
  The Merger.............................................................   3
  The Merger Agreement...................................................   4
  Recommendation of the Lexington Board and Reasons for the Merger.......   5
  Additional Interests of Lexington's Officers and Directors in the
   Merger................................................................   5
  Fairness Opinion with Respect to the Merger............................   6
  The Companies..........................................................   6
  The Lexington Special Meeting..........................................   6
  Comparative Per-Share Market Data......................................   8
  Selected Historical Financial Data.....................................   9
  Comparative Unaudited Per-Share Data...................................  12
  Share Price and Dividend Data..........................................  13
Risk Factors.............................................................  14
General Information......................................................  14
Background of the Merger.................................................  16
Lexington's Reasons for the Merger and Recommendation of the Lexington
 Board of Directors......................................................  18
  Lexington's Reasons for the Merger.....................................  18
  Recommendation of Lexington's Board of Directors.......................  19
ReliaStar and Pilgrim's Reasons for the Merger...........................  20
Opinion of Lexington's Financial Adviser.................................  21
  Comparison with Selected Public Investment Management Companies........  21
  Comparison with Recent Acquisitions of Investment Management
   Companies.............................................................  22
The Merger...............................................................  23
  Merger Consideration...................................................  23
  Effective Time and Effect of the Merger................................  24
  Exchange of Shares.....................................................  24
  Employee Benefit Plans, Stock Options, and Restricted Stock............  25
  Conditions to Completion of the Merger.................................  25
  Representations and Warranties.........................................  26
  Conduct of Business Before the Merger..................................  26
  Amendment and Waiver...................................................  27
  Termination............................................................  27
  Expenses and Termination Payments......................................  27
  No Solicitation of Alternative Transactions............................  28
  Interests of Certain Persons in the Merger.............................  28
  Federal Income Tax Consequences........................................  29
  Business After the Merger..............................................  30
  Restrictions on Sales of Shares by Affiliates of Lexington and
   ReliaStar.............................................................  31
Dissenters' Rights.......................................................  31
Forward-Looking Information..............................................  32
Business of ReliaStar....................................................  33
Business of Lexington....................................................  34
Description of ReliaStar Capital Stock...................................  35
  Common Stock...........................................................  35
  Preferred Stock........................................................  35
  Dividends..............................................................  35

                                                                       PAGE
                                                                       ----
  Voting Rights.......................................................  36
  Liquidation.........................................................  37
  Share Rights Agreement..............................................  37
  Limitations on Change in Control....................................  38
  Limitation on Liability of Directors and Indemnification............  38
  Transfer Agent......................................................  39
Comparative Rights of Stockholders of Lexington and ReliaStar.........  39
  General.............................................................  39
  Voting Rights.......................................................  39
  Charter Amendments..................................................  39
  Transactions with Interested Shareholders...........................  40
  Consideration of Other Constituencies...............................  40
Where You Can Find More Information...................................  41
Legal Matters.........................................................  42
Experts...............................................................  42
Stockholder Proposals.................................................  42
Independent Auditors..................................................  42
Exhibit A--Agreement and Plan of Merger............................... A-1
Exhibit B--Opinion of Putnam, Lovell, de Guardiola & Thornton, Inc.... B-1
Exhibit C--Delaware General Corporation Law Section 262............... C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  PLEASE EXPLAIN WHAT I WILL RECEIVE IN THE MERGER.

A: You will receive $3.306 in cash and 0.231 shares of ReliaStar common stock for each share of Lexington common stock that you hold. Instead of the cash/stock mix, each Lexington shareholder may elect to receive all cash or all stock by following the procedures discussed in this document. Your election may be altered, however, if the elections by all Lexington stockholders cause the cash/stock mix of the merger consideration to deviate from the framework established by ReliaStar and Lexington.

Q:  ARE THERE ANY POSSIBLE ADJUSTMENTS TO WHAT I WILL RECEIVE IN THE MERGER?

A: Yes, there are two possible adjustments. First, if ReliaStar's average share price over a five-day pricing period shortly before completion of the merger is greater than $31.625, then the value of the merger consideration will be fixed at $10.611 per Lexington share. Because the ING Group has agreed to acquire ReliaStar for $54.00 per share it is assumed that this $10.611 fixed value will be applicable to ReliaStar's acquisition of Lexington. This fixed value is subject to further adjustment based on Lexington's assets under management, as discussed below.

   Second, if Lexington's assets under management three business days before the completion of the merger differ by more than 10% from Lexington's assets under management on December 31, 1999, then the merger consideration will be increased or reduced, as the case may be, based on a formula discussed in the main body of this document. This adjustment recognizes the fact that the advisory fees related to assets under management are the primary sources of Lexington's revenues.

   See pages 23-24 for discussion and examples of these possible adjustments.

Q: WHAT PERCENTAGE OF RELIASTAR'S STOCK OWNERSHIP WILL FORMER LEXINGTON STOCKHOLDERS HOLD AFTER THE MERGER?

A: Former Lexington stockholders will hold approximately 2% of ReliaStar's outstanding common stock.

Q: WHAT KIND OF PREMIUM TO THE PRICE OF LEXINGTON'S STOCK IS IMPLIED BY THE MERGER CONSIDERATION?

A: The assumed merger consideration of $10.611 per share represents a premium of approximately 37% over the last closing price of Lexington common stock before the merger agreement was signed and a premium of 193% over the last closing price per share before Lexington publicly announced that it was in merger negotiations.

Q:  WHY DID LEXINGTON SEEK A MERGER WITH RELIASTAR?

A: Lexington's board of directors believes that the consideration paid by ReliaStar in the merger represents the best value reasonably available for Lexington's stockholders. Lexington recognized that the mutual fund industry's competitive landscape was changing rapidly, whereby larger fund families that could develop their own multiple distribution channels had a distinct competitive advantage in gaining market share. By merging with ReliaStar, Lexington will gain access to additional resources necessary to accelerate the growth of its mutual funds, while continuing to expand its rapidly growing institutional, private client and wrap business.

Q:  WHY DID RELIASTAR AND PILGRIM SEEK TO ACQUIRE LEXINGTON?

A: ReliaStar believes that the proposed acquisition will enhance its product line, add assets under management, and provide economies of scale. Adding Lexington to Pilgrim's mutual fund operations is intended to support ReliaStar's increased focus on gathering and managing assets. ReliaStar and Pilgrim Capital Corporation, the holding company for ReliaStar's mutual fund operations, expect that the acquisition will add an experienced fund management team that will expand Pilgrim's portfolio management capabilities.

Q:  WHAT DO I NEED TO DO NOW?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the meeting of Lexington's stockholders. Also enclosed is an election form on which you may indicate how you wish to receive the merger consideration: all cash, all stock, or a mix of the two. The election form is accompanied by a transmittal letter for submitting your shares of Lexington to be exchanged for the merger consideration.

Q:  WHAT DO I DO IF I WANT TO CHANGE MY VOTE LATER?

A: Just send in a later-dated, signed proxy card to Lexington's Corporate Secretary so that it is received before the stockholders' meeting or attend the meeting in person and vote.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. Please tell your broker how you would like him or her to vote your shares. If you do not tell your broker how to vote, your shares will not be voted by your broker, which will have the effect of a vote against the merger.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We expect that the approval of Lexington's stockholders will be the last condition to the completion of the merger and that the merger will be completed on or about July 26, 2000.

Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO LEXINGTON'S STOCKHOLDERS?

A: Generally, you will recognize a gain or a loss with respect to the receipt of cash and/or shares of ReliaStar common stock in exchange for your shares of Lexington common stock.

Q: DOES RELIASTAR PAY DIVIDENDS?

A: Yes. Subject to board approval, ReliaStar pays regular quarterly dividends in February, May, August, and November of each year. ReliaStar's current annualized dividend rate is $.88 per share.

Q:  WHOM SHOULD I CALL WITH QUESTIONS?

A: Lexington stockholders should call Richard M. Hisey at (201) 845-7300 with any questions about the merger. You may also obtain additional information about ReliaStar and Lexington from documents each company files with the Securities and Exchange Commission by following the instructions in the section "Where You Can Find More Information" on page 41.

                                    SUMMARY

   The following is a summary of material information contained in this proxy statement/prospectus. For more information, you should refer to the information in the main body of this proxy statement/prospectus along with the exhibits and the information incorporated by reference. A copy of the merger agreement is attached as Exhibit A to this proxy statement/prospectus and incorporated by reference. You should refer to that agreement for a complete statement of the terms of the merger, because it is the legal document that governs the merger.

THE MERGER

   Structure of the Merger. This proxy statement/prospectus relates to the proposed merger of a subsidiary of Pilgrim with Lexington. Lexington will be the surviving corporation in the merger and will become a wholly owned subsidiary of Pilgrim.

   Conversion of Shares. At the completion of the merger, each outstanding share of Lexington common stock, other than shares held by persons who have properly asserted statutory dissenters' rights under Delaware law, will be converted into the right to receive $3.306 in cash and 0.231 shares of ReliaStar common stock, subject to possible adjustments discussed below. Instead of the cash/stock mix, each Lexington shareholder may elect to receive all cash or all stock by following the procedures discussed in this document. Your election may be altered, however, if the elections by all Lexington stockholders cause the cash/stock mix of the merger consideration to deviate from the framework established by ReliaStar and Lexington, which provides that one-third of the merger consideration will be payable in cash and two-thirds will be payable in stock. ReliaStar will not issue fractional shares of ReliaStar common stock. Instead, Lexington stockholders entitled to a fractional share will be entitled to receive an amount in cash equal to the fraction times ReliaStar's average share price during the five-day pricing period shortly before the completion of the merger.

   Possible Adjustments to Merger Consideration. There are two possible adjustments to the merger consideration. First, if ReliaStar's average share price over the five-day pricing period shortly before completion of the merger is greater than $31.625, then the value of the merger consideration to be paid will be fixed at $10.611 per Lexington share. Because the ING Group has agreed to acquire ReliaStar for $54.00 per share, it is assumed that this $10.611 fixed value will be applicable to ReliaStar's acquisition of Lexington. Conversely, if ReliaStar's average share price over the pricing period is less than $25.625, then the value of the consideration to be paid per Lexington share will be fixed at $9.225. Each of these fixed values is subject to further adjustment based on Lexington's assets under management, as discussed below.

   Second, if Lexington's assets under management three business days before the completion of the merger differ by more than 10% from Lexington's assets under management on December 31, 1999, then the merger consideration will be increased or reduced, as the case may be, based on a formula discussed in the main body of this document. Changes in assets under management related solely to changes in the market value of the assets under management will be ignored when calculating any adjustment.

   See pages 23-24 for discussion and examples of these possible adjustments.

   Cash/Stock Election and Surrender of Share Certificates. Enclosed is an election form on which you may indicate how you wish to receive the merger consideration: all cash, all stock, or a mix of the two. Your election may be altered, however, if the elections by all Lexington stockholders cause the cash/stock mix of the merger consideration to deviate from the framework established by ReliaStar and Lexington. The election form is accompanied by a transmittal letter for submitting your shares of Lexington to be exchanged for the merger consideration.

   Federal Income Tax Consequences. Lexington stockholders would generally recognize gain or loss on the receipt of cash and/or shares of ReliaStar common stock in the merger. Please see "The Merger--Federal Income Tax Consequences" beginning on page 29 for more detailed information on the tax consequences of the merger. You are urged to consult with your tax adviser to determine the specific tax consequences of the merger to you.

   Dissenters' Rights in the Merger. Under Delaware law, each holder of shares of Lexington common stock is entitled to object to the merger and to demand payment for the holder's shares of Lexington common stock in cash if the holder complies with strict statutory procedures. Please see "Dissenters' Rights" beginning on page 31 for a discussion of these procedures. It is a condition to completion of the merger that holders of not more than 5% of Lexington's outstanding common stock shall have asserted dissenters' rights.

   Comparative Rights of Lexington Stockholders Before and After the Merger. Both ReliaStar and Lexington are Delaware corporations. The rights of Lexington stockholders are currently governed by Lexington's certificate of incorporation and bylaws. After the completion of the merger, Lexington stockholders who elect to receive ReliaStar common stock will become stockholders of ReliaStar and their rights will then be governed by ReliaStar's certificate of incorporation and bylaws. There are differences between the rights of Lexington stockholders and the rights of ReliaStar stockholders. These differences include the additional anti-takeover provisions contained in ReliaStar's certificate of incorporation, which may have the effect of discouraging or delaying a change of control of ReliaStar that is not approved by ReliaStar's board of directors.

THE MERGER AGREEMENT

   Completion of the Merger. Subject to the conditions contained in the merger agreement, ReliaStar and Lexington expect to complete the merger on or about July 26, 2000.

   Conditions to the Merger. The obligations of ReliaStar and Lexington to complete the merger are subject to a number of conditions, including, among others, that the merger agreement and the merger shall have been approved by Lexington's stockholders and that the change of control of Lexington shall have been approved by the stockholders of the Lexington family of mutual funds and a number of institutional and private investors for whom Lexington acts as investment adviser. Neither ReliaStar nor Lexington is aware of any regulatory approvals that are necessary to consummate the merger that have not been obtained.

   Termination Payments. If the merger agreement is terminated, the companies have agreed to the following payments:

  . If the agreement is terminated because Lexington's stockholders do not approve the merger or because of a material breach by Lexington, then

    (1) Lexington has agreed to reimburse ReliaStar's reasonable out-of-pocket expenses incurred in connection with the merger, up to $450,000; and

    (2) if, within one year of the termination date, a third party acquires Lexington or a substantial portion of its stock or assets, then Lexington has agreed to pay ReliaStar an additional $1.8 million.

  . If the agreement is terminated because Lexington's board of directors withdraws or adversely modifies its recommendation that Lexington stockholders approve the merger, then

    (1) Lexington has agreed to pay ReliaStar $1.125 million; and

    (2) if, within one year of the termination date, a third party acquires Lexington or a substantial portion of its stock or assets, then Lexington has agreed to pay ReliaStar an additional $1 million.

  . If the agreement is terminated because of a material breach by ReliaStar, then ReliaStar has agreed to reimburse Lexington's reasonable out-of-pocket expenses incurred in connection with the merger, up to $450,000.

   No Solicitation of Other Offers. In the merger agreement, Lexington has agreed not to solicit or encourage offers for, or provide any confidential information relating to, any acquisition of Lexington or of a substantial portion of its assets, other than the merger with ReliaStar. However, Lexington may supply information to third parties and cooperate or engage in discussions with third parties relating to an acquisition transaction, but only if the third-party offer is likely to be superior to ReliaStar's and the Lexington board of directors is required by its fiduciary duties to take those actions.

   Accounting Treatment. The merger will be accounted for under the "purchase" method of accounting. This means that ReliaStar will record the excess of the purchase price of Lexington over the fair market value of Lexington's assets as goodwill.

RECOMMENDATION OF THE LEXINGTON BOARD AND REASONS FOR THE MERGER

   The board of directors of Lexington believes that the merger is fair to and in the best interests of the Lexington stockholders and, accordingly, unanimously recommends that its stockholders vote in favor of the approval of the merger agreement and the merger. The board believes that the merger represents the best value reasonably available for Lexington's stockholders. In reaching this determination, the Lexington Board considered that the merger consideration represents a premium of approximately 37% over the last closing price of Lexington common stock before the merger agreement was signed and a premium of 193% over the last closing price per share before Lexington publicly announced that it was in merger negotiations.

ADDITIONAL INTERESTS OF LEXINGTON'S OFFICERS AND DIRECTORS IN THE MERGER

   When considering the recommendation of Lexington's board, you should be aware that certain Lexington directors and officers have interests in the merger that are different from, or are in addition to, yours. These interests include:

  . Holders of stock options and restricted stock granted under Lexington's incentive plan, including officers and directors of Lexington, will have the benefit of accelerated vesting of their options and restricted stock in connection with the merger.

  . Certain officers and a director of Lexington have entered into, or are currently negotiating, employment agreements with ReliaStar or its subsidiaries, including Robert M. DeMichele, President and Chief Executive Officer and a director of Lexington, and Richard M. Hisey, Executive Vice President and Chief Financial Officer of Lexington. After the merger, Mr. DeMichele will be President and Chief Executive Officer of the Pilgrim Institutional Investment Group and Mr. Hisey will be Senior Executive Vice President of Pilgrim Securities, Inc.

  . Stuart S. Richardson, Chairman and a director of Lexington, Mr. DeMichele and Mr. Hisey will receive certain change-of-control benefits payable by Lexington.

  . Mr. Stuart S. Richardson, Mr. DeMichele, and Lunsford Richardson, Jr., each of whom is a director of Lexington, have entered into voting agreements with ReliaStar in which they agreed to vote all Lexington common stock as to which they have voting power, both as individuals and as trustees on behalf of certain Richardson family trusts, in favor of approving the merger agreement and the merger.

FAIRNESS OPINION WITH RESPECT TO THE MERGER

   In deciding to approve the merger, Lexington's board of directors considered the February 28, 2000 opinion of its financial advisor, Putnam, Lovell, de Guardiola & Thornton, Inc., that, on that date, the consideration to be paid by ReliaStar in the merger is fair to the stockholders of Lexington, from a financial point of view.

   A COPY OF THE PUTNAM LOVELL OPINION IS ATTACHED AS EXHIBIT B TO THIS PROXY STATEMENT/PROSPECTUS. YOU SHOULD READ THE OPINION IN ITS ENTIRETY FOR INFORMATION ON THE ASSUMPTIONS MADE, AND MATTERS CONSIDERED, BY PUTNAM LOVELL IN RENDERING ITS OPINION.

THE COMPANIES

   ReliaStar. ReliaStar Financial Corp. is a Minneapolis-based holding company whose subsidiaries offer individuals and institutions life insurance and annuities, employee benefits products and services, retirement plans, life and health reinsurance, mutual funds, and bank and trust products. Based on revenues, ReliaStar is one of the largest publicly held life insurance holding companies in the United States and at March 31, 2000 had $38.4 billion in assets under management. On April 30, 2000, the ING Group agreed, subject to certain conditions, to acquire ReliaStar for a payment of $54.00 per share. ReliaStar's board of directors has called a special meeting of its shareholders to be held on July 27, 2000 to vote on the ING acquisition. Because the record date for that meeting was set as June 16, 2000, you will not be able to vote the shares of ReliaStar stock you receive in the merger at that meeting. Pilgrim Capital Corporation is a wholly owned subsidiary of ReliaStar that manages a family of 28 mutual funds, eight funds underlying insurance products, and one closed-end fund with $16.7 billion of assets under management as of March 31, 2000. When we refer to "ReliaStar" in this document, we are referring to ReliaStar Financial Corp. and its subsidiaries as a whole, including Pilgrim, unless the context requires otherwise.

   ReliaStar's principal executive offices are located at 20 Washington Avenue South, Minneapolis, Minnesota 55401, and its telephone number is (612) 372-5432.

   Lexington. Lexington Global Asset Managers, Inc. offers, through its subsidiaries, a variety of asset management and related services to retail investors, institutions and private clients. Lexington manages portfolios of equity, balanced, fixed income, mortgage-backed and money market instruments, which are designed to meet a broad range of investment objectives. At March 31, 2000, total assets under management amounted to approximately $3.6 billion, with $1.7 billion in mutual funds, $1.2 billion in institutional accounts and $0.8 billion in private client accounts. When we refer to "Lexington" in this document, we are referring to Lexington Global Asset Managers, Inc. and its subsidiaries as a whole, unless the context requires otherwise.

   Lexington's executive offices are located at Park 80 West, Plaza Two, Saddle Brook, New Jersey 07663, and its telephone number is (201) 845-7300.

   The Combined Company. ReliaStar is a diversified financial services company that provides a variety of insurance and investment products and services. ReliaStar and Pilgrim expect that the acquisition will add an experienced fund management team that will expand Pilgrim's portfolio management capabilities.

THE LEXINGTON SPECIAL MEETING

 Date, Time, Place and Purpose of Lexington's Meeting

   The special meeting of stockholders of Lexington will be held at 9:30 a.m., local time, on July 26, 2000 at Lexington's executive offices, Park 80 West, Plaza Two, Saddle Brook, New Jersey 07663. At the meeting, stockholders at the close of business on the record date of June 19, 2000 will be asked to approve the merger agreement and the merger. No other business will be conducted at the meeting.

 Record Date and Outstanding Shares

   Only holders of record of Lexington common stock at the close of business on the record date are entitled to vote at the meeting. As of that time, there were 4,595,087 shares of Lexington common stock outstanding and entitled to vote, held of record by approximately 579 stockholders. Each stockholder is entitled to one vote for each share of Lexington common stock held as of the record date.

 Quorum

   The required quorum for the transaction of business at the meeting is a majority of the shares of Lexington common stock outstanding on the record date.

 Vote Required

   The affirmative vote of a majority of the outstanding shares of Lexington common stock is required to approve the merger agreement and the merger. As of the date of this proxy statement/prospectus, 63.1% of the outstanding shares entitled to vote are held by Lexington's directors, executive officers and their affiliates.

 Voting Agreements

   Holders of 1,113,990 shares of Lexington common stock, or approximately 25% of the outstanding shares on the record date, have executed agreements with ReliaStar whereby those stockholders have agreed to vote their shares in favor of the merger agreement and the merger. These stockholders include the following directors: Robert M. DeMichele; Lunsford Richardson, Jr.; and Stuart
S. Richardson.

 Abstentions; Broker Non-Votes

   Abstentions will be included in determining the number of shares present and voting at the meeting for purposes of a quorum, but will be deemed to be votes against the merger. Broker non-votes will similarly count as votes against the merger.

 Voting of Proxies

   The proxy accompanying this proxy statement/prospectus is solicited on behalf of the Lexington board of directors for use at the meeting. You are requested to complete, date, and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise deliver it to Lexington. All properly signed proxies received by Lexington before the vote at the meeting that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the merger agreement and the merger.

 How to Revoke Your Proxy

   You may revoke your proxy at any time before it is exercised at the meeting, by taking any of the following actions:

  . delivering to Lexington's Corporate Secretary, by any means, including facsimile, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked,

  . signing and delivering a proxy relating to the same shares and bearing a later date, or

  . attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

   Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank, or other nominee confirming your beneficial ownership of the shares.

COMPARATIVE PER-SHARE MARKET DATA

   To assist your analysis of the proposed merger, the following table lists the closing prices per share for ReliaStar common stock and Lexington common stock on February 28, 2000, which was the last trading day before the public announcement of the merger, and on June 16, 2000. The table also lists for those dates the equivalent per-share price for Lexington common stock, which equals $3.306 plus the product of the closing share price of ReliaStar common stock on the relevant date multiplied by 0.231 and is capped at $10.611 per share. Please remember, however, that the merger consideration is subject to possible adjustment based on Lexington's assets under management before closing.

                                                                      LEXINGTON
                                             RELIASTAR    LEXINGTON   EQUIVALENT
                                            COMMON STOCK COMMON STOCK PER-SHARE
                                            ------------ ------------ ----------
February 28, 2000..........................   $28.625      $ 7.750     $ 9.918
June 16, 2000..............................   $52.000      $10.250     $10.611

                       SELECTED HISTORICAL FINANCIAL DATA

   ReliaStar's selected historical financial data presented below as of and for the five fiscal years ended December 31, 1999 are derived from the financial statements of ReliaStar Financial Corp. and its subsidiaries. Data as of and for the three-month periods ended March 31, 2000 and 1999 have been derived from unaudited financial statements of ReliaStar. Interim operating results are not necessarily indicative of the results that may be achieved for the entire year. The following selected financial data should be read in conjunction with ReliaStar's Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are incorporated by reference in this proxy statement/prospectus.

                   RELIASTAR FINANCIAL CORP. AND SUBSIDIARIES
                      (IN MILLIONS, EXCEPT PER-SHARE DATA)

                         THREE MONTHS ENDED
                              MARCH 31,                    YEAR ENDED DECEMBER 31,
                         -------------------- ---------------------------------------------------
                           2000       1999      1999       1998       1997      1996      1995
                         ---------  --------- ---------  ---------  --------- --------- ---------
OPERATING DATA:
Premiums................ $   301.9  $   286.1 $ 1,192.8  $ 1,014.1  $   887.9 $   836.9 $   851.5
Net Investment Income...     285.6      277.3   1,115.9    1,116.9    1,006.3     929.6     884.3
Realized Investment
 Gains (Losses).........      (0.8)       2.5      (1.3)      17.6       11.7      11.2       4.9
Policy and Contract
 Charges................     103.9       91.2     454.5      427.6      332.9     245.9     218.5
Other Income............     110.0       61.7     275.4      272.0      238.8     143.4     114.4
                         ---------  --------- ---------  ---------  --------- --------- ---------
 Total Revenues.........     800.6      718.8   3,037.3    2,848.2    2,477.6   2,167.0   2,073.6
Benefits and Expenses...     679.6      613.2   2,634.2    2,447.1    2,122.7   1,866.1   1,816.7
Income Tax Expense......      43.6       37.9     136.3      143.0      125.7     105.0      89.7
Dividends on Preferred
 Securities of
 Subsidiaries, Net of
 Tax....................       3.3        3.3      13.2       13.2       10.4       5.0       --
                         ---------  --------- ---------  ---------  --------- --------- ---------
Income from Continuing
 Operations.............      74.1       64.4     253.6      244.9      218.8     190.9     167.2
Income (Loss) from
 Discontinued
 Operations,
 Net of Tax.............       --         --        --        (7.2)       3.2       2.1      (3.5)
                         ---------  --------- ---------  ---------  --------- --------- ---------
 Net Income............. $    74.1  $    64.4 $   253.6  $   237.7  $   222.0 $   193.0 $   163.7
                         =========  ========= =========  =========  ========= ========= =========
 Net Income Available
  to Common
  Shareholders.......... $    74.1  $    64.4 $   253.6  $   237.7  $   222.0 $   187.8 $   155.4
                         =========  ========= =========  =========  ========= ========= =========
EARNINGS PER COMMON
 SHARE:
Basic:
 Income from Continuing
  Operations............ $    0.83  $    0.73 $    2.89  $    2.69  $    2.55 $    2.51 $    2.19
 Income (Loss) from
  Discontinued
  Operations............       --         --        --       (0.08)      0.04      0.03     (0.05)
                         ---------  --------- ---------  ---------  --------- --------- ---------
   Net Income........... $    0.83  $    0.73 $    2.89  $    2.61  $    2.59 $    2.54 $    2.14
                         =========  ========= =========  =========  ========= ========= =========
Diluted:
 Income from Continuing
  Operations............ $    0.82  $    0.71 $    2.85  $    2.64  $    2.51 $    2.35 $    2.04
 Income (Loss) from
  Discontinued
  Operations............       --         --        --       (0.08)      0.04      0.02     (0.05)
                         ---------  --------- ---------  ---------  --------- --------- ---------
   Net Income........... $    0.82  $    0.71 $    2.85  $    2.56  $    2.55 $    2.37 $    1.99
                         =========  ========= =========  =========  ========= ========= =========
DIVIDENDS PAID PER
 COMMON SHARE:.......... $   0.205  $   0.185 $   0.800  $   0.710  $   0.605 $   0.545 $   0.488
BALANCE SHEET DATA (END
 OF PERIOD):
Invested Assets......... $14,677.8  $14,790.3 $14,463.2  $14,909.1  $14,420.5 $11,996.3 $11,814.2
Other Assets............  11,182.8    8,142.3  10,463.7    7,699.6    6,580.3   4,710.7   3,705.0
                         ---------  --------- ---------  ---------  --------- --------- ---------
 Total Assets...........  25,860.6   22,932.6  24,926.9   22,608.7   21,000.8  16,707.0  15,519.2
Notes and Mortgages
 Payable................     829.3      529.5     803.6      509.4      593.5     407.5     422.3
Other Liabilities.......  22,810.8   20,108.9  21,935.0   19,736.8   18,154.4  14,760.9  13,676.8
                         ---------  --------- ---------  ---------  --------- --------- ---------
 Total Liabilities......  23,640.1   20,638.4  22,738.6   20,246.2   18,747.9  15,168.4  14,099.1
Trust-Originated
 Preferred Securities...     242.7      242.4     242.6      242.3      241.9     120.9       --
Shareholders' Equity
 Preferred..............       --         --        --         --         --        --       68.7
 Common.................   1,977.8    2,051.8   1,945.7    2,120.2    2,011.0   1,417.7   1,351.4
Book Value Per Common
 Share..................     22.10      23.12     21.89      23.86      22.24     17.71     17.44

Note: Certain March 31, 1999 financial data have been reclassified to conform to current period presentation.

   Lexington's selected historical financial data presented below as of and for the five fiscal years ended December 31, 1999 are derived from the audited financial statements of Lexington and its subsidiaries. Financial data as of and for the three-month periods ended March 31, 2000 and 1999 have been derived from unaudited financial statements of Lexington and its subsidiaries. Results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for the full fiscal year. The following selected financial data should be read in conjunction with Lexington's Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are incorporated by reference in this proxy statement/prospectus.

             LEXINGTON GLOBAL ASSET MANAGERS, INC. AND SUBSIDIARIES

                           THREE MONTHS ENDED
                                MARCH 31,                          YEAR ENDED DECEMBER 31,
                         ----------------------- -------------------------------------------------------------
                            2000        1999        1999         1998        1997        1996         1995
                         ----------- ----------- -----------  ----------- ----------- -----------  -----------
REVENUES:
Investment advisory:
 Mutual fund management
  fees (including
  approximately $98,158,
  $91,600, $345,000,
  $318,000, $521,000,
  $430,000 and $452,000
  respectively, from
  related parties)...... $ 2,771,358 $ 2,130,851 $ 9,220,626  $10,907,452 $13,458,933 $11,736,786  $10,185,478
 Mutual fund
  commissions...........       5,675      10,160      24,571       71,600      62,838     215,656      175,434
 Other management fees
  (including
  approximately
  $928,668, $847,700,
  $3,425,000,
  $2,954,000,
  $2,695,000, 2,102,000
  and 2,443,000,
  respectively, from
  related parties)......   2,452,760   2,137,687   8,968,448    7,735,194   6,726,438   7,265,328    9,033,559
 Commissions income.....       9,948      36,306      87,144      108,508     151,334   1,734,411    1,692,261
 Other Income...........     413,332     138,623     836,380      343,711     495,175     742,092      521,556
                         ----------- ----------- -----------  ----------- ----------- -----------  -----------
 Total revenues......... $ 5,653,073 $ 4,453,627 $19,137,169  $19,166,465 $20,894,718 $21,694,273  $21,608,288
                         ----------- ----------- -----------  ----------- ----------- -----------  -----------
 Expenses:
 Salaries and other
  compensation..........   2,304,433   2,271,344  10,181,344    9,011,246   9,015,128  11,241,242   10,492,925
 Selling and
  promotional...........     246,763     121,881     903,883      991,096   1,316,577   1,231,927    1,893,083
 Administrative and
  general...............   2,574,254   1,675,507   7,252,746    7,689,604   6,898,251   6,093,385    6,900,792
                         ----------- ----------- -----------  ----------- ----------- -----------  -----------
 Total expenses......... $ 5,125,450 $ 4,068,732 $18,337,973  $17,691,946 $17,229,956 $18,566,554  $19,286,800
                         ----------- ----------- -----------  ----------- ----------- -----------  -----------
 Income before income
  taxes and minority
  interest..............     527,623     384,895     799,196    1,474,519   3,664,762   3,127,719    2,321,488
 Provision (benefit) for
  income taxes:
 Current................      76,294      67,998     550,763      346,539      13,929   1,353,734    1,285,843
 Deferred...............     257,328      98,876    (195,552)     377,527   1,193,629     (83,559)    (586,027)
                         ----------- ----------- -----------  ----------- ----------- -----------  -----------
 Total provision........     333,622     166,874     355,211      724,066   1,207,558   1,270,175      699,816
                         ----------- ----------- -----------  ----------- ----------- -----------  -----------
 Income before minority
  interest..............     194,001     218,021     443,985      750,453   2,457,204   2,387,425    1,621,672
 Minority Interest......      67,499      32,963     170,335       36,013      60,149     (87,227)      43,015
                         ----------- ----------- -----------  ----------- ----------- -----------  -----------
 Net income............. $   126,502 $   185,058 $   273,650  $   714,440 $ 2,397,055 $ 2,474,652  $ 1,578,657
                         =========== =========== ===========  =========== =========== ===========  ===========
 Earnings per share:
 Basic earnings per
  share................. $      0.03 $      0.04 $      0.06  $      0.14 $      0.45 $      0.45  $      0.29
                         =========== =========== ===========  =========== =========== ===========  ===========
 Diluted earnings per
  share................. $      0.03 $      0.04 $      0.06  $      0.14 $      0.45 $      0.45  $      0.29
                         =========== =========== ===========  =========== =========== ===========  ===========
 Basic weighted average
  shares outstanding....   4,501,049   4,710,105   4,551,129    4,994,048   5,322,172   5,487,887    5,487,887
                         =========== =========== ===========  =========== =========== ===========  ===========
 Diluted weighted
  average shares and
  common stock
  equivalent
  outstanding...........   4,764,214   4,769,898   4,687,117    5,056,166   5,381,785   5,498,844    5,487,942
                         =========== =========== ===========  =========== =========== ===========  ===========

             LEXINGTON GLOBAL ASSET MANAGERS, INC. AND SUBSIDIARIES

                           MARCH 31,                          DECEMBER 31,
                          -----------  ---------------------------------------------------------------
                             2000         1999         1998         1997         1996         1995
                          -----------  -----------  -----------  -----------  -----------  -----------
ASSETS:
Cash and cash
 equivalents:
 Cash...................  $ 1,192,622  $ 1,262,379  $   228,347  $   193,383  $ 1,631,249  $   575,694
 Money market accounts..    7,598,594    8,616,274    8,209,827    8,511,915    5,898,575    5,039,323
                          -----------  -----------  -----------  -----------  -----------  -----------
                            8,791,216    9,878,653    8,438,174    8,705,298    7,529,824    5,615,017
                          -----------  -----------  -----------  -----------  -----------  -----------
RECEIVABLES:
Investment advisory and
 management fees........    1,745,807    1,339,294      863,920    1,233,377    1,161,473    1,577,875
Due from funds and
 other..................      839,374      468,413      426,585      596,333      868,649    1,206,619
                          -----------  -----------  -----------  -----------  -----------  -----------
                            2,584,181    1,807,707    1,290,505    1,829,710    2,030,122    2,784,494
                          -----------  -----------  -----------  -----------  -----------  -----------
Trading securities, at
 market value...........    1,580,166    1,061,227    1,337,110    1,524,788    1,205,350      932,282
Prepaid expenses........    1,199,345    1,411,688    1,859,517    1,608,122      367,159      349,768
Prepaid taxes...........        3,295        5,433      182,066      106,203       11,900       42,365
Fixed assets (net of
 accumulated
 depreciation and
 amortization)..........      876,633      931,576    1,193,515    1,384,772    1,347,324    1,434,802
Intangible assets (net
 of accumulated
 amortization)..........      158,226      162,276      178,476      194,676      210,875      252,387
Assets associated with
 deferred compensation..    1,065,786    1,013,895      834,309          --           --           --
Deferred tax asset,
 net....................    1,498,911    1,756,238    1,560,686    1,938,213    3,131,842    3,048,283
Other assets............       10,056        9,562        8,608      141,491      243,120      314,203
                          -----------  -----------  -----------  -----------  -----------  -----------
 Total assets...........  $17,767,815  $18,038,255  $16,882,966  $17,433,273  $16,077,516  $14,773,601
                          ===========  ===========  ===========  ===========  ===========  ===========
LIABILITIES:
Accounts payable and
 accrued expenses.......   $1,194,438  $   920,713  $   769,969  $   926,177  $ 1,027,123  $ 1,256,982
Accrued compensation....      360,429    1,485,983      615,055    1,530,100    1,480,337    1,870,820
Accrued employee
 benefits...............    2,547,767    2,442,227    2,559,653    1,981,308    1,183,866    1,130,393
Deferred income.........    2,293,950    2,134,972    1,891,360    1,636,702    1,204,257    1,600,046
Deferred compensation...    1,065,786    1,013,895      834,309          --           --           --
Capitalized lease
 obligations............          --           --           --           --           --       157,019
Federal income taxes
 payable................      704,909      794,016      843,434      863,667    1,015,351      979,184
                          -----------  -----------  -----------  -----------  -----------  -----------
 Total liabilities......    8,167,279    8,791,806    7,513,780    6,937,954    5,910,934    6,994,444
                          -----------  -----------  -----------  -----------  -----------  -----------
Minority interest.......      540,655      473,156      428,821      405,058      344,909      432,136
STOCKHOLDERS' EQUITY:
Preferred stock, $.01
 par value; 5,000,000
 authorized shares; 0
 issued and
 outstanding............          --           --           --           --           --           --
Common stock, $.01 par
 value; 15,000,000
 authorized shares;
 5,487,887 issued,
 4,505,038, 4,494,038,
 4,720,208, 5,174,887,
 5,487,887, and
 5,487,887,
 respectively,
 outstanding............       54,879       54,879       54,879       54,879       54,879       54,879
Additional paid-in
 capital................   21,533,392   21,533,392   21,573,392   21,708,142   21,501,517   21,501,517
Accumulated deficit.....   (8,233,389)  (8,359,891)  (8,633,541)  (9,345,918) (11,734,723) (14,209,375)
Deferred compensation...     (346,494)    (506,580)  (1,118,758)  (1,654,342)         --           --
Treasury stock, at
 cost...................   (3,948,507)  (3,948,507)  (2,935,607)    (672,500)         --           --
                          -----------  -----------  -----------  -----------  -----------  -----------
 Total stockholders'
  equity................    9,059,881    8,773,293    8,940,365   10,090,261    9,821,673    7,347,021
                          -----------  -----------  -----------  -----------  -----------  -----------
 Total liabilities and
  stockholders' equity..  $17,767,815  $18,038,255  $16,882,966  $17,433,273  $16,077,516  $14,773,601
                          ===========  ===========  ===========  ===========  ===========  ===========

COMPARATIVE UNAUDITED PER-SHARE DATA

   The following tables present historical per-share data of ReliaStar and Lexington and combined per-share data on an unaudited pro-forma basis after giving effect to the merger. These data should be read in conjunction with the selected historical financial data and the separate historical financial statements of ReliaStar and Lexington and notes to those statements included elsewhere or incorporated by reference in this proxy statement/prospectus. The pro forma information is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated as of the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position.

                                         THREE MONTHS ENDED      YEAR ENDED
                                           MARCH 31, 2000     DECEMBER 31, 1999
                                        --------------------- -----------------
INCOME FROM CONTINUING OPERATIONS PER
 COMMON SHARE:
  Basic:
    Historical ReliaStar...............         $0.83               $2.89
    Historical Lexington...............          0.03                0.06
    Pro Forma Combined.................          0.82                2.83
    Pro Forma Equivalent for One Share
     of Lexington Common Stock.........          0.28                0.98
  Diluted:
    Historical ReliaStar...............         $0.82               $2.85
    Historical Lexington...............          0.03                0.06
    Pro Forma Combined.................          0.81                2.79
    Pro Forma Equivalent for One Share
     of Lexington Common Stock.........          0.28                0.97
  Dividends Paid per Common Share:
    Historical ReliaStar...............        $0.205               $0.80
    Historical Lexington...............           --                  --
    Pro Forma Combined.................         0.205                0.80
    Pro Forma Equivalent for One Share
     of Lexington Common Stock.........          0.07                0.28
                                           BOOK VALUE PER
                                        SHARE OF COMMON STOCK
                                           MARCH 31, 2000
                                        ---------------------
Historical ReliaStar...................        $22.10
Historical Lexington...................          2.01
Pro Forma Combined.....................         22.20
Pro Forma Equivalent for One Share of
 Lexington Common Stock................          7.68

SHARE PRICE AND DIVIDEND DATA

   Shares of ReliaStar common stock are listed and principally traded on the New York Stock Exchange under the symbol "RLR." Shares of Lexington common stock are listed and principally traded on the Nasdaq National Market System under the symbol "LGAM."

   The following table shows, for the calendar periods indicated, the reported high and low sale prices per share on the New York Stock Exchange for ReliaStar common stock and on the Nasdaq National Market System for Lexington common stock. The table also shows historical dividend information for ReliaStar. Lexington has not paid cash dividends on its common stock during the periods presented.

                                                   RELIASTAR         LEXINGTON
                                                  COMMON STOCK      COMMON STOCK
                                             ---------------------- ------------
                                              HIGH   LOW   DIVIDEND  HIGH   LOW
                                             ------ ------ -------- ------ -----
1998:
  First Quarter............................. $48.75 $39.75  $.155   $ 9.50 $6.75
  Second Quarter............................  49.94  41.75   .185     8.50  6.75
  Third Quarter.............................  52.44  36.44   .185     7.25  3.31
  Fourth Quarter............................  48.44  29.00   .185     5.25  3.25
1999:
  First Quarter............................. $48.44 $39.56  $.185   $ 3.88 $2.56
  Second Quarter............................  43.94  34.88   .205     3.75  3.00
  Third Quarter.............................  49.81  32.06   .205     3.88  3.19
  Fourth Quarter............................  49.50  31.69   .205     3.19  2.25
2000:
  First Quarter............................. $39.31 $23.75  $.205   $ 8.88 $2.25
  Second Quarter (through
   June 16, 2000)...........................  52.25  28.00   .220    10.88  7.88

                                  RISK FACTORS

 If ReliaStar's Pending Merger With ING is Abandoned, ReliaStar's Stock Price Will Likely Fall and the Amount That You Expect to Receive in the Merger Will Likely Be Reduced

   ReliaStar's merger agreement with ING provides for a fixed price of $54 per ReliaStar share, which represents a premium of 84.5% over ReliaStar's average trading price for the 60-day period before the public announcement of the merger agreement. ING's acquisition of ReliaStar is subject to customary closing conditions, including the approval of ReliaStar's shareholders and the receipt of required regulatory approvals. If the merger agreement between ING and ReliaStar were terminated, it is likely that ReliaStar's stock price would fall, which could result in Lexington stockholders receiving less than the maximum $10.611 per-share merger consideration that ReliaStar and Lexington assume will be payable in the merger.

 If Lexington's Assets Under Management Decline Between December 31, 1999 and the Completion of the Merger, the Consideration You Expect to Receive May Be Reduced

   If Lexington's assets under management at the completion of the merger differ by more than 10% from Lexington's assets under management on December 31, 1999, then the merger consideration will be increased or reduced, as the case may be, based on a formula discussed in the main body of this document. Changes in assets under management related solely to changes in the market value of the assets under management will be ignored when calculating any adjustment. Although the formula for determining this adjustment is listed in this proxy statement/prospectus, the amount of any such adjustment will not be known until after you submit your proxy or vote.

                              GENERAL INFORMATION

   Lexington is delivering this proxy statement/prospectus to you and other Lexington stockholders in connection with the solicitation of proxies by Lexington's board of directors for use at the special meeting of stockholders to be held on July 26, 2000, and at any adjournments or postponements of that meeting. The special meeting has been called for the purpose of voting upon a proposal to approve the merger agreement and the merger. This proxy statement/prospectus also constitutes the prospectus of ReliaStar with respect to shares of ReliaStar common stock to be issued in the merger.

   The merger will be accomplished by a merger of a wholly owned subsidiary of Pilgrim with Lexington. Lexington will be the surviving corporation in the merger and will become a wholly owned subsidiary of Pilgrim. After the merger, ReliaStar's combined mutual fund organization will have a family of 42 mutual funds representing assets under management of approximately $20 billion.

   In the merger, all the outstanding shares of Lexington common stock will be converted into the right to receive cash and/or shares of ReliaStar common stock, at the election of each Lexington stockholder. ReliaStar stockholders will continue to hold their shares of ReliaStar common stock, without any change.

 Date, Time, Place and Purpose of Lexington's Meeting

   The special meeting of stockholders of Lexington will be held at 9:30 a.m., local time, on July 26, 2000 at Lexington's executive offices, Park 80 West, Plaza Two, Saddle Brook, New Jersey 07663. At the meeting, stockholders at the close of business on the record date of June 19, 2000 will be asked to approve the merger agreement and the merger. No other business will be conducted at the meeting.

 Record Date and Outstanding Shares

   Only holders of record of Lexington common stock at the close of business on the record date are entitled to vote at the meeting. As of that time, there were 4,595,087 shares of Lexington common stock outstanding and entitled to vote, held of record by approximately 579 stockholders. Each stockholder is entitled to one vote for each share of Lexington common stock held as of the record date.

 Quorum

   The required quorum for the transaction of business at the meeting is a majority of the shares of Lexington common stock outstanding on the record date.

 Vote Required

   The affirmative vote of a majority of the outstanding shares of Lexington common stock is required to approve the merger agreement and the merger. As of the date of this proxy statement/prospectus, 63.1% of the outstanding shares entitled to vote are held by Lexington's directors, executive officers and their affiliates.

 Voting Agreements

   Holders of 1,113,990 shares of Lexington common stock, or approximately 25% of the outstanding shares on the record date, have executed agreements with ReliaStar whereby those stockholders have agreed to vote their shares in favor of the merger agreement and the merger. These stockholders include the following directors: Robert M. DeMichele; Lunsford Richardson, Jr.; and Stuart
S. Richardson.

 Abstentions; Broker Non-Votes

   Abstentions will be included in determining the number of shares present and voting at the meeting for purposes of a quorum, but will be deemed to be votes against the merger. Broker non-votes will similarly count as votes against the merger.

 Expenses of Proxy Solicitation

   Lexington will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, Lexington and its agents also may solicit proxies by mail, telephone, facsimile, or in person. Following the original mailing of the proxies and other soliciting materials, Lexington will request brokers, custodians, nominees and other record holders of common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. Upon the request of the record holders, Lexington will reimburse them for their reasonable expenses.

 Voting of Proxies

   The proxy accompanying this proxy statement/prospectus is solicited on behalf of Lexington's board of directors for use at the meeting. You are requested to complete, date, and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise deliver it to Lexington. All properly signed proxies received by Lexington before the vote at the meeting that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the merger agreement and the merger.

 How to Revoke Your Proxy

   You may revoke your proxy at any time before it is exercised at the meeting, by taking any of the following actions:

  . delivering to Lexington's Corporate Secretary, by any means, including facsimile, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked,

  . signing and delivering a proxy relating to the same shares and bearing a later date, or

  . attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

   Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank, or other nominee confirming your beneficial ownership of the shares.

                            BACKGROUND OF THE MERGER

   As part of Lexington's strategic alternatives planning process, it continually reviews industry trends and strategic opportunities in the investment business to enhance the growth and profitability of its businesses.

   Between 1996 and the fall of 1998 Lexington was aware of the contraction in operating profit margins, as assets were redeemed from higher-fee funds (1% management fee) such as Worldwide Emerging Markets and the precious metals equity funds because of unfavorable market conditions for these investment alternatives. In addition, in 1996, Lexington lost several major Taft-Hartley institutional clients because of the poor performance of its institutional value investment style in 1995. The losses had a significant impact on Lexington's institutional client revenues and profitability.

   Earnings per share fell, as Lexington was unable to grow assets fast enough in other "lower fee" products to offset asset losses in these specialized funds. This failure to achieve its stated profit targets caused Lexington to underperform stockholder expectations.

   At the November 1998 Lexington board of directors meeting, the board requested that management be prepared to review Lexington's long-term business prospects at its next meeting. This review confirmed that Lexington was falling further behind in comparison with its original expectations. Specifically, the mutual funds segment of the Lexington business was losing market share, not only because of the previously cited market conditions, but in absolute terms as well, despite excellent investment performance compared to comparable funds. Distribution channels were becoming more competitive. Furthermore, because of poor profitability in 1998, bonus pools were substantially reduced. Compensation falling behind the competition heightened the risk of losing talented investment personnel.

   Management was assigned the task of conducting a strategic assessment and plan for the mutual fund business. That plan was presented at the May 13, 1999 board meeting. The plan identified both opportunities and deficiencies as it related to Lexington's mutual fund marketing efforts. Management was told to implement elements of the new plan, but also to initiate contact with potential strategic partners to either "joint venture" or combine operations with a firm that could enhance distribution and thereby, increase growth and profitability.

   Lexington contacted several organizations to broadly discuss potential ways in which it could work with them to enhance the sales of mutual fund shares. However, it became apparent that this approach was not effective as each organization sought a form of business combination.

   At the September 17, 1999 board of directors meeting, Putnam, Lovell, de Guardiola & Thornton, Inc. was invited to make a presentation on how Lexington compared with others in the financial service industry. After discussion of numerous factors regarding its position in the industry, Lexington decided to engage Putnam Lovell, to assess both opportunities and alternative strategies that could be beneficial to the Lexington stockholders.

   A formal review of Lexington's operations was prepared and distributed to a number of third parties, including ReliaStar, each of whom signed a confidentiality agreement.

   At the November 18, 1999 Lexington board meeting, Putnam Lovell reviewed the results of discussions with the companies contacted. As a result of that meeting, it was decided to have management initiate discussions regarding a possible business combination with a select group of parties.

   During the period from November 18, 1999 through February 4, 2000, due diligence and management meetings were held with the parties involved. Management met with Putnam Lovell on February 9, 2000 to discuss the merits of the proposals submitted by interested parties and to clarify issues pertaining to these proposals.

   On February 10, 2000, the Lexington board met to discuss the proposals received. Senior management of Lexington described each proposal to the board, and Lexington's legal counsel described the board's legal duties in connection with its consideration of the proposals. Putnam Lovell presented an analysis of the merits of the business combinations proposed by the parties from the perspective of maximizing benefits to the Lexington stockholders. The board of directors directed that Lexington's management and advisors proceed to negotiate and finalize a merger agreement with ReliaStar on substantially the terms set forth in its offer, with particular focus on preserving the tax benefits of receiving ReliaStar shares in the merger and obtaining reasonable protection as to fluctuations in the price of those shares.

   The meeting of the board of directors adjourned and a meeting was convened of William R. Miller and Carl H. Tiedemann being those directors present who were not officers of Lexington or Richardson family members. Messrs. Miller and Tiedemann first met with management and then met with Lexington's legal counsel and Putnam Lovell to discuss the proposals received and the search done by management and Putnam Lovell for companies that might be interested in Lexington. Messrs. Miller and Tiedemann determined that management should proceed to negotiate and finalize a merger agreement with ReliaStar.

   On February 18, 2000 one of the interested companies (other than ReliaStar) sent a revised offer to acquire Lexington. The board of directors of Lexington met on February 22, 2000 and management and Lexington's advisors analyzed the terms and conditions of the revised proposal. Subject to modification of certain terms in the revised proposal, the board agreed that management and Lexington's advisors should proceed to negotiate definitive merger agreements with both ReliaStar and the other interested company for consideration by the board of directors.

   After extensive negotiation between ReliaStar and Lexington on February 27, 2000, ReliaStar increased the amount of its offer for Lexington contingent upon Lexington agreeing to certain terms which would make it more difficult for a third party to enter into a transaction to acquire Lexington once ReliaStar and Lexington had signed a merger agreement (the "higher ReliaStar offer"). The higher ReliaStar offer was also contingent upon certain directors and members of the Richardson family signing voting agreements that would obligate those stockholders to vote in favor of a merger with ReliaStar at the special meeting of stockholders to approve the merger with ReliaStar. ReliaStar also offered an alternative proposal to acquire Lexington which would not require voting agreements and would have fewer restrictions on Lexington's ability to consider offers from third parties after Lexington had executed a Merger Agreement with ReliaStar, but at a significantly lower purchase price for Lexington.

   On February 28, 2000, Lexington's board of directors held a special meeting to formally consider the merger agreements negotiated with each of the two remaining interested companies and the two alternatives presented by ReliaStar. The board of directors heard a presentation on the principal terms including, but not limited to, transaction structure and tax consequences of the definitive merger agreements negotiated with each of the two interested parties. Putnam Lovell made a presentation regarding its analysis of the financial terms as detailed in the definitive merger agreements. Information was also presented to the board regarding ReliaStar and the performance of its stock. The board of directors considered the conditions and other contingencies associated with each of the two proposals and discussed the risk of nonconsummation of the proposed merger with one party versus the other.

   At the meeting of the board of directors on February 28, 2000, Haynes G. Griffin, William R. Miller and Carl H. Tiedemann, who were directors who were not officers of Lexington or members of the Richardson family ("non-interested directors") met separately to consider the merger proposals. The non-interested directors unanimously determined that the higher ReliaStar offer was the best offer and that the higher ReliaStar offer had a higher probability of consummation than the offer from the other potential merger partner and was with a company substantially larger and more experienced in transactions of this type. In a separate vote, the non-interested directors determined that the merger was fair to and in the best interests of Lexington and its stockholders and recommended it to the board of directors.

   The board of directors reconvened and in turn determined that the merger with ReliaStar at the higher ReliaStar offer was fair to and in the best interests of Lexington and its stockholders and unanimously approved the merger and the merger agreement. The directors who were officers of Lexington or were Richardson family members also indicated that they would sign the voting agreements proposed by ReliaStar to enable all stockholders to obtain the higher ReliaStar offer.

   Following its deliberations, the board of directors approved an amendment to the Lexington rights agreement, exempting the transactions contemplated by the merger agreement from the agreement, and approved, as required by Section 203 of the Delaware General Corporation Law, ReliaStar becoming an interested stockholder of Lexington by virtue of its execution and delivery of the merger agreement and the voting agreements executed by various Lexington stockholders.

   Due to the announcement on May 1, 2000 that ReliaStar had signed a definitive merger agreement to be acquired by the ING Group, the board of directors met again on May 11, 2000. At the meeting the board discussed the contemplated acquisition of ReliaStar by the ING Group, which involves the purchase of all outstanding ReliaStar stock for $54 per share. As a result of the merger between ING Group and ReliaStar, it was explained to the board that the merger between Lexington and ReliaStar as then structured would lose its tax-free aspects. However, the announcement of the merger between the ING Group and ReliaStar caused the ReliaStar common stock to dramatically increase in value, thereby maximizing the purchase price to be paid to Lexington stockholders pursuant to the merger agreement. The board was then asked to approve a second amendment to the merger agreement that included the removal of the tax-free reorganization provisions. The second amendment also provided that in the event the merger agreement between the ING Group and ReliaStar is terminated, the second amendment will also be terminated and the merger between Lexington and ReliaStar will once again be structured as a tax-free reorganization. Following the presentation of the second amendment and discussions concerning the effects of the merger between the ING Group and ReliaStar, the board of directors approved the second amendment.

                       LEXINGTON'S REASONS FOR THE MERGER
             AND RECOMMENDATION OF THE LEXINGTON BOARD OF DIRECTORS

LEXINGTON'S REASONS FOR THE MERGER

   The board of directors believes that the merger represents the best value reasonably available for the Lexington stockholders and is fair to and in the best interests of Lexington and its stockholders. In reaching its determination, the board consulted with Lexington management, as well as its financial advisors and legal counsel, and considered a number of factors, including the following:

  . the board of directors' knowledge of the business, operations, financial condition, operating results, competitive position, strategic alternatives and prospects of Lexington, the nature of the industry in which Lexington operates and current industry, economic and market conditions;

  . Lexington's relatively small public stock market float and the fact that Lexington was selling at a significant discount to its intrinsic and enterprise value;

  . the fact that Putnam Lovell, on behalf of Lexington, had solicited interest in a possible acquisition of Lexington from third parties that Lexington and Putnam Lovell believed were likely to have an interest in a potential transaction and that Lexington had not received offers or indications of interest from other parties at prices in excess of the consideration expected to be received in the merger;

  . the board of directors' receipt of the opinion of Putnam Lovell that, as of February 28, 2000, the consideration to be received by the Lexington stockholders pursuant to the merger agreement was fair to such stockholders from a financial point of view;

  . the board of directors' review of the historical market prices of shares of Lexington common stock and ReliaStar common stock and that the price per share implied by the assumed merger consideration represents a premium of approximately 37% to the closing price of the Lexington common stock on the day before the merger agreement was signed and a premium of 193% over the last closing price per share before Lexington publicly announced that it was in merger negotiations;

  . the board of directors' determination that given the increased competition and consolidation in the investment management industry, the combined investment management businesses of Lexington and ReliaStar would produce a much stronger market competitor than Lexington on a stand-alone basis;

  . the board of directors' conclusion that, given the size and resources of ReliaStar and its experience in mergers and acquisitions, the probability that the merger could be successfully consummated with ReliaStar was higher than the probability of consummation with other interested third parties;

  . the strategic and financial alternatives available to Lexington, including remaining an independent company;

  . the board of directors' review of presentations by, and discussion of the terms and conditions of, the merger agreement with management of Lexington, Lexington's legal advisors and representatives of Putnam Lovell; and

  . certain publicly available information with respect to the financial condition and results of operations of ReliaStar.

   The Lexington board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including:

  .  the risk that the merger might not be consummated;

  . the fact that Lexington stockholders will not be able to participate directly in the future growth of the company on a stand-alone basis;

  . the fact that certain employees may be concerned regarding their future employment;

  . the possible effect of the public announcement of the merger on the investment management contracts with individual, private and wrap clients, and/or mutual fund shareholders; and

  . given the demographic growth trends and positive business climate, the possibility that Lexington's decision to merge may be premature in relation to its future value.

   In view of the wide variety of material factors considered in connection with its evaluation of the merger, the board of directors did not find it practicable to quantify or otherwise attempt to assign relative weights to specific factors considered in reaching its determination. The board concluded that the negative factors were significantly outweighed by the potential benefits of the merger and that the merger is fair to and in the best interests of Lexington and its stockholders.

RECOMMENDATION OF LEXINGTON'S BOARD OF DIRECTORS

   AFTER CAREFULLY EVALUATING THESE FACTORS, BOTH POSITIVE AND NEGATIVE, THE BOARD OF DIRECTORS OF LEXINGTON HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF LEXINGTON AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT LEXINGTON STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND OF THE MERGER.

   In considering the recommendation of the Lexington board of directors with respect to the merger, you should be aware that certain directors and officers of Lexington have certain interests in the merger that are different from, or are in addition to, the interests of Lexington stockholders generally. Please see the section entitled "The Merger--Interests of Certain Persons in the Merger" beginning on page 28 for a discussion of these interests.

                 RELIASTAR AND PILGRIM'S REASONS FOR THE MERGER

   ReliaStar believes that the proposed acquisition will enhance its product line, add assets under management, and provide economies of scale. Adding Lexington to Pilgrim's mutual fund operations is intended to support ReliaStar's increased focus on gathering and managing assets. ReliaStar and Pilgrim expect that the acquisition will add an experienced fund management team that will expand Pilgrim's portfolio management capabilities.

                    OPINION OF LEXINGTON'S FINANCIAL ADVISER

   Lexington retained Putnam Lovell in September 1999 to render financial advisory and investment banking services to Lexington in connection with potential business combination transactions.

   Putnam Lovell is an investment banking firm focused primarily on the investment management industry and, as part of its business, is continually engaged in the valuation of investment management businesses and their securities in connection with mergers and acquisitions, distributions of securities and similar activities. Putnam Lovell was selected on the basis of its experience and expertise. Putnam Lovell acted as financial advisor to Lexington in connection with, and participated in certain of the negotiations leading to, the execution of the merger agreement.

   On February 28, 2000, Putnam, Lovell, de Guardiola and Thornton, Inc., delivered its oral opinion to the Lexington board, which was subsequently confirmed by its written opinion dated February 28, 2000, that as of that date and based on and subject to the assumptions made, matters considered and limitations on the review set forth in the opinion, the merger consideration to be paid by ReliaStar in the merger was fair, from a financial point of view, to the stockholders of Lexington. No limitations were imposed by the Lexington board on Putnam Lovell, with respect to the investigations made or procedures followed by it in furnishing its opinion. The merger consideration was determined through negotiations between the management of Lexington and ReliaStar.

   The full text of Putnam Lovell's opinion, which sets forth among other things, assumptions made, matters considered and limitations on the review undertaken, is attached as Exhibit B and is incorporated in this prospectus/proxy statement by reference. Stockholders of Lexington are urged to read Putnam Lovell's opinion in its entirety. Putnam Lovell's opinion was prepared at the request and for the use of the Lexington board in its consideration of the merger and does not constitute a recommendation to stockholders of Lexington as to how they should vote upon or take any other action with respect to the merger. Putnam Lovell's opinion is limited to whether the merger consideration to be paid by ReliaStar in the merger was fair, from a financial point of view, to the stockholders of Lexington.

   Putnam Lovell's opinion does not address:

  . the value of any employee agreements or other arrangements entered into in connection with the merger;

  .  any tax or other consequences that might result from the merger; or

  . the price at which the shares of ReliaStar common stock that are issued in the merger may be traded in the future.

   Putnam Lovell's opinion does not address the relative merits of the merger and any other business combination or strategy that the Lexington board has considered or may be considering or the decision of the Lexington board to proceed with the merger.

   In connection with the preparation of its opinion, Putnam Lovell, among other things:

  . reviewed certain publicly available historical audited and unaudited financial statements and other information regarding Lexington and ReliaStar;

  . reviewed pro forma historical financial statements, operating data and other information regarding Lexington and its subsidiaries prepared by the management of Lexington;

  . reviewed certain internal financial analyses and projections of Lexington and its subsidiaries prepared by the management of Lexington;

  . reviewed certain other information furnished by Lexington for purposes of Putnam Lovell's analyses, including cost savings and related expenses expected to result from this transaction;

  . compared the results of operations of Lexington with those of certain public and private companies that Putnam Lovell deemed to be reasonably comparable to Lexington;

  . compared the proposed financial terms of the merger with the financial terms of certain other recent transactions that Putnam Lovell deemed to be relevant;

  .  reviewed a draft dated February 27, 2000 of the merger agreement;

  . conducted discussions with members of the management of Lexington and ReliaStar to discuss the foregoing, as well as other matters Putnam Lovell believed relevant to its inquiry; and

  . performed such other analyses and examinations and considered such other factors as Putnam Lovell deemed appropriate.

   In preparing its opinion, Putnam Lovell assumed and relied, without independent verification, upon the accuracy and completeness of the financial and other information supplied or otherwise made available to it from public sources or by Lexington and ReliaStar and did not independently verify such information. It neither obtained nor performed any independent valuation or appraisal of Lexington's assets or liabilities or ReliaStar's investment management business. It assumed that the financial projections and forecasts of Lexington provided to it by Lexington were reasonably prepared and reflected the best currently available estimates and good faith judgments of the senior management of Lexington as to the future competitive, operating and regulatory environments and related financial performance of the investment management business of Lexington, and that such forecasts would be realized in the amounts and at the times contemplated thereby. Putnam Lovell did not undertake any independent analysis to verify the reasonableness of the assumptions underlying those forecasts. Its opinion was necessarily based on economic, market and other conditions as in effect on, and the information and agreements (or drafts of agreements) made available to it as of, the date of its opinion.

   Set forth below is a brief summary of certain of the significant analyses performed by Putnam Lovell, and presented to the Lexington board, in connection with its opinion that the merger consideration to be paid by ReliaStar in the merger was fair, from a financial point of view, to the stockholders of Lexington.

COMPARISON WITH SELECTED PUBLIC INVESTMENT MANAGEMENT COMPANIES

   Putnam Lovell reviewed and compared certain past and present financial operating and market statistics of four other publicly traded investment managers with assets under management ("AUM") ranging from approximately $19 billion to $58 billion. The group included Eaton Vance Corp., Gabelli Asset Management, Inc., Phoenix Investment Partners, Ltd., and Waddell & Reed Financial, Inc. These companies were chosen for purposes of this analysis because they are engaged in businesses substantially similar to those of Lexington. However, all of the companies in this group are substantially larger than Lexington in terms of assets under management and have a more diversified product mix of mutual fund assets. Putnam Lovell included Lexington in the peer group for comparison purposes. The following table illustrates an enterprise valuation (defined as the sum of market capitalization, plus short- and long-term debt, less excess cash and investments) comparison based on AUM, earnings before interest, taxes, depreciation and amortization ("EBITDA"), and net income, and market data as of February 9, 2000 (the day before Lexington announced that it was exploring a strategic transaction). Except where otherwise noted, all analyses utilize latest twelve months data through December 31, 1999 ("LTM").

                                             ENTERPRISE          LTM   LTM NET
                                              VALUE(1)     AUM  EBITDA INCOME
                                           --------------- ---- ------ -------
                                           (IN $ MILLIONS)
Eaton Vance Corporation (NYSE: EV)........    $1,453.3     3.6% 18.3x   29.0x
Gabelli Asset Management Inc. (NYSE:
 GBL).....................................    $  355.6     1.9%  6.2x    8.6x
Lexington Global Asset Managers, Inc.
 (NYSE: LGAM).............................    $   17.6     0.5%  9.8x   20.6x
Phoenix Investment Partners, Ltd. (NYSE:
 PXP).....................................    $  582.6     1.0%  6.3x   23.8x
Waddell & Reed Financial, Inc. (NYSE:
 WDR).....................................    $1,796.6     4.8% 12.7x   19.5x
  PILGRIM/RELIASTAR PROPOSAL..............    $   47.5     1.3% 26.4X   55.5X

--------
(1) LGAM Enterprise Value based on February 9, 1999 stock price of $3.50 and shares outstanding of 5.032 million. LTM utilizes management's 1999 forecast as 12/31/99 actual operating data was not available.

Source: PLGT Research; LTM data as of 12/31/99. Enterprise Value is defined as sum of market cap, short- and long-term debt less excess cash and investments.

   The terms of the merger implied a going concern value for Lexington of $47.5 million, which represents 1.3% of Lexington's assets under management at December 31, 1999, 26.4x LTM EBITDA and 55.5x LTM net income. If ReliaStar stock trades in excess of $31.625 per share, then the implied purchase price for Lexington would be $50.67 million.

COMPARISON WITH RECENT ACQUISITIONS OF INVESTMENT MANAGEMENT COMPANIES

   Putnam Lovell compared the financial performance of Lexington to that of a group of eight selected investment management companies which were involved in merger or acquisition transactions since January 1997 and for purposes of this analysis may be considered similar to Lexington. The transactions included (acquiror/acquiree): ReliaStar Financial/Pilgrim Capital Corporation; Credit Suisse Asset Management/Warburg Pincus Asset Management; Pilgrim America Capital Corporation/Nicholas-Applegate Mutual Fund business; Phoenix Investment Partners, Ltd./Zweig Funds; AMVESCAP plc/LGT Asset Management; Mellon Bank Corporation/Founders Asset Management; Phoenix Investment Partners, Ltd./Roger Engemann & Associates; Lincoln National Corporation/Voyageur Funds. To the extent data were available, Putnam Lovell compared the acquisition price multiples paid in each of those transactions with the estimated acquisition price multiples of the proposed merger with ReliaStar. LTM financial data for Lexington utilizes Lexington's 1999 estimated financials provided by Lexington management as December 31, 1999 actual financial data were unavailable.

   The following table shows the estimated acquisition multiples of the transactions reviewed by Putnam Lovell and the acquisition price multiples of the proposed merger with ReliaStar.

                                                        IMPLIED        IMPLIED
                                                    MULTIPLE: OTHER   MULTIPLE:
                                                       REVIEWED       RELIASTAR
MEASUREMENT                                          TRANSACTIONS     PROPOSAL
-----------                                         ----------------- ---------
                                                    HIGH  LOW  MEDIAN
                                                    ----  ---  ------
As a percentage of LTM assets under management....   3.9% 1.6%  3.1%     1.3%
As a multiple of LTM management and administration
 fees.............................................   6.2x 2.2x  3.8x     2.6x
As a multiple of LTM EBITDA.......................  11.3x 8.0x  8.8x    26.4x

   While this summary describes the material analyses and factors that Putnam Lovell considered in rendering its opinion to the Lexington board, it is not a complete description of all analyses and factors considered by Putnam Lovell. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Putnam Lovell did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Putnam Lovell believes that its analyses must be considered as a whole and that selecting portions of its analyses and any of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Putnam Lovell. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Putnam Lovell is based on all analyses and factors taken as a whole and also on application of Putnam Lovell's own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. Putnam Lovell therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed.

   In performing its analyses, Putnam Lovell made numerous assumptions with respect to industry performance, general business and other conditions and matters which are beyond the control of Lexington or Putnam Lovell. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty.

   Pursuant to the terms of Putnam Lovell's engagement, Lexington will pay Putnam Lovell a transaction fee of approximately $950,000 upon consummation of the merger. Lexington has also agreed to reimburse Putnam Lovell for its out-of-pocket expenses and to indemnify and hold harmless Putnam Lovell and its affiliates and any other person, director, employee or agent of Putnam Lovell or any of its affiliates, or any person controlling Putnam Lovell or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Putnam Lovell as a financial advisor to Lexington, including, without limitation, any liability arising out of rendering its fairness opinion. The terms of Putnam Lovell's engagement, which Lexington and Putnam Lovell believe are customary in transactions of this nature, were negotiated at arm's length between Lexington and Putnam Lovell. Putnam Lovell was retained on the basis of its experience and expertise as a financial advisor in connection with mergers and acquisitions and in securities valuations generally.

                                   THE MERGER

   The following is a summary of the material terms of the merger agreement, a complete copy of which is attached as Exhibit A to this proxy statement/prospectus and incorporated by reference. The merger agreement is the legal document that governs the merger; you are urged to review the agreement in its entirety.

MERGER CONSIDERATION

   General. Upon the completion of the merger, each outstanding share of Lexington common stock will be converted, without any action on the part of the stockholder, into the right to receive $3.306 in cash and 0.231 shares of ReliaStar common stock, subject to the stockholder's election as to the cash/stock mix he or she desires to receive and the possible adjustments discussed below. ReliaStar will pay cash in lieu of the issuance of any fractional shares of ReliaStar common stock in the amount of the fraction times ReliaStar's average share price during the pricing period before the merger, rounded to the nearest cent. The "pricing period" refers to the period of five trading days that ends on the second trading day before completion of the merger.

   Possible Adjustments. There are two possible adjustments to the consideration that you will receive in the merger. Although the formulas for determining the adjustments are contained in the merger agreement and summarized in this section, the calculation of the adjustments, if any, will be made using information that will not be fully available until shortly before or after the special meeting.

   First, if ReliaStar's average share price over the pricing period is greater than $31.625, then the value of the merger consideration will be fixed at $10.611. Because the ING Group has agreed to acquire Reliastar for a per-share payment of $54.00, it is assumed that the value of the merger consideration will be fixed at $10.611 per share. There is no provision in the merger agreement that would allow Lexington to terminate the agreement if Reliastar stock price rises above a certain level. Conversely, if ReliaStar's average share price over the pricing period is less than $25.625, then the value of the consideration to be paid per Lexington share will be fixed at $9.225.

   In addition, after giving effect to the adjustments to the merger consideration discussed above, if Lexington's assets under management shortly before the completion of the merger differ by more than 10% from Lexington's assets under management on December 31, 1999, then the merger consideration will be increased or reduced, as the case may be, on a percentage basis. Changes in assets under management related solely to changes in the market value of the assets under management will be ignored when calculating any adjustment. The merger consideration will be increased, on a one-for-one percentage basis, to the nearest one-thousandth of one percent, by the amount that the assets under management as of the close of business on the third business day before the closing date are greater than 110% of the base amount of such assets at the close of business on December 31, 1999. Conversely, the merger consideration will be reduced, on a one-for-one percentage basis, to the nearest one-thousandth of one percent, by the amount that the assets under management as of the close of business on the third business day before the closing date are less than 90% of the amount of such assets at the close of business on December 31, 1999.

   The following table provides examples of the effect of this formula for a number of hypothetical assets-under-management values, assuming an unadjusted merger consideration of $10.611 per share of Lexington common stock.

      ASSETS UNDER MANAGEMENT
      AS A PERCENTAGE OF THE       INCREASE (REDUCTION) TO       ADJUSTED MERGER
            BASE AMOUNT             MERGER CONSIDERATION          CONSIDERATION
      -----------------------      -----------------------       ---------------
             120.150%                      $1.077                    $11.688
             117.650%                       0.812                     11.423
             112.050%                       0.218                     10.829
              85.350%                      (0.493)                    10.118
              78.250%                      (1.247)                     9.364
              70.500%                      (2.069)                     8.542

   As of June 16, 2000, the assets under management for Lexington's family of mutual funds and private accounts totaled approximately $3.5 billion, or 96.8% of the base amount on December 31, 1999.

EFFECTIVE TIME AND EFFECT OF THE MERGER

   If the merger agreement and the merger are approved by Lexington's stockholders and all other conditions to the consummation of the merger are satisfied or waived, the merger will be completed upon the appropriate filing with the Delaware Secretary of State or at a later date specified in that filing. The completion of the merger is expected to occur on or about July 26, 2000.

   As of the effective time of the merger, Lexington will become a wholly owned subsidiary of Pilgrim.

EXCHANGE OF SHARES

   Detailed instructions regarding making your election between receiving the merger consideration in stock, in cash, or in a mix of both are provided on the enclosed election form. Also enclosed are detailed instructions regarding the method of surrendering your certificates representing shares of Lexington common stock for the merger consideration. After the merger is completed, each record holder who has surrendered the holder's certificate will receive the merger consideration.

   Each record holder who has not previously surrendered the holder's certificates previously representing shares of outstanding Lexington common stock also will be entitled, upon the surrender of the certificates to Wells Fargo Bank Minnesota, National Association, ReliaStar's stock transfer agent and the exchange agent for the merger, to receive the merger consideration. Until surrendered, each certificate previously representing shares of Lexington common stock will be deemed for all corporate purposes, other than the payment of dividends, to evidence the cash and/or the ownership of the number of whole shares of ReliaStar common stock into which those shares of Lexington capital stock have been converted.

   The stockholders of ReliaStar will continue to hold their shares of common stock of ReliaStar without any change.

EMPLOYEE BENEFIT PLANS, STOCK OPTIONS, AND RESTRICTED STOCK

   Lexington employees will receive full credit for their service with Lexington for purposes of determining eligibility and levels of benefits in ReliaStar's employee benefit plans and arrangements, subject to the eligibility and other participation requirements set forth in those plans and arrangements.

   ReliaStar will assume all unexercised stock options to purchase shares of Lexington common stock. Once assumed, those options will be exercisable upon substantially the same terms as under the Lexington plan and related agreements under which they were granted, except that (a) each such option will be fully exercisable and (b) each such option will be exercisable for the number of whole shares of ReliaStar common stock equal to the number of shares of Lexington common stock subject to the option immediately before the completion of the merger multiplied by the quotient of (1) the dollar value of the per-share merger consideration over (2) ReliaStar's average share price for the pricing period before closing (this quotient is called the "option ratio"). The exercise price of the option will be correspondingly adjusted by dividing the option exercise price immediately before completion of the merger by the option ratio and rounding up to the nearest cent. As soon as practicable after the effective time of the merger, ReliaStar has agreed to file and use its best efforts to obtain and maintain effectiveness of a registration statement with respect to the shares issuable upon exercise of these assumed options.

   As of June 16, 2000, the total number of shares of Lexington common stock subject to outstanding options was 436,900, at exercise prices that ranged from $3.50 to $8.06 per share.

   All restrictions on shares of Lexington restricted stock lapsed when the merger was approved by Lexington's board of directors.

CONDITIONS TO COMPLETION OF THE MERGER

   Under the merger agreement, ReliaStar has no obligation to complete the merger if any condition to its obligation to complete the merger is not satisfied on or before the closing date of the merger, and Lexington has no obligation to complete the merger if any condition to its obligation to complete the merger is not satisfied on or before the closing date of the merger. These conditions may be waived or modified either mutually by the parties or, with respect to certain conditions, by the party that is, or whose stockholders are, entitled to the benefits of the condition. ReliaStar and Lexington have waived certain conditions and other provisions of the merger agreement relating to the termination by three Lexington funds of their sub-advisory agreements with Stratos Advisors, Inc. Neither ReliaStar nor Lexington has any present intention to waive or modify any other condition that it deems material.

   The material conditions to the obligations of each of ReliaStar and Lexington to complete the merger are as follows:

  . the approval of the merger agreement and the merger by Lexington's stockholders;

  . the approval of new advisory and sub-advisory agreements by stockholders of the Lexington family of mutual funds, except as provided in the merger agreement;

  . the consent to the change of control of Lexington by certain institutional and private investors for whom Lexington acts as investment adviser;

  . the receipt of all governmental permits, consents, and approvals reasonably necessary for the consummation of the merger;

  . the absence of court order, governmental proceeding, legislation, or regulation making the consummation of the merger illegal; and

  . the listing on the New York Stock Exchange of the shares of ReliaStar common stock to be issued in the merger.

   Additional material conditions to ReliaStar's obligation to complete the merger include the following:

  . the material accuracy, as of the date of the merger agreement and the closing date of the merger, of the representations and warranties of Lexington, and the material performance of all of the terms of the merger agreement to be performed by Lexington before the completion of the merger;

  . that there shall have been no material adverse change in Lexington's overall business, financial condition, and results of operations, except those caused by general economic factors;

  . that the assets under management of the Lexington family of mutual funds and private accounts shall be at least 55% of the amount of such assets on December 31, 1999; and

  . that holders of no more than 5% of the total outstanding shares of Lexington common stock shall have asserted statutory dissenters' rights of appraisal.

   Additional material conditions to Lexington's obligation to complete the merger include the following:

  . the material accuracy, as of the date of the merger agreement and the closing date of the merger, of the representations and warranties of ReliaStar, and the material performance of all of the terms of the merger agreement to be performed by ReliaStar before the completion of the merger; and

  . that there shall have been no material adverse change in ReliaStar's overall business, financial condition, and results of operations, except those caused by general economic factors.

   You should review Article VIII of the merger agreement for a full statement of the conditions to the obligations of the parties to complete the merger.

REPRESENTATIONS AND WARRANTIES

   In the merger agreement, ReliaStar and Lexington have made various representations and warranties relating to, among other things, their and their affiliates' businesses and financial condition, the accuracy of their various filings with the Securities and Exchange Commission, the satisfaction of legal requirements for the merger, and the absence of material litigation. You should review Articles III, IV, and V of the merger agreement for a full statement of the representations and warranties of the parties. The representations and warranties expire upon completion of the merger.

CONDUCT OF BUSINESS BEFORE THE MERGER

   The merger agreement provides that, before the completion of the merger, Lexington will conduct its business, and the business of the Lexington family of mutual funds, only in the ordinary course of business and consistent with prior practice. The agreement also generally provides for restrictions with respect to Lexington on, among other things, the amendment of any stock option agreement, entering into or amending material contracts and other commitments, transferring or granting certain rights in its intellectual property, declaring dividends or other distributions, amending its charter or bylaws, acquiring or disposing of any business, incurring certain indebtedness, and modifying any employee benefit plan.

AMENDMENT AND WAIVER

   The merger agreement may be amended at any time by written agreement of ReliaStar and Lexington. After the merger agreement has been approved by the stockholders of Lexington, however, it may be amended only as permitted by Delaware law. Any provision of the merger agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits of the provision.

TERMINATION

   The merger agreement may be terminated before the effective time of the merger, whether before or after approval by Lexington's stockholders. The conditions under which the merger agreement may be terminated include the following:

  .  termination by mutual agreement of ReliaStar and Lexington;

  . termination by either ReliaStar or Lexington if the merger is not completed on or before December 31, 2000;

  . termination by either ReliaStar or Lexington if any of its conditions to complete the merger become impossible to fulfill for reasons outside of its control;

  . termination by either ReliaStar or Lexington if Lexington's stockholders do not approve the merger agreement and the merger at the special meeting;

  . termination by ReliaStar if Lexington's board of directors withdraws or adversely modifies its recommendation that stockholders vote for the merger agreement and the merger; and

  . termination by either ReliaStar or Lexington upon a material breach by the other that is not cured in a timely manner.

EXPENSES AND TERMINATION PAYMENTS

   In general, ReliaStar and Lexington will each bear their own expenses incurred in connection with the merger agreement. If the merger agreement is terminated, however, the parties have agreed to the following payments:

  . If the agreement is terminated because Lexington's stockholders do not approve the merger or because of a material breach by Lexington, then

    (1) Lexington has agreed to reimburse ReliaStar's reasonable out-of-pocket expenses incurred in connection with the merger, up to $450,000; and

    (2) if, within one year of the termination date, a third party acquires Lexington or a substantial portion of its stock or assets, then Lexington has agreed to pay ReliaStar an additional $1.8 million.

  . If the agreement is terminated because Lexington's board of directors withdraws or adversely modifies its recommendation that Lexington stockholders approve the merger, then

    (1) Lexington has agreed to pay ReliaStar $1.125 million; and

    (2) if, within one year of the termination date, a third party acquires Lexington or a substantial portion of its stock or assets, then Lexington has agreed to pay ReliaStar an additional $1 million.

  . If the agreement is terminated because of a material breach by ReliaStar, then ReliaStar has agreed to reimburse Lexington's reasonable out-of-pocket expenses incurred in connection with the merger, up to $450,000.

NO SOLICITATION OF ALTERNATIVE TRANSACTIONS

   In the merger agreement, Lexington has agreed not to initiate, solicit, negotiate, or encourage proposals or offers, or provide any confidential information relating to any acquisition of all or any substantial portion of the business or properties of Lexington, other than the merger with ReliaStar. However, Lexington may supply information to third parties and cooperate or assist or engage in discussions or negotiations with third parties relating to such an acquisition transaction, or modify or withdraw its recommendation of the merger, but only if the Lexington board of directors:

  . determines in good faith that those actions are necessary for it to comply with its fiduciary duties to Lexington's stockholders under Delaware law;

  .  receives an executed confidentiality agreement from the third party; and

  . determines in good faith that the offer may be more favorable to Lexington's stockholders than the merger with ReliaStar.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

   When considering the recommendation of Lexington's board of directors, you should be aware that the directors and officers of Lexington have interests in the merger that are different from, or are in addition to, those of Lexington stockholders generally. These include:

   Employment and Severance. In 1995, Lexington entered into employment contracts with Mr. Stuart S. Richardson, Mr. DeMichele and Mr. Hisey. Under the terms of each of these agreements, if the executive's employment is terminated by the employer without cause or the executive resigns because the scope of the executive's position has been reduced as a result of a change in control of Lexington, the executive will be entitled to a payment of 2.99 times his annual average cash compensation over the five years before the change in control.

   On an ongoing basis, ReliaStar and Pilgrim have informed Lexington that:

  . Mr. Richardson will have no continued role with ReliaStar, Pilgrim, or Lexington after the completion of the merger.

  . Mr. DeMichele entered into an employment contract with Pilgrim on February 28, 2000, which will take effect after the completion of the merger. However, Mr. DeMichele will not continue as President and Chief Executive Officer of a publicly traded company, and with respect to Lexington's mutual fund organization that encompasses over 45% of the revenue of the company, Mr. DeMichele will no longer have any responsibilities for that operational unit on an outgoing basis with ReliaStar or Pilgrim. Consequently, the reduction in the scope of his responsibilities would entitle Mr. DeMichele to terminate his employment with Lexington and receive the payment pursuant to his employment agreement as described above.

  . With regard to Mr. Hisey, ReliaStar and Pilgrim are engaged in discussions with him about a continued role with the combined company, following the completion of the merger. However, Mr. Hisey will not continue as the Chief Financial Officer of a publicly traded company. Consequently, the reduction in the scope of responsibilities offered to Mr. Hisey would entitle him to terminate his employment and receive the payments pursuant to his employment agreement as described above.

   In view of the terms of his 1995 employment contract and the fact that he will have no continued role with ReliaStar, Pilgrim, or Lexington, Lexington has agreed to pay Mr. Richardson $799,107 in connection with the merger. Recognizing the terms of the other two executives' 1995 employment contracts, yet reflecting ReliaStar and Pilgrim's desire for Messrs. DeMichele and Hisey to continue with the combined company, ReliaStar and Lexington agreed that Messrs. DeMichele and Hisey will receive from Lexington the following cash payments in connection with the merger:

  .  Mr. DeMichele, President and Chief Executive Officer--$1,701,041

  .  Mr. Hisey, Executive Vice President--$1,075,312.

   Accelerated Stock Option Vesting. Similar to all other options to purchase Lexington common stock and restricted-stock awards, all unvested stock options and restricted stock held by Lexington's officers and directors will be subject to accelerated vesting, resulting in a financial gain for Lexington's officers and directors based upon the terms of the merger agreement.

   Indemnification. Lexington directors have customary rights to continued indemnification against certain liabilities.

   Voting Agreements. Mr. Stuart S. Richardson, Chairman and director, Mr. DeMichele, President and Chief Executive Officer and director, and Lunsford Richardson, Jr., a director of Lexington, have entered into voting agreements with ReliaStar in which they agreed to vote all Lexington common stock as to which they have voting power, both as individuals and as trustees on behalf of certain Richardson family trusts, in favor of approving the merger agreement and the merger.

   The Lexington board of directors was informed of the interests described in this section before approving the merger agreement and the merger.

FEDERAL INCOME TAX CONSEQUENCES

   The following discussion summarizes the material federal income tax consequences of the merger to holders of Lexington common stock, and to ReliaStar, Pilgrim, Pilgrim Lexington Acquisition Corp., and Lexington. The discussion is based on the current provisions of the Internal Revenue Code of 1986, existing and proposed Treasury Regulations, interpretive rulings of the Internal Revenue Service, and court decisions, all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the continuing validity of this summary.

   Holders of Lexington common stock should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to all stockholders in light of their particular circumstances or to stockholders who are subject to special treatment under the Internal Revenue Code; thus, for example, the discussion may not be applicable to insurance companies, tax-exempt organizations, financial institutions, nonresident alien individuals, or foreign entities. Other holders with special considerations include those who are subject to the alternative minimum tax provisions of the Internal Revenue Code, who do not hold their shares of Lexington common stock as a capital asset, who acquired their shares in connection with stock option plans or in other compensatory transactions, or who hold shares in a hedging transaction or as part of a straddle or conversion transaction. In addition, except to the extent reference is made to the proposed acquisition of ReliaStar by the ING Group, the following discussion does not address the tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of transactions effectuated before or after, or concurrently with, the merger, including any transactions in which shares of Lexington common stock are acquired or shares of ReliaStar common stock are sold, exchanged, or otherwise disposed of. Nor does this discussion address the tax consequences to the holders of Lexington stock options assumed by ReliaStar in the merger.

   Neither ReliaStar nor Lexington will request a ruling from the Internal Revenue Service in connection with the merger.

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   ACCORDINGLY, HOLDERS OF LEXINGTON COMMON STOCK OR STOCK OPTIONS ARE URGED TO
CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

   The exchange of Lexington common stock for a combination of ReliaStar common stock and cash in the merger will be a taxable transaction for United States federal income tax purposes. Consequently, subject to the limitations and qualifications referred to in this section, the merger will generally result in the following federal income tax consequences to the holders of Lexington common stock who hold that stock as a capital asset and to ReliaStar, Pilgrim, Pilgrim Lexington Acquisition Corp., and Lexington:

  1. A holder of Lexington common stock who exchanges his or her common stock for a combination of ReliaStar common stock and cash in the merger will generally recognize capital gain or loss in an amount equal to the excess of (A) the sum of the amount of cash plus the fair market value of the ReliaStar common stock received by the holder as of the effective time of the merger over (B) the holder's tax basis in his or her Lexington common stock.

  2. Such capital gain or loss will generally be long-term capital gain or loss if the holder has held his or her Lexington common stock for more than one year.

  3. The tax basis of the shares of ReliaStar common stock received by a holder of Lexington common stock in the merger will equal the fair market value of those shares of ReliaStar common stock as of the effective time of the merger.

  4. The holding period for the ReliaStar common stock received in the merger will generally begin on the day after the effective time of the merger.

  5. A holder of Lexington common stock who exercises dissenters' rights and receives a cash payment for his or her stock generally will recognize capital gain or loss measured by the difference between the holder's tax basis in the stock and the amount of cash received.

  6. Certain noncorporate holders of Lexington common stock may be subject to backup withholding at a 31% rate on cash payments received in exchange for Lexington common stock, or received upon the exercise of dissenters' rights by such holders. Backup withholding generally will not apply, however, to a holder who furnishes a correct taxpayer identification number and certifies under penalties of perjury that such number is correct and that he or she is not subject to backup withholding on the substitute Form W-9 included in the enclosed letter of transmittal, or is otherwise exempt from backup withholding.

  7. Gain or loss will generally not be recognized by ReliaStar, Pilgrim, Pilgrim Lexington Acquisition Corp., or Lexington as a result of the merger.

   As discussed elsewhere in this proxy statement/prospectus, on April 30, 2000, ReliaStar agreed to be acquired by the ING Group for a per-share payment of $54 to ReliaStar shareholders. A holder of Lexington common stock who receives shares of ReliaStar common stock in the ReliaStar-Lexington transaction and who then exchanges that ReliaStar common stock for cash in the ING Group transaction will generally recognize capital gain to the extent that the cash received exceeds the tax basis of the ReliaStar common stock exchanged therefor. Such capital gain will be short term capital gain if the holder has a holding period in his or her shares of ReliaStar common stock of one year or less at the effective time of the ING Group transaction in which such shares are exchanged.

   THE PRECEDING DISCUSSION IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. HOLDERS OF LEXINGTON COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS, AND THE EFFECTS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

BUSINESS AFTER THE MERGER

   After completion of the merger, Lexington's investment management operations will be consolidated with Pilgrim's operations in New York City.

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

   ReliaStar's combined mutual fund organization will have a family of 42 mutual funds representing assets under management of approximately $20 billion.

   ReliaStar will incorporate Lexington funds into ReliaStar equity-based products, including variable life insurance, variable annuities, and 401(k) plans, in addition to selling the funds as stand-alone products through ReliaStar's broker/dealer, in the worksite, and through its bank marketing operation. Lexington plans to distribute ReliaStar's fixed and variable annuities and 401(k) plans through its distribution channels.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF LEXINGTON AND RELIASTAR

   The shares of ReliaStar common stock to be issued in the merger will be registered under the Securities Act of 1933. The shares will be freely transferable under the Securities Act, except for shares of ReliaStar common stock issued to any person who is an "affiliate" of either ReliaStar or Lexington. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either ReliaStar or Lexington and may include some of the companies' officers and directors, as well as the companies' principal stockholders. Affiliates may not sell their shares of ReliaStar common stock acquired in the merger except pursuant to the following:

  . an effective registration statement under the Securities Act covering the resale of those shares,

  . an exemption under paragraph (d) of Rule 145 under the Securities Act, or

  .  any other applicable exemption under the Securities Act.

                               DISSENTERS' RIGHTS

   You have the right to have your Lexington common stock appraised by the Delaware Court of Chancery and to receive the appraised value of your Lexington common stock instead of the cash and/or ReliaStar common stock you would receive in the merger. You must comply with Section 262 of the Delaware General Corporation Law in order to have this right. THE STATUTORY RIGHT OF APPRAISAL GRANTED BY SECTION 262 REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES SET FORTH IN THAT STATUTE. FAILURE TO FOLLOW ANY OF THOSE PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF THE APPRAISAL RIGHTS. The full text of Section 262 is attached to this proxy statement/prospectus as Exhibit C.

   You should note that ReliaStar's obligation to complete the merger is conditioned on holders of not more than 5% of Lexington's outstanding shares exercising these dissenters' rights.

   A holder of Lexington common stock electing to exercise appraisal rights under Section 262 must strictly comply with the requirements of that statute, including the following:

  . delivery of a written demand for appraisal to Lexington before the vote on the approval of the merger agreement and the merger;

  .  holding the shares until after the completion of the merger;

  .  not voting in favor of the merger;

  .  not exchanging the holder's shares; and

  .  filing a petition with the Delaware Court of Chancery.

   Lexington stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to their appraisal rights within the time periods and in the manner prescribed in Section 262. The written demand called for by Section 262 should be delivered to Lexington Global Asset Managers, Inc., Park 80 West, Plaza Two, Saddle Brook, New Jersey 07663,
Attention: Richard M. Hisey.

   Lexington stockholders considering seeking appraisal should be aware that the fair value of their shares of Lexington common stock determined under
Section 262 could be more, the same, or less than the value of the consideration to be received under the merger agreement.

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

   IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF DELAWARE LAW, ANY STOCKHOLDER OF LEXINGTON WHO IS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT HIS OR HER LEGAL ADVISER.

                          FORWARD-LOOKING INFORMATION

   This proxy statement/prospectus contains forward-looking information, including information provided in "Risk Factors" and "Comparative Unaudited Per Share Data." The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. Forward-looking information is indicated by the use of such words as "anticipates," "expects," "believes," "should," "could," "intends," "estimates," and "may," or other comparable language. ReliaStar and Lexington identify the following important factors that could cause ReliaStar's and Lexington's actual results to differ materially from any results that might be projected by ReliaStar or Lexington in forward-looking information. All of these factors are difficult to predict, and many are beyond the control of the companies. Accordingly, although ReliaStar and Lexington believe that the assumptions underlying the forward-looking information are reasonable, there can be no assurance that those assumptions will approximate actual experience.

   The important factors include the following:

  . the consummation of the ING Group's pending acquisition of ReliaStar on the terms agreed to by ReliaStar and the ING Group;

  . general economic conditions, including prevailing interest rates and the performance of the stock market, which may affect the companies' ability to sell their products;

  .  the market value of the companies' investments;

  . the lapse rate and profitability of the insurance policies issued by ReliaStar;

  . mortality and morbidity factors in ReliaStar's insurance business (including the effect of ReliaStar's reinsurance and retrocession risk-management programs);

  . the companies', and the combined company's, ability to achieve anticipated cost savings and efficiencies;

  . changes in federal tax laws, which could adversely affect the tax advantages of certain of the companies' products;

  . legislative or regulatory changes affecting financial institutions, including those affecting bank sales of insurance products and regulation of the sale, underwriting, and pricing of insurance products;

  .  industry consolidation and competition;

  . the integration of the combined company's sales and distribution channels in a timely manner; and

  .  retention of key employees.

   You should also consider other risks and uncertainties discussed in documents filed by ReliaStar and Lexington with the Securities and Exchange Commission that are incorporated by reference into this proxy statement/prospectus. Neither ReliaStar nor Lexington has any obligation to update forward-looking information.

                             BUSINESS OF RELIASTAR

   ReliaStar is a Minneapolis-based holding company whose subsidiaries offer individuals and institutions life insurance and annuities, employee benefits products and services, retirement plans, life and health reinsurance, mutual funds, and bank and trust products. Based on revenues, ReliaStar is one of the largest publicly held life insurance holding companies in the United States and at March 31, 2000 had $38.4 billion in assets under management.

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

   ReliaStar's strategy is to offer, principally through education-based marketing, a wide variety of products and services designed to address customers' need for financial security. In the first quarter of 2000, ReliaStar combined its Personal Financial Services and Tax-Sheltered and Fixed Annuities business segments into one segment, now referred to as "ReliaStar Life and Annuities." In addition to this combination, given the increase in ReliaStar's mutual fund business after the completion of the acquisition of Pilgrim in the fourth quarter of 1999, ReliaStar began in the first quarter of 2000 reporting its mutual fund operations as a new business segment. ReliaStar's other two business segments are Worksite Financial Services and Reinsurance.

   ReliaStar Life and Annuities (RLA). RLA serves customers who prefer to purchase insurance and investment products from a personal financial adviser. This segment principally targets middle- and upper-income families, including niches with military personnel and small-business owners. Through ReliaStar's subsidiary, Northern Life Insurance Company, RLA also focuses on the retirement security needs of K-12 public and private school teachers through the sale of tax-sheltered 403(b) fixed and variable annuities. In addition to tax-qualified annuities, RLA provides a wide variety of other products, including term life, universal life, second-to-die universal life, variable universal life, as well as non-qualified fixed and variable annuities. RLA's products are sold through a nationwide network of independent agents and other financial professionals. Washington Square Securities, Inc., one of ReliaStar's broker-dealer subsidiaries, provides services to many of these distributors. RLA has plans to supplement existing distribution channels through several Internet-based strategies, which will also provide access to educational materials and financial-planning tools. The first of these initiatives "ihatefinancialplanning.com" commenced operations in April 2000.

   Worksite Financial Services. This segment targets the sale of employee-benefits and financial-service products to medium-to-large corporate employers and affinity groups. In the future, this segment intends to expand its market to smaller employers. Building on these relationships, Worksite Financial Services also focuses on the sale of individual and payroll-deduction insurance products to employees of our corporate clients. Principal products include individual life insurance, non-medical group insurance products and 401(k) retirement plans.

   Reinsurance. The Reinsurance segment provides specialized life and health reinsurance, including group and special-risk reinsurance products, in the United States and internationally. Target customers of the Reinsurance segment are medium and large life insurance and selected non-life insurance companies such as worker's compensation insurers and managed care and healthcare provider organizations. This segment also offers specialty group insurance products on a direct basis and value-added services, like catastrophic medical case management. The Reinsurance segment's international offices are located in Amsterdam, Copenhagen, London, Mexico City, and Toronto.

   Mutual Funds. Through Pilgrim and its subsidiaries, ReliaStar is active in the management of 28 equity and fixed-income mutual funds, eight funds underlying insurance products, and one closed-end fund with $16.7 billion of aggregate assets under management as of March 31, 2000. Through a dedicated sales force, Pilgrim sells its mutual funds through unaffiliated broker-dealers throughout the United States. ReliaStar has also incorporated Pilgrim's mutual funds into ReliaStar's equity based products, including variable life insurance, variable annuities and 401(k) plans. Pilgrim funds are also sold as stand-alone products through ReliaStar's broker-dealers, in the worksite, and through ReliaStar's bank marketing operations

   Supplementing these four business segments are other business units including Washington Square Securities, Inc., a broker/dealer; PrimeVest Financial Services, Inc, the Financial Northeastern Companies, and Split Rock Financial Services, Inc. broker/dealers that target the sale of financial product and services through or to unaffiliated banks; ReliaStar Bank, a federal savings bank, which offers a variety of consumer credit and deposit products, and ReliaStar National Trust Company, a federally chartered bank, which offers personal trust services on a nationwide basis.

   Recent Developments. On April 30, 2000, the ING Group agreed to acquire ReliaStar for a per-share payment to ReliaStar shareholders of $54.00. The ING Group's acquisition of ReliaStar is subject to customary closing conditions, including necessary regulatory approvals and approval by ReliaStar's shareholders. The

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

acquisition is expected to close late in the third quarter of 2000. For more information on the pending acquisition, please see ReliaStar's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2000.

   ReliaStar's board of directors has called a special meeting of its shareholders to be held on July 27, 2000 to vote on the ING acquisition. Because the record date for that meeting was set as June 16, 2000, you will not be able to vote the shares of ReliaStar stock you receive in the merger at that meeting.

                             BUSINESS OF LEXINGTON

   Lexington Global Asset Managers, Inc. was incorporated in Delaware in September 1995 as a holding company that offers, through its subsidiaries, a variety of asset management and related services to retail investors, institutions and private clients.

   Lexington manages portfolios of equity, balanced, fixed income, mortgage-backed and money market investments, which are designed to meet a broad range of investment objectives.

   At March 31, 2000, total assets under management amounted to approximately $3.6 billion, with $1.7 billion in mutual funds, $1.2 billion in institutional accounts and $0.8 billion in private client accounts. The Company's client base consists of approximately 126,000 mutual fund shareholder accounts, approximately 20 institutional accounts, and approximately 780 private client accounts.

   Lexington's business strategy is targeted at three large market segments:

   Mutual Funds. Lexington, through its subsidiaries, markets, promotes, and distributes the Lexington family of 17 mutual funds providing a variety of investment choices for the retail investor, financial planner and intermediary, and the defined benefit and defined contribution marketplace, including the rapidly growing 401(k) market.

   Institutional Market. The institutional market for investment management services includes corporate, government and multi-employee (Taft-Hartley) pension plans, charitable endowments and foundations, insurance company general accounts and defined contribution and 401(k) plans. Lexington has secured both domestic and international assignments, utilizing investments in domestic and foreign equity securities, precious metal equities, fixed income and its family of mutual funds.

   Private Clients. Lexington offers equity, fixed income and balanced fund alternatives, tailored to the individual investment objectives of its private clients.

   In each of these areas, management's overall objective is to execute specific business strategies to profitably maximize assets under management and provide clients with investment performance that meets their objectives.

   Lexington derives its revenues primarily from fees for its investment advisory services provided to retail investors, institutions and private clients.

   Lexington is a financial service holding company which conducts its business primarily through three subsidiaries:

  . Lexington Management Corporation, a wholly owned subsidiary, is a registered investment advisor investing assets on behalf of mutual fund shareholders and institutional, private client and wrap fee client accounts.

  . Market Systems Research Advisors, a 65%-owned subsidiary, is a registered investment advisor, investing assets on behalf of mutual fund shareholders and institutional, private client and wrap fee client accounts.

  . Lexington Funds Distributors Inc., a wholly owned subsidiary, is a limited purpose broker-dealer whose primary function is to distribute Lexington's family of mutual funds.

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

                     DESCRIPTION OF RELIASTAR CAPITAL STOCK

   The following is a summary of the material provisions of ReliaStar's certificate of incorporation, bylaws, and share rights agreement. Copies of these documents are incorporated by reference as exhibits to the registration statement of which this proxy statement/prospectus is a part. You should refer to those documents for further information.

   ReliaStar's certificate of incorporation authorizes the issuance of 200 million shares of common stock, of which approximately 89.5 million shares were issued and outstanding as of April 30, 2000, and seven million shares of preferred stock, none of which are outstanding.

COMMON STOCK

   The shares of ReliaStar common stock offered in connection with the merger will be fully paid and nonassessable. Subject to any prior rights of any preferred stock then outstanding, holders of ReliaStar common stock are entitled to receive proportionately those dividends that may be declared by ReliaStar's board of directors.

PREFERRED STOCK

   ReliaStar's board of directors may issue from time to time preferred stock in one or more series. The board is authorized to determine the designation of and number of shares in each series and to fix the rights of the series. Shares of preferred stock may be issued that have one or more of the following characteristics:

  .  disproportionately high voting rights;

  .  class-voting rights;

  .  convertibility into shares of ReliaStar common stock; and

  . seniority to ReliaStar common stock for payment of dividends and upon liquidation.

   Although the issuance of preferred stock may have an adverse effect on the rights of holders of common stock, the consent of holders of common stock is not required for any such issuance.

DIVIDENDS

   Under Delaware Law, and subject to restrictions discussed below, dividends may be declared or paid out of surplus of ReliaStar or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared, for the preceding fiscal year, or both.

   ReliaStar's certificate of incorporation provides that, so long as there are outstanding any shares of ReliaStar's preferred stock entitled to cumulative dividends, no dividends, other than stock dividends, may be paid or declared, nor may any distribution be made, on shares of ReliaStar common stock. Nor may any shares of ReliaStar common stock be purchased, redeemed, or otherwise acquired for value by ReliaStar if ReliaStar is in default with respect to any dividend payable on, or obligation to redeem or to maintain a purchase, retirement, or sinking fund with respect to, shares of ReliaStar preferred stock. There are currently no shares of ReliaStar preferred stock outstanding.

   ReliaStar is primarily a holding company owning, directly or indirectly, the capital stock of ReliaStar Life Insurance Company and its other subsidiaries. There are legal limitations on the extent to which ReliaStar Life Insurance Company and ReliaStar's other insurance company subsidiaries may pay dividends or otherwise supply funds to ReliaStar.

   The payment of future dividends by ReliaStar will be largely dependent upon the ability of ReliaStar Life Insurance Company to pay dividends to ReliaStar. Under Minnesota's insurance laws, any such payments must be in an amount deemed prudent by ReliaStar Life Insurance Company's board of directors, and, unless otherwise approved by the Commissioner of the Minnesota Department of Commerce, must be paid solely from the adjusted earned surplus of ReliaStar Life Insurance Company. "Adjusted earned surplus" means the earned surplus, as determined in accordance with statutory accounting principles, less 25% of the amount of earned surplus that is attributable to unrealized capital gains. Moreover, without approval of the Commissioner, ReliaStar Life Insurance Company may not pay in any calendar year any dividend that, when combined with other dividends paid within the preceding calendar year, exceeds the greater of:

  . 10% of ReliaStar Life Insurance Company's statutory surplus at the prior year end; or

  . 100% of ReliaStar Life Insurance Company's statutory net gain from operations, not including realized capital gains, for the prior calendar year.

   The payment of future dividends by ReliaStar may be affected by the foregoing limitations, any additional restrictions resulting from statutory or regulatory changes, and by such other factors as ReliaStar's board or directors deems relevant.

VOTING RIGHTS

   ReliaStar's certificate of incorporation provides that, except as otherwise provided by law or the certificate of incorporation itself, holders of shares of ReliaStar common stock are entitled to one vote per share. Holders of shares of ReliaStar common stock do not have any cumulative voting rights.

   Except as otherwise provided by law or by the resolutions providing for issuance of the shares, holders of shares of ReliaStar preferred stock have no voting rights.

   ReliaStar's certificate of incorporation requires the affirmative vote of 75% of ReliaStar's outstanding capital stock entitled to vote, voting as a single class to take the following actions:

  . to approve "business combinations" involving an "interested shareholder," unless the transaction is approved by a majority of ReliaStar's "continuing directors," as each of those terms is defined in the certificate of incorporation;

  .  to remove directors, with or without cause;

  . to amend ReliaStar's certificate of incorporation to modify a number of protective provisions; and

  .  for the stockholders of ReliaStar to amend its bylaws.

   As used in ReliaStar's certificate of incorporation, the following terms have the following meanings:

  .  the term "business combination" includes the following transactions:

    (1) mergers, consolidations, and share exchanges;

    (2) sales, leases, mortgages, or other dispositions of 10% or more of ReliaStar's assets;

    (3)  acquisitions of 10% or more of the assets of another entity;

    (4)  certain transfers of ReliaStar's securities;

    (5)  the dissolution, liquidation, or winding-up of ReliaStar; and

    (6) any transaction that would have the effect of increasing the interested shareholder's ownership stake;

  . the term "interested shareholder" includes, subject to certain exceptions, the following:

    (1) any person or entity that is the beneficial owner of 20% or more of ReliaStar's outstanding voting stock;

    (2) any affiliate or associate of ReliaStar that at any time in the prior two years was the beneficial owner of 20% or more of ReliaStar's outstanding voting stock;

    (3) any person or entity that acquired shares that were held by an interested shareholder within the prior two years; and

  .  "continuing directors" include members of ReliaStar's board of directors

    (1) who were members of the ReliaStar board before there was an interested shareholder; or

    (2) whose nomination or election was supported by a majority of the continuing directors.

   These provisions of ReliaStar's certificate of incorporation could have the effect of discouraging or delaying a change in control of ReliaStar that is not approved by ReliaStar's board of directors.

LIQUIDATION

   Subject to preferential rights of shares of ReliaStar preferred stock, if any, upon a liquidation of ReliaStar holders of ReliaStar common stock are entitled to share proportionately in the assets remaining after discharge of all obligations and liabilities of ReliaStar.

SHARE RIGHTS AGREEMENT

   ReliaStar is party to an Amended and Restated Share Rights Agreement dated as of February 11, 1999. Under the rights agreement, each share of ReliaStar common stock has attached one preferred-share-purchase right. Each right entitles the registered holder to purchase from ReliaStar one-twentieth of a share of Series A Junior Participating Preferred Stock of ReliaStar for $100, subject to adjustment to prevent dilution.

   Initially, the rights attach to all certificates representing ReliaStar common stock and no separate rights certificates are distributed. The rights will separate from the common stock and a distribution date for the rights will occur, however, upon the earlier of the following events:

  . the close of business on the fifteenth day following a public announcement that a person or group of affiliated or associated persons has become an "acquiring person," defined as the beneficial owner of 20% or more of ReliaStar's outstanding common stock; or

  . the close of business on the fifteenth day following the commencement or public announcement of a tender offer or exchange offer, if the consummation of the offer would result in a person or group becoming the beneficial owner of 20% or more of ReliaStar's outstanding common stock.

   Until a distribution date occurs:

  . the rights will be evidenced only by ReliaStar common stock certificates and will be transferred only with the common stock;

  . newly issued common stock will contain a notation incorporating the rights agreement by reference; and

  . the transfer of any common stock certificate will also transfer the rights associated with that certificate.

   As promptly as practicable following a distribution date, separate certificates evidencing the rights will be mailed to record holders of ReliaStar common stock as of the close of business on the distribution date.

   The rights are not exercisable until the distribution date. The rights will expire on September 8, 2004, unless extended or earlier redeemed or exchanged by ReliaStar.

   If any person or group becomes an acquiring person, then each holder of a right, other than rights beneficially owned by the acquiring person, will thereafter have the right to receive upon exercise a number of shares of ReliaStar common stock having a market value of two times the exercise price of the right.

   If, after the distribution date or within 15 days before that date, ReliaStar is acquired or 50% or more of ReliaStar's assets or earning power is sold, then each holder of a right, other than rights beneficially owned by the acquiring person, will have the right to receive a number of common shares of the acquiring company having a market value of two times the exercise price of the right. The foregoing does not apply, however, to a transaction for at least the same per-share consideration with a person who acquired ReliaStar common stock through a tender offer or exchange offer for all outstanding shares approved by ReliaStar's board of directors.

   At any time before the close of business on the twentieth day after a public announcement that a person or group of affiliated or associated persons has become an acquiring person, ReliaStar's board of directors may redeem the rights in whole at a price of $.005 per right.

   Until a right is exercised, the holder of the right, as such, has no rights as a stockholder of ReliaStar, including the right to vote or to receive dividends.

LIMITATIONS ON CHANGE IN CONTROL

   ReliaStar's certificate of incorporation and bylaws provide that ReliaStar's board of directors will be divided into three classes serving staggered terms, with one class of directors to be elected for a three-year term at each annual meeting of stockholders. As a result, at least two meetings of ReliaStar stockholders will generally be required to effect a change in control of ReliaStar's board of directors. ReliaStar's bylaws provide that advance notice of nominations for the election of directors to be made at, and business to be brought before, an annual meeting of stockholders by a stockholder must be received by ReliaStar's Corporate Secretary at least 60 days in advance of the meeting. ReliaStar's certificate of incorporation and bylaws also provide that stockholder action may be taken only at annual or special meetings of stockholders, and may not be taken by stockholder consent, and that stockholders are not permitted to call, or to require ReliaStar's board of directors to call, special meetings of stockholders.

   ReliaStar's certificate of incorporation provides that, when considering a merger, consolidation, sale of assets, business combination, or other similar transaction, ReliaStar's directors and officers may, in considering the best interests of ReliaStar and its stockholders, consider the interests of employees, customers, and suppliers of ReliaStar and its subsidiaries and the interests of the communities in which ReliaStar and its subsidiaries are located or do business.

   ReliaStar has entered into agreements with a number of its executive employees for financial arrangements that ReliaStar will provide upon termination of employment under certain circumstances following a change in control of ReliaStar. In addition, a number of retirement and other employee benefit arrangements provide for accelerated vesting of benefits and allocation to participants of surplus retirement plan benefits upon a change in control of ReliaStar.

   The foregoing provisions and agreements could have the effect of discouraging or delaying an attempt to gain control of ReliaStar or to change its management.

LIMITATION ON LIABILITY OF DIRECTORS AND INDEMNIFICATION

   ReliaStar's certificate of incorporation and bylaws limit the liability of directors for monetary damages to ReliaStar and its stockholders for breach of fiduciary duty of care to ReliaStar and authorize the indemnification of directors, officers, and employees to the fullest extent permitted by Delaware law. ReliaStar maintains a directors' and officers' liability insurance policy.

TRANSFER AGENT

   The Transfer Agent for ReliaStar common stock is Norwest Bank Minnesota, National Association.

         COMPARATIVE RIGHTS OF STOCKHOLDERS OF LEXINGTON AND RELIASTAR

   As a result of the merger, you will no longer be a stockholder of Lexington. Instead, if you elect to receive ReliaStar common stock in the merger, you will become a stockholder of ReliaStar, and your rights will be governed by ReliaStar's certificate of incorporation and bylaws. Your rights under ReliaStar's certificate of incorporation and bylaws will differ from your existing rights as stockholders of Lexington under Lexington's certificate of incorporation and bylaws. We describe the material differences in this section. You might regard as important other differences that we do not include here. You should refer to the documents we mention in this section if you want more information.

GENERAL

   Both ReliaStar and Lexington were incorporated in Delaware and thus are governed by the provisions of the Delaware General Corporation Law. Although Delaware law provides a general system of rules governing a corporation and its directors, officers, and stockholders, a number of the default rules may be changed in a corporation's certificate of incorporation or bylaws.

VOTING RIGHTS

   As discussed above under "Description of ReliaStar Capital Stock--Voting Rights," ReliaStar's certificate of incorporation requires the affirmative vote of 75% of ReliaStar's outstanding capital stock entitled to vote, voting as a single class, to take a number of actions. Lexington's certificate of incorporation has no similar super-majority voting requirements and instead requires a simple majority vote to take any such actions, except that a vote of two-thirds of the voting power of all outstanding securities of Lexington is required for stockholders to amend, adopt or repeal the bylaws and certain articles of the certificate of incorporation.

CHARTER AMENDMENTS

   The provisions of the ReliaStar certificate of incorporation that may be amended only by a 75% super-majority vote are the following:

  . the amount of authorized capital stock and the authority of the board of directors, without a vote of stockholders, to issue shares of stock and to fix the terms of any series of preferred stock;

  .  classification of the board of directors;

  . removal of the directors by stockholders, with or without cause, only by super-majority vote;

  . the limitation on personal monetary liability of directors for breach of the fiduciary duty of care;

  . the authority of the board of directors to adopt or amend ReliaStar's bylaws;

  . the requirement that at least 75% of the outstanding shares of voting stock approve any stockholder-proposed amendment to ReliaStar's bylaws;

  . the authority the board of directors to consider the interests of other constituencies when considering a merger, sale of assets, business combination, or similar transaction;

  . the authority of the board to determine matters with respect to stockholder inspections of books and records;

  .  the prohibition on stockholders from taking action by written consent;

  .  the "fair price" provisions discussed below; and

  .  the requirement of a super-majority vote to amend any of the foregoing.

   The requirement of a super-majority stockholder vote is designed to prevent a stockholder who controls a majority of the voting power of ReliaStar from avoiding the requirements of those provisions by simply amending or replacing them. The requirement also makes it more difficult for a stockholder to circumvent other provisions contained in ReliaStar's certificate of incorporation, such as the classification of the board of directors, by adopting bylaws restricting the power of the board or directors or the ability of ReliaStar to operate its business in the interests of all of its stockholders. These provisions, however, will also make it more difficult for stockholders to amend ReliaStar's certificate of incorporation or bylaws even if a majority of the stockholders deem the amendment to be in their best interests. Lexington's certificate of incorporation contains no super-majority voting requirements, except that a vote of two-thirds of the voting power of all outstanding securities of Lexington is required for stockholders to amend, adopt or repeal the bylaws and certain articles of the certificate of incorporation.

TRANSACTIONS WITH INTERESTED SHAREHOLDERS

   The "fair price" provision in ReliaStar's certificate of incorporation requires the approval of "business combinations" involving "interested shareholders" by a vote of the holders of at least 75% of ReliaStar's outstanding capital stock entitled to vote, unless either the transaction is approved by a majority of ReliaStar's "continuing directors" or the transaction meets specified fair price and procedural requirements. Lexington's certificate of incorporation contains no counterpart to this provision.

   The purpose of this provision is to prevent an interested shareholder from taking advantage of its position as a substantial, if not controlling, stockholder and from engaging in "self-dealing" transactions with ReliaStar that may not be fair to other stockholders and to give greater assurance to the holders of ReliaStar capital stock that they will receive fair and equitable treatment in any business combination involving the interested shareholder. This is accomplished by requiring business combinations to meet specified fair price and procedural requirements or to be approved either by a majority of the continuing directors or 75% of the outstanding shares entitled to vote on the matter, voting as a single class.

   This provision, however, makes more difficult and may discourage a takeover of ReliaStar or the acquisition of control of ReliaStar and thus the removal of incumbent management. In addition, to the extent that these provisions discourage a takeover that would result in a change of ReliaStar management, those changes may be less likely to occur.

CONSIDERATION OF OTHER CONSTITUENCIES

   ReliaStar's certificate of incorporation provides that, when considering a merger, consolidation, sale of assets, business combination, or similar transaction, ReliaStar's directors and officers may, in considering the best interests of ReliaStar and its stockholders, consider the interests of the employees, customers, and suppliers of ReliaStar and its subsidiaries and the communities in which ReliaStar and its subsidiaries are located or do business.

   This provision will not make a business combination or other transaction regarded by ReliaStar's board or directors as being in the interests of ReliaStar and its stockholders more difficult to accomplish, but it would permit the board of directors to determine that a transaction is not in the best interests of ReliaStar or its stockholders--and thus oppose it--on the basis of various factors deemed relevant. In some cases, this opposition might have the effect of maintaining the position of incumbent management.

   Neither Lexington's certificate of incorporation nor its bylaws contains a similar provision regarding the consideration of other constituencies by the Lexington board of directors in making a decision whether to proceed with a business combination or other transaction.

                      WHERE YOU CAN FIND MORE INFORMATION

   Both ReliaStar and Lexington file periodic reports, proxy statements, and other information with the Securities and Exchange Commission. These SEC filings are available to the public over the Internet at the SEC's web site (www.sec.gov). You may also read and copy any document that either company files with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room.

   Both ReliaStar and Lexington "incorporate by reference" into this proxy statement/prospectus the information in documents they file with the SEC, which means that they can disclose important business and financial information about themselves to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus, and information that they file subsequently with the SEC will automatically update this proxy statement/prospectus. The companies incorporate by reference the documents listed below and any filings they make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the filing of this proxy statement/prospectus and before the meeting of Lexington's stockholders.

   FOR RELIASTAR:

  . Annual Report on Form 10-K for the fiscal year ended December 31, 1999, including information incorporated by reference into that report from ReliaStar's 1999 Annual Report to Shareholders and portions of its definitive proxy statement for ReliaStar's 2000 Annual Meeting of Shareholders;

  .  Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

  . Current Reports on Form 8-K filed February 2, February 8, April 28, and May 2, 2000; and

  . the description of ReliaStar's common stock and related rights to purchase preferred stock contained in ReliaStar's Form 8-K/A dated May 20, 1993 to its Current Report on Form 8-K dated January 17, 1989 and its Registration Statement on Form 8-A/A dated February 26, 1999, as amended on Form 8-A/A on May 3, 2000.

   You may request a copy of these filings, other than an exhibit to a filing unless the exhibit is specifically incorporated by reference into the filing, at no cost by contacting ReliaStar orally or in writing at:

                               Corporate Secretary
                               ReliaStar Financial Corp.
                               20 Washington Avenue South
                               Minneapolis, Minnesota 55401
                               (612) 372-5432

   FOR LEXINGTON:

  .  Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

  .  Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

  .  Current Reports on Form 8-K filed February 11, 2000 and March 2, 2000.

   You may request a copy of these filings, other than an exhibit to a filing unless the exhibit is specifically incorporated by reference into the filing, at no cost by contacting Lexington orally or in writing at:

                               Lexington Global Asset Managers
                               Park 80 West
                               Plaza Two
                               Saddle Brook, New Jersey 07663
                               (201) 845-7300
                               Attention: Richard M. Hisey

   IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST COPIES OF RELIASTAR'S OR LEXINGTON'S SEC FILINGS NO LATER THAN JULY 19, 2000.

   You should rely only on the information delivered with, or stated or incorporated by reference in, this proxy statement/prospectus. Neither ReliaStar nor Lexington has authorized anyone else to provide you with different information. You should not assume that the information in this proxy statement/prospectus is accurate as of any date other than the date on the front of this document.

                                 LEGAL MATTERS

   The validity of the shares of ReliaStar common stock to be issued in the merger will be passed upon for ReliaStar by Faegre & Benson LLP, Minneapolis, Minnesota. Tax consequences of the merger will be passed upon for Lexington by Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania.

                                    EXPERTS

   The consolidated financial statements of ReliaStar and the related consolidated financial statement schedules incorporated in this proxy statement/prospectus by reference from ReliaStar's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of Lexington as of December 31, 1999 and 1998 and for each of the three years in the three-year period ended December 31, 1999, incorporated in this proxy statement/prospectus by reference to Lexington's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by KPMG LLP, independent auditors, as stated in their reports, which are incorporated herein by reference and have been so incorporated in reliance upon the reports of that firm given upon their authority as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

   If the merger is not completed, Lexington would hold its 2000 Annual Meeting of Stockholders during the month of November 2000. Any stockholder proposal that is intended to be presented at that meeting and included in Lexington's proxy materials relating to that meeting must be received by Lexington at its executive offices by September 15, 2000.

                              INDEPENDENT AUDITORS

   Representatives of KPMG LLP, Lexington's independent auditors, are expected to be present at the special meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                                                       EXHIBIT A
                                                                  EXECUTION COPY


--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           RELIASTAR FINANCIAL CORP.,

                          PILGRIM HOLDINGS CORPORATION

                                      AND

                     LEXINGTON GLOBAL ASSET MANAGERS, INC.

--------------------------------------------------------------------------------

                         DATED AS OF FEBRUARY 28, 2000

     [As discussed with David on 6/16, the merger agreement and the first and second amendments thereto will immediately follow p. 42 in the printed book. There will not be any Exhibit 2 following the Part II pages (although the exhibit index will list Ex 2(a) - 2(c)).]

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
 ARTICLE I...............................................................  A-6
    1.1  Effective Time of the Merger...................................   A-6
    1.2  Closing........................................................   A-6
    1.3  Effects of the Merger..........................................   A-7
    1.4  Certificate of Incorporation and Bylaws of the Surviving
         Corporation....................................................   A-7
    1.5  Directors and Officers of the Surviving Corporation............   A-7
 ARTICLE II..............................................................  A-7
    2.1  Effect on Capital Stock........................................   A-7
    2.2  Exchange of Certificates.......................................  A-13
 ARTICLE III............................................................. A-14
    3.1  General........................................................  A-14
    3.2  Representations and Warranties.................................  A-15
 ARTICLE IV.............................................................. A-23
    4.1  General........................................................  A-23
    4.2  Representations and Warranties.................................  A-23
 ARTICLE V............................................................... A-27
    5.1  General........................................................  A-27
    5.2  Representations and Warranties.................................  A-27
 ARTICLE VI.............................................................. A-30
    6.1  Requisite Approvals Concerning the Lexington Funds.............  A-30
    6.2  Termination of Existing Advisory, Sub-Advisory, and
         Distribution Arrangements......................................  A-31
    6.3  Information Regarding the Lexington Funds......................  A-31
    6.4  Access to Information Regarding the Lexington Funds............  A-31
    6.5  The Registrants' Registration Statements.......................  A-31
    6.6  Operations of the Lexington Funds..............................  A-32
    6.7  Undertakings Related to Section 15(f) of the 1940 Act..........  A-32
    6.8  Continued Qualification........................................  A-32
 ARTICLE VII............................................................. A-32
    7.1  Business Operations of Lexington...............................  A-32
    7.2  Cooperation....................................................  A-34
    7.3  Access to Information..........................................  A-34
    7.4  No Solicitation................................................  A-34
    7.5  Proxy Statement; Board Recommendation..........................  A-35
    7.6  Stockholders' Meetings of Lexington and the Lexington Funds;
         Consents for Private Accounts..................................  A-36
    7.7  Legal Conditions to Merger.....................................  A-36
    7.8  Stock Plans and Options........................................  A-36
    7.9  Consents.......................................................  A-37
    7.10 Tax-Free Reorganization........................................  A-37
    7.11 NYSE Listing...................................................  A-37
    7.12 Payment of Transaction Expenses................................  A-37
    7.13 Additional Agreements; Reasonable Efforts......................  A-38
    7.14 Confidentiality Agreement......................................  A-38
    7.15 Amendment to Rights Agreement..................................  A-38
 ARTICLE VIII............................................................ A-38
    8.1  Conditions to the Parties' Obligation to Effect the Merger.....  A-38
    8.1  Additional Conditions to the Obligations of Buyer and Merger
         Sub............................................................  A-39
    8.2  Additional Conditions to the Obligation of Lexington...........  A-40

                                                                            PAGE
                                                                            ----
 ARTICLE IX................................................................ A-40
    9.1   Employee Matters................................................  A-40
    9.2   Indemnification.................................................  A-41
    9.3   Directors and Officers Liability Insurance......................  A-41
    9.4   Tax-Free Reorganization Covenants...............................  A-41
 ARTICLE X................................................................. A-42
    10.1  Generally.......................................................  A-42
    10.2  Procedure and Effect of Termination.............................  A-43
    10.3  Expenses; Termination Fee.......................................  A-43
 ARTICLE XI................................................................ A-44
    11.1  Termination of Representations and Warranties...................  A-44
    11.2  Amendment and Modification......................................  A-44
    11.3  Waiver of Compliance; Consents..................................  A-44
    11.4  Press Releases and Public Announcements.........................  A-44
    11.5  Notices.........................................................  A-44
    11.6  Assignment......................................................  A-45
    11.7  Interpretation..................................................  A-45
    11.8  Governing Law...................................................  A-45
    11.9  Counterparts....................................................  A-45
    11.10 Headings; Internal References...................................  A-46
    11.11 Entire Agreement................................................  A-46
    11.12 Severability....................................................  A-46
    11.13 Equitable Remedies..............................................  A-46

                             INDEX OF DEFINED TERMS

TERM                                                                LOCATION
----                                                            ----------------
1940 Act....................................................... Recitals
Acquisition Proposal........................................... (S) 7.4(a)(1)
Adjustment Percentage.......................................... (S) 2.1(c)(3)
Advisers Act................................................... (S) 3.2(a)(2)
Affiliate...................................................... (S) 11.7(c)
Agreement...................................................... Preamble
Applicable Law................................................. (S) 4.2(f)
Assigned Net Assets............................................ (S) 2.1(c)(2)
Base Net Assets................................................ (S) 2.1 (c)(1)
Benefit Plan................................................... (S) 3.2(o)(1)
Board.......................................................... (S) 6.1
Business Day................................................... (S) 11.7(d)
Buyer.......................................................... Preamble
Buyer's Average Share Price.................................... (S) 2.1(b)
Buyer Common Stock............................................. Recitals
Buyer Disclosure Schedule...................................... (S) 5.1
Buyer SEC Reports.............................................. (S) 5.2(f)(1)
Cash Consideration............................................. (S) 2.1(a)
Certificate of Merger.......................................... (S) 1.1
Certificates................................................... (S) 2.1(d)
Closing........................................................ (S) 1.2
Closing Date................................................... (S) 1.2
Code........................................................... Recitals
Delaware Law................................................... (S) 1.1
Dissenting Shares.............................................. (S) 2.1(k)(1)
Effective Time................................................. (S) 1.1
Election Statement............................................. (S) 2.1(i)(1)
Environmental Law.............................................. (S) 3.2(p)(1)(A)
ERISA.......................................................... (S) 3.2(o)(1)
ERISA Affiliates............................................... (S) 3.2(o)(9)
Exchange Act................................................... (S) 3.2(d)(2)
Exchange Agent................................................. (S) 2.2(a)
Exchange Fund.................................................. (S) 2.2(a)
Fund Shares.................................................... (S) 4.2(c)
Fund Stockholders.............................................. (S) 4.2(n)
Fund Tax Returns............................................... (S) 4.2(k)
GAAP........................................................... (S) 3.2(e)(2)
Governmental Authority......................................... (S) 3.2(d)(2)
Hazardous Substance............................................ (S) 3.2(p)(1)(B)
HSR Act........................................................ (S) 3.2(d)(2)
Including...................................................... (S) 11.7(a)
Lexington...................................................... Preamble
Lexington Common Stock......................................... Recitals
Lexington Consolidated Group................................... (S) 3.2(h)(4)
Lexington Disclosure Schedule.................................. (S) 3.1
Lexington Distributor.......................................... (S) 3.2(a)(3)
Lexington Employee Plan(s)..................................... (S) 3.2(o)(1)
Lexington Fund Family.......................................... (S) 4.2(b)
Lexington Funds................................................ Recitals

TERM                                                                 LOCATION
----                                                               -------------
Lexington Incentive Plans......................................... (S) 2.1(d)
Lexington Options................................................. (S) 2.1(d)
Lexington Restricted Stock........................................ (S) 2.1(e)
Lexington Rights Agreement........................................ (S) 7.15
Lexington SEC Reports............................................. (S) 3.2(e)(1)
Management Agreements............................................. (S) 3.2(u)
Material Adverse Effect........................................... (S) 3.1
Material Contracts................................................ (S) 3.2(j)
Merger............................................................ Recitals
Merger Consideration.............................................. (S) 2.1(a)
Merger Sub........................................................ Preamble
MSR............................................................... (S) 3.2(a)(2)
Multiemployer Plan................................................ (S) 3.2(o)(4)
NASD.............................................................. (S) 3.2(d)(2)
NYSE.............................................................. (S) 2.1(b)
Option Ratio...................................................... (S) 7.8(d)
Original Schedule................................................. (S) 2.1(c)(1)
Pension Plan...................................................... (S) 3.2(o)(1)
Person............................................................ (S) 11.7(b)
Private Accounts.................................................. (S) 3.2(u)
Prohibited Transaction............................................ (S) 3.2(o)(6)
Proprietary Rights................................................ (S) 3.2(k)
Proxy Statement/Prospectus........................................ (S) 5.2(e)
Registrant........................................................ (S) 4.2(b)
Registration Statement............................................ (S) 5.2(e)
Reorganization.................................................... (S) 7.10
Reports........................................................... (S) 4.2(j)
Revised Schedule.................................................. (S) 2.1(c)(2)
SEC............................................................... (S) 3.2(d)(2)
Securities Act.................................................... (S) 3.2(e)(1)
Share Consideration............................................... (S) 2.1(a)
Specified Cash Percentage......................................... (S) 2.1(j)(4)
Specified Stock Percentage........................................ (S) 2.1(j)(5)
Subsidiary........................................................ (S) 11.7(g)
Superior Proposal................................................. (S) 7.4(d)
Surviving Corporation............................................. (S) 1.3(a)
Tax Returns....................................................... (S) 3.2(h)(1)
Taxes............................................................. (S) 3.2(h)(1)
TDLPL............................................................. (S) 3.2(a)(1)
Third Party....................................................... (S) 10.3(e)
To the knowledge of a party....................................... (S) 11.7(f)
Total Consideration............................................... (S) 2.1(j)(4)
Voting Agreement.................................................. (S) 3.2(v)
Welfare Plan...................................................... (S) 3.2(o)(1)

                               INDEX OF EXHIBITS

Exhibit A--Form of Voting Agreement
Exhibit B-1--Employment Agreement--Portfolio Managers
Exhibit B-2--Employment Agreement--Hisey

                          AGREEMENT AND PLAN OF MERGER

   This Agreement and Plan of Merger (this "Agreement"), dated as of February 28, 2000, is made among ReliaStar Financial Corp., a Delaware corporation ("Buyer"), Pilgrim Holdings Corporation, a Delaware corporation and a wholly owned subsidiary of Buyer ("Merger Sub"), and Lexington Global Asset Managers, Inc., a Delaware corporation ("Lexington").

                                    RECITALS

   Lexington (or one or more of its subsidiaries) acts as investment adviser and/or principal underwriter for 16 open-end investment companies and as sponsor for one registered unit investment trust (collectively, the "Lexington Funds") registered under the Investment Company Act of 1940, as amended (the "1940 Act").

   Lexington (or one or more of its subsidiaries) is investment adviser for various private accounts.

   The Boards of Directors of Buyer, Merger Sub, and Lexington deem it advisable and in the best interests of each corporation and its respective stockholders that Merger Sub and Lexington combine in order to advance the long-term business interests of Buyer, Merger Sub, Lexington, the Lexington Funds and the Lexington investment advisory or subadvisory clients.

   The strategic combination of Merger Sub and Lexington shall be effected by the terms of this Agreement through a transaction in which Lexington will merge with and into Merger Sub (the "Merger").

   In the Merger each share of Lexington's common stock, $.0l par value per share ("Lexington Common Stock"), issued and outstanding at the Effective Time (as defined in Section 1.1), shall be converted into cash and/or a fraction of a share of common stock, $.01 par value per share, of Buyer ("Buyer Common Stock").

   For federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                                   AGREEMENT

   Now, therefore, intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

   1.1 Effective Time of the Merger. Subject to the terms of this Agreement, a Certificate of Merger (the "Certificate of Merger") shall be duly executed by Merger Sub and Lexington and delivered to the office of the Delaware Secretary of State for filing, as provided in Section 251 of the Delaware General Corporation Law (the "Delaware Law"), as soon as practicable on the Closing Date (as defined in Section 1.2). The Merger shall become effective at the time at which the Certificate of Merger shall have been filed with the Delaware Secretary of State or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

   1.2 Closing. Closing of the Merger (the "Closing") will take place at 11:00 a.m., New York time, on a date to be specified by Buyer and Lexington, which shall be no later than the fifth business day after satisfaction or waiver (to the extent waivable under Article VIII) of all conditions to the consummation of the Merger set forth in Article VIII of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania, unless another date or place is agreed to by

Buyer and Lexington. The date on which the Closing occurs is referred to as the "Closing Date." All actions taken at the Closing shall be deemed to have been taken simultaneously at the Effective Time.

   1.3 Effects of the Merger.

     (a) At the Effective Time, in accordance with this Agreement and the Delaware Law, (1) Lexington shall be merged with and into Merger Sub, (2) the separate corporate existence of Lexington shall cease, and (3) Merger Sub shall be the surviving corporation and shall continue to be governed by the Delaware Law (Merger Sub is sometimes referred to in this Agreement as the "Surviving Corporation").

     (b) The Merger shall have the other effects set forth in Sections 259 and 261 of the Delaware Law.

   1.4 Certificate of Incorporation and Bylaws of the Surviving Corporation.

     (a) The Certificate of Incorporation of Merger Sub as in effect immediately before the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the Delaware Law.

     (b) The Bylaws of Merger Sub in effect immediately before the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with their terms, the Certificate of Incorporation of the Surviving Corporation, and the Delaware Law.

   1.5 Directors and Officers of the Surviving Corporation.

     (a) The directors of Merger Sub holding office at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, to serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

     (b) In addition to such other officers as the Board of Directors of the Surviving Corporation may appoint from time to time, the officers of Merger Sub holding office at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, to serve until their successors have been duly appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

                                  ARTICLE II

                           CONVERSION OF SECURITIES

   2.1 Effect on Capital Stock. Subject to the other provisions of this
Article II, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Lexington, Merger Sub, or the holder of any shares of the following securities:

     (a) Merger Consideration. Subject to adjustment as provided in Sections 2.1(b), 2.1(c) and 2.1(l) and the election and allocation provisions of Sections 2.1(i) and 2.1(j), each issued and outstanding share of Lexington Common Stock (other than shares of Lexington Common Stock held of record by Buyer, Merger Sub, or Lexington or any other direct or indirect subsidiary of Buyer or Lexington immediately before the Effective Time and other than shares of Lexington Common Stock as to which dissenters' rights of appraisal have been exercised as contemplated by Section 2.1(k)) shall be automatically converted into and become the right to receive (i) 0.231 of a share of Buyer Common Stock, (the "Share Consideration"), and (ii) cash in the amount of $3.306 (the "Cash Consideration" and, together with the Share Consideration, the "Merger Consideration"). At the Effective Time, each share of Lexington Common Stock held of record by Buyer, Merger Sub, or Lexington or any direct or indirect subsidiary of Buyer or Lexington shall be canceled and cease to exist, and no payment shall be made with respect to those shares.

     (b) Adjustment of Merger Consideration Based on Buyer's Average Share Price. The Share Consideration shall not be adjusted as a result of changes in the market value of Buyer Common Stock unless the average per share closing price of Buyer Common Stock on the New York Stock Exchange (the "NYSE") for the five trading days immediately preceding the date that is one business day before the Closing Date ("Buyer's Average Share Price") is more than $31.625 or less than $25.625. If Buyer's Average Share Price is more than $31.625, then the Share Consideration shall be reduced to a fraction of a share of Buyer Common Stock (expressed as a decimal, rounded to the nearest thousandth), the numerator of which shall be the Share Consideration set forth in Section 2.1(a)(i) multiplied by $31.625 and the denominator of which shall be Buyer's Average Share Price. If Buyer's Average Share Price is less than $25.652, then the Share Consideration shall be increased to a fraction of a share of Buyer Common Stock (expressed as a decimal, rounded to the nearest thousandth), the numerator of which shall be the Share Consideration set forth in Section 2.1(a)(i) multiplied by $25.625 and the denominator of which shall be Buyer's Average Share Price; provided, however, that, in lieu of the foregoing adjustment, Buyer may determine, by written notice to Lexington on or before the Closing Date, to increase the Cash Consideration by an amount not to exceed the product of the Share Consideration multiplied by the difference between $25.625 and Buyer's Average Share Price and to increase the Share Consideration by a decimal amount (rounded to the nearest thousandth) equal to the quotient obtained by dividing (A) the difference between (1) the product of the Share Consideration multiplied by the difference between $25.625 and the Buyer's Average Share Price minus (2) the amount of the increase in the Cash Consideration made pursuant to Buyer's determination by (B) Buyer's Average Share Price.

     (c) Adjustment to Merger Consideration Based on Assets Under Management. If any adjustment is required by the provisions of the following subsections, the Merger Consideration payable by Buyer at the Closing determined after giving effect to any adjustment required by Section 2.1(b), will be reduced or increased by a percentage calculated in the following manner:

       (1) Attached hereto as Schedule 2.1(c) is a list prepared by Lexington of the Lexington Funds and investment advisory or subadvisory clients of Lexington as of December 31, 1999, showing for each and as of that date, the client's or fund's name and assets under management (the "Original Schedule"). The total assets under management listed on the Original Schedule shall be referred to as the "Base Net Assets."

       (2) At the Closing, Lexington will deliver to Buyer a revised
    Schedule 2.1(c) (the "Revised Schedule") as of the close of business on the third business day before the Closing, prepared as follows:

         (A) all clients that have terminated their investment advisory or subadvisory relationship with Lexington or that have notified Lexington in writing of their intention to terminate that relationship since the date of the Original Schedule shall be deleted from the Revised Schedule;

         (B) clients that have engaged Lexington since the date of the Original Schedule shall be added to the Revised Schedule with their assets under management by Lexington included in the Revised Schedule at the value of those assets on the date Lexington's management commenced;

         (C) for clients (other than Lexington Funds) that have withdrawn assets from management by Lexington since the date of the Original Schedule, assets under management for each such client shall be reduced by the same percentage as is calculated by dividing (A) the value of the assets withdrawn as of the date of withdrawal, by (B) the aggregate value of assets managed by Lexington for such client immediately prior to the withdrawal;

         (D) for clients (other than Lexington Funds and assets managed by Lexington or its subsidiaries for the Richardson family or any trust for the benefit of the Richardson family) that have added to assets under management since the date of the Original Schedule, assets under management shall be increased by the same percentage as is calculated by dividing (A) the value of the assets added as of the date of the addition of the assets, by (B) the aggregate value of assets managed by Lexington for such client immediately prior to the date Lexington's management commenced;

         (E) assets under management for each of the Lexington Funds shall be increased or decreased, as appropriate, by the total of the aggregate net sales or redemptions for such Lexington Funds between December 31, 1999 and the third business day before the Closing; and

         (F) the Revised Schedule shall not reflect fluctuations in the market value of assets under management since the date of the Original Schedule.

Pro forma net assets under management shown on the Revised Schedule are referred to as "Assigned Net Assets."

       (3) Assigned Net Assets shall then be divided by Base Net Assets, calculated as a percentage, and the resulting percentage shall be determined to the nearest one-hundredth of one percent (the "Adjustment Percentage").

       (4) Any adjustment to the Merger Consideration shall adjust the Share Consideration and Cash Consideration by the same percentage, determined as follows:

         (A) If the Adjustment Percentage is 90% or more but less than or equal to 110%, there shall be no adjustment in the Merger
      Consideration.

         (B) If the Adjustment Percentage is less than 90%, then the Merger Consideration payable at the Closing, determined after giving effect to any adjustment required by Section 2.1(b), shall be reduced by one percent for each one percent decrease in Adjustment Percentage in accordance with the following table, with interpolation as necessary between percentages rounded to the nearest one-thousandth of one percent:

                                                     PERCENT BY WHICH MERGER
       ADJUSTMENT PERCENTAGE                      CONSIDERATION SHALL BE REDUCED
       ---------------------                      ------------------------------
          90....................................                 0%
          89....................................                 1
          88....................................                 2
          87....................................                 3
          86....................................                 4
          85....................................                 5
          84....................................                 6
          83....................................                 7
          82....................................                 8
          81....................................                 9
          80....................................                10

                                  and so forth

         (C) If the Adjustment Percentage is greater than 110%, then the Merger Consideration payable at the Closing, determined after giving effect to any adjustment required by Section 2.1(b), shall be increased by one percent for each one percent increase in Adjustment Percentage in accordance with the following table, with interpolation as necessary between percentages rounded to the nearest one-thousandth of one percent:

                                                    PERCENT BY WHICH MERGER
       ADJUSTMENT PERCENTAGE                    CONSIDERATION SHALL BE INCREASED
       ---------------------                    --------------------------------
         110%.................................                  0%
         111..................................                  1
         112..................................                  2
         113..................................                  3
         114..................................                  4
         115..................................                  5
         116..................................                  6
         117..................................                  7
         118..................................                  8
         119..................................                  9
         120..................................                 10

                                  and so forth

     (d) Lexington Stock. All shares of Lexington Common Stock, when converted pursuant to Section 2.1(a), shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and holders of certificates that immediately before the Effective Time represented shares of Lexington Common Stock (the "Certificates") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in consideration therefor upon the surrender of the Certificates in accordance with Section 2.2, without interest.

     (e) Lexington Incentive Plans. At the Effective Time, all outstanding options (the "Lexington Options") to purchase Lexington Common Stock granted under the Lexington 1995 Long Term Incentive Plan (the "Lexington Incentive Plan") and all outstanding Lexington Restricted Stock granted under the Lexington Incentive Plan (the "Lexington Restricted Stock") will become options to purchase Buyer Common Stock or Buyer Restricted Stock, respectively, in accordance with Section 7.8.

     (f) Capital Stock of Merger Sub. Each issued and outstanding share of the capital stock of Merger Sub shall remain outstanding as one share of capital stock of the Surviving Corporation and shall not be converted into any other securities or cash in the Merger. The certificates for such shares shall not be surrendered or in any way modified by reason of the Merger. No stock of Merger Sub will be issued in the Merger.

     (g) Fractional Shares. No scrip or fractional shares of Buyer Common Stock shall be issued in the Merger. Each fractional share of Buyer Common Stock that a holder of Lexington Common Stock would otherwise be entitled to receive (after aggregating all shares of Buyer Common Stock to be received by that holder) shall be automatically converted into the right to receive, at the Effective Time from Buyer, an amount in cash in lieu of the fractional share of Buyer Common Stock equal to the product of the fraction multiplied by Buyer's Average Share Price (rounded up or down to the nearest $.01). Buyer will make available to the Exchange Agent (as defined in Section 2.2) the cash necessary for the purpose of paying for fractional shares.

     (h) Buyer Stock. All shares of Buyer Common Stock into which the shares of Lexington Common Stock are converted shall be validly issued, fully paid and nonassessable and will have Buyer Rights attached thereto in accordance with the Buyer Rights Agreement (as such terms are defined in Section 5.2(b)).

     (i) Election Procedures. Each record holder (as of the record date determined by Lexington) of shares of Lexington Common Stock shall have the right to elect in writing to have all of his shares of Lexington Common Stock converted into cash or Buyer Common Stock, as the case may be, subject to Section 2.1(j), in accordance with the following procedures:

       (1) At least thirty days prior to the Closing Date, a letter of transmittal and election statement (an "Election Statement") providing for the right to elect to receive cash or Buyer Common Stock and for the tender to the Exchange Agent of the Certificates representing Lexington Common Stock shall be mailed to all record holders of Lexington Common Stock at their respective addresses shown in Lexington's stock transfer records.

       (2) Any record holder of Lexington Common Stock may specify, in an Election Statement meeting the requirements of this Section 2.1(i), that, as to all shares of Lexington Common Stock covered by such Election Statement:

         (A) all such shares shall be converted into Cash Consideration and Share Consideration in the proportions set forth in Section 2.1(a); provided, however, that such election shall be subject to a determination by Buyer in certain events under Section 2.1(b) to convert to cash a portion of the Merger Consideration that would otherwise be Buyer Common Stock; or

         (B) the Cash Consideration payable for all such shares be converted to shares of Buyer Common Stock, in which case such holder shall receive no cash and shall receive additional shares of Buyer Common Stock equal to .50 multiplied by the Share Consideration for each issued and outstanding share of Lexington Common Stock held; provided, however, that such election shall be subject to a determination by Buyer in certain events under Section 2.1(b) to convert to cash a portion of the Merger Consideration that would otherwise be Buyer Common Stock; or

         (C) the Share Consideration payable for all such shares be converted into cash, in which case such holder shall receive no Share Consideration and shall receive additional cash equal to the Share Consideration multiplied by Buyer's Average Share Price.

       (3) Notwithstanding anything to the contrary set forth above:

         (A) Any record holder of Lexington Common Stock who is holding such shares for a beneficial owner or as a nominee for one or more beneficial owners may submit an Election Statement on behalf of any such beneficial owner. Any beneficial owner of Lexington Common Stock on whose behalf a record owner of Lexington Common Stock has submitted an Election Statement in accordance with this Section 2.1(i) will be considered a separate holder of Lexington Common Stock for purposes of this Agreement.

         (B) Any holder of Lexington Common Stock who may be considered, by reason of the ownership attribution rules contained in Section 318 of the Internal Revenue Code of 1986, as amended, to own constructively shares of Lexington Common Stock in addition to those actually owned by such holder may submit an Election Statement jointly with one or more of such persons whose shares of Lexington Common Stock such holder may be considered to own constructively, and any such joint Election Statement shall for purposes of this
      Section 2.1(i) be considered to be a single Election Statement.

       (4) An Election Statement will be effective only if a properly completed and signed copy thereof, accompanied by Certificates for the shares of Lexington Common Stock which such Election Statement covers, shall have been actually received by the Exchange Agent no later than one business day before the day of the meeting of the Lexington stockholders to vote upon this agreement (such day being referred to herein as the "Election Deadline"). Delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of an Election Statement which meets the requirements of this
    Section 2.1(i) is hereinafter referred to as an "Effective Election Statement."

       (5) Any record holder of Lexington Common Stock who has submitted an Effective Election Statement may at any time until the Election Deadline amend such Election Statement if the Exchange Agent actually receives, no later than the Election Deadline, a later dated, properly completed and signed amended Effective Election Statement.

       (6) Any record holder of Lexington Common Stock may at any time prior to the Election Deadline revoke his Election Statement and withdraw certificates for shares of Lexington Common

    Stock deposited therewith by written notice actually received by the Exchange Agent no later than the Election Deadline. Any Election Statement relating to shares of Lexington Common Stock which are or become Dissenting Shares (as defined in Section 2.1(k) hereof) shall be deemed automatically revoked. Any notice of withdrawal shall be effective only if it is properly executed and specifies the record holder of the shares to be withdrawn and the Certificate numbers shown on the Certificates representing the shares to be withdrawn.

       (7) Lexington and Buyer shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the form, terms and conditions of the Election Statements, the validity and effectiveness of Election Statements and the manner and extent to which they are to be taken into account in making the determinations prescribed by Section 2.1(k) hereof. In the event this Agreement is terminated, the Exchange Agent shall promptly return any Certificates received to the respective record holders.

     (j) Allocations. The allocation of cash and/or Buyer Common Stock among holders of outstanding shares of Lexington Common Stock shall be effected as hereinafter provided:

       (1) Except as otherwise provided in Sections 2.1(i)(2)(A), 2.1(j)(4) and 2.1(j)(5), all of the shares of Lexington Common Stock held by shareholders who elected to receive cash and Buyer Common Stock in the proportions set forth in Section 2.1(a) or who did not elect in any Effective Election Statement to receive all cash or all Buyer Common Stock shall be converted into cash and Buyer Common Stock at the conversion rate specified in Section 2.1(a) hereof;

       (2) Except as otherwise provided in Sections 2.1(i)(2)(B) and 2.1(j)(5), all of the shares of Lexington Common Stock held by shareholders who elected in an Effective Election Statement to receive all Buyer Common Stock shall be converted into all Buyer Common Stock on the terms and conditions set forth in Section 2.1(i);

       (3) Subject to Section 2.1(j)(4) hereof, Lexington Common Stock held by shareholders who elected in an Effective Election Statement to receive all cash shall be converted into cash, on the terms and conditions set forth in Section 2.1(i) hereof but only up to the percentage specified below.

       (4) If the aggregate amount of cash payable to holders of Lexington Common Stock after giving effect to the foregoing provisions of this
    Section 2.1(j), including cash payable to holders of Dissenting Shares and cash payable due to fractional shares, pursuant to the Merger exceeds one-third (or, if Buyer has made a determination to increase the Cash Consideration pursuant to Section 2.1(b), such higher percentage as shall be equal to the percentage of the Total Consideration payable in cash, after giving effect to such determination) (the "Specified Cash Percentage") of the Merger Consideration plus the cash payable to holders of Dissenting Shares (the "Total Consideration"), the cash otherwise payable to Lexington stockholders who would otherwise receive any portion of the Merger Consideration in cash shall be reduced pro rata so that the aggregate amount of cash does not exceed the Specified Cash Percentage and such Lexington stockholders shall receive Buyer Common Stock in lieu thereof.

       (5) If the aggregate amount of Buyer Common Stock issuable to holders of Lexington Common Stock pursuant to the Merger after giving effect to the foregoing provisions of this Section 2.1(j) exceeds two-thirds (or, if Buyer has made a determination to increase the Cash Consideration pursuant to Section 2.1(b), such lower percentage as shall be equal to the percentage of the Total Consideration payable in Buyer Common Stock, after giving effect to such determination) of the Total Consideration (the "Specified Stock Percentage"), the Buyer Common Stock otherwise issuable to Lexington stockholders who would receive any portion of the Merger Consideration in Buyer Common Stock shall be reduced pro rata so that the aggregate amount of Buyer Common Stock does not exceed the Specified Stock Percentage and such Lexington stockholders shall receive cash in lieu thereof.

       (6) If the foregoing election and allocation procedures are found to be unlawful for federal regulatory purposes, this Section 2.2(j) shall be amended to provide such other procedure for reduction of the number of shares of Lexington Common Stock converted to cash and/or Buyer Common Stock as may be agreed upon by Buyer and Lexington and as is consistent with such regulatory purposes.

     (k) Dissenters' Rights.

       (1) Notwithstanding any provision of this Agreement to the contrary, any shares of Lexington Common Stock held by a holder who has properly asserted his right, if any, for appraisal of such shares in accordance with the Delaware Law and who, as of the Effective Time, has not effectively lost such right to appraisal (the "Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.1 (a), but the holder thereof shall only be entitled to such rights as are granted by the Delaware Law.

       (2) Notwithstanding the provision of Section 2.1(k)(1), if any holder of shares of Lexington Common Stock who asserts his rights, if any, for appraisal or demands payment for such shares under the Delaware Law shall effectively lose his right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares of Lexington Common Stock shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.1(a), upon surrender of the Certificates representing such shares.

     (l) Adjustments. The Merger Consideration shall be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend, recapitalization, exchange, subdivision, combination of, or other similar change (including the exercise of any Buyer Rights under the Buyer Rights Agreement) in Lexington Common Stock or Buyer Common Stock after the date of this Agreement.

   2.2 Exchange of Certificates.

     (a) The transfer agent for Buyer Common Stock shall serve as exchange agent hereunder (the "Exchange Agent"). Promptly after the Effective Time, Buyer shall deposit in trust with the Exchange Agent cash and certificates representing the aggregate Merger Consideration to be paid to holders of Lexington Common Stock and to pay for fractional shares then known to Buyer (such Common Stock and cash amounts being referred to as the "Exchange Fund"). The Exchange Agent shall, under irrevocable instructions received from Buyer, pay the amounts of cash provided for in this Article II out of the Exchange Fund. Additional amounts of cash, if any, needed from time to time by the Exchange Agent shall be provided by Buyer and shall become part of the Exchange Fund. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement, or as otherwise agreed to by Buyer and Lexington before the Effective Time.

     (b) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each record holder of Lexington Common Stock who, as of the Effective Time was a holder of a Certificate, a letter of transmittal (reasonably satisfactory in form and substance to Lexington and Buyer) and instructions for its use in effecting the surrender of the Certificate for payment therefor and conversion thereof. Delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent and the letter of transmittal shall so reflect. Upon surrender to the Exchange Agent of a Certificate, together with a letter of transmittal duly executed and properly completed, the holder of the Certificate shall be entitled to receive in exchange therefor cash and shares of Buyer Common Stock to which that holder of Lexington Common Stock is entitled pursuant to the terms of this Agreement (with the cash amount being rounded up or down to the nearest $.01) and the Certificate so surrendered shall be marked "Canceled." No interest will be paid or accrued on any Merger Consideration.

     (c) If any portion of the consideration to be received under this
  Article II upon exchange of a Certificate is to be issued or paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay in advance any transfer or other taxes required by reason of a check representing the Merger Consideration, or establish to the satisfaction of the Exchange Agent that such tax has been paid or that no such tax is applicable. Buyer shall pay any transfer or other taxes required by reason of the issuance of a certificate representing shares of Buyer Common Stock if the certificate is issued in the name of the person in whose name the certificate surrendered in exchange therefor is registered; provided, however, that Buyer shall not pay any transfer or other tax if payment of any such tax by Buyer otherwise would cause the Merger to fail to qualify as a tax-free reorganization under the Code.

     (d) From the Effective Time until surrender in accordance with this
  Section 2.2, each Certificate (other than Certificates representing shares held by Buyer, Merger Sub, or Lexington or any direct or indirect subsidiary of Buyer or Lexington) shall be deemed, for all corporate purposes other than the payment of dividends or other distributions, to evidence only the right to receive the cash and/or Buyer Common Stock into which such shares of Lexington Common Stock shall have been so converted or, in the case of Dissenting Shares, to evidence only such rights as are granted by the Delaware Law. After surrender, there shall be paid to the person in whose name the Buyer Common Stock shall be issued any dividends on Buyer Common Stock that shall have a record date and payment date on or after the Effective Time and before surrender. All payments in respect of shares of Lexington Common Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to those securities.

     (e) In case of any lost, stolen, or destroyed Certificate, the holder thereof may be required, as a condition precedent to the delivery to the holder of the consideration described in Section 2.1, and in accordance with Section 167 of the Delaware Law, to deliver to Buyer a bond in such reasonable sum as Buyer may direct as indemnity against any claim that may be made against the Exchange Agent, Buyer, or the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen, or destroyed.

     (f) After the Effective Time, there shall be no transfers on the books of the Surviving Corporation of the shares of Lexington Common Stock that were outstanding immediately before the Effective Time. If, after the Effective Time, Certificates are presented to Surviving Corporation for transfer, they shall be canceled and exchanged for the consideration described in Section 2.1. After the Effective Time, the shares of Lexington Common Stock shall be delisted from the Nasdaq National Market System.

     (g) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Lexington for one year after the Effective Time shall be returned to Buyer, upon demand, and any holder of Lexington Common Stock who has not theretofore complied with this Section 2.2 shall thereafter look only to Buyer for issuance of the Merger Consideration to which the holder has become entitled under Section 2.1; provided, however, that neither the Exchange Agent nor any party to this Agreement shall be liable to a holder of shares of Lexington Common Stock for any amount required to be paid to a public official or public entity under any applicable abandoned-property, escheat, or similar law.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF LEXINGTON

   3.1 General. Lexington represents and warrants to Buyer and Merger Sub that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by Lexington to Buyer on the date of this Agreement (the "Lexington Disclosure Schedule"). Notwithstanding any other provision of this Agreement, each exception set forth in the Lexington Disclosure Schedule shall be deemed to qualify each representation and warranty set forth in this Agreement (i) that is specifically identified (by cross-reference or otherwise) in the Lexington Disclosure Schedule as being qualified by such exception, or (ii) with respect to which the relevance of such exception is apparent on the face of the disclosure of such exception set forth in the Lexington Disclosure Schedule. As used throughout this agreement with respect to any person, the term "Material Adverse Effect" means any change or effect that, individually or when taken together with all changes or effects that have occurred before the determination of the occurrence of the Material Adverse Effect, has had or is reasonably likely to have a material adverse effect on the business, financial condition, or results of operations of the person and its subsidiaries taken as a whole; provided, however, that Material Adverse Effect with respect to any person shall not include any change in or effect upon the business, financial condition, or results of operations of such person or any of its subsidiaries directly or indirectly arising out of or attributable to (a) conditions, events, or circumstances generally affecting the U.S. economy as a whole, (b) conditions, events, or circumstances generally affecting the mutual fund industry as a whole (including regulatory and legal), or (c) any decreases in Lexington Mutual Fund Assets Under Management. It is further understood that any decrease in the market price of shares of Lexington Common Stock or Buyer Common Stock shall not be relevant to a determination of whether a Material Adverse Effect has occurred.

   3.2 Representations and Warranties.

     (a) Organization, Standing, Qualification.

       (1) Each of Lexington and its subsidiaries (which, for purposes of this Article includes Troika Dialog Lexington Partners (BVI) Ltd. ("TDLPL")) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted. Each of Lexington and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated, or leased by it, or the nature of its business, makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing would not have a Material Adverse Effect on Lexington. The Lexington Disclosure Schedule sets forth a list of all of Lexington's subsidiaries and their state of incorporation; except as so set forth and except for securities held solely for investment purposes, Lexington does not directly or indirectly own any capital stock of, or other equity interest in, any person. Copies of the charter and bylaws (or similar organizational documents) of Lexington and each subsidiary of Lexington have been made available to Buyer and are complete and correct as of the date hereof.

       (2) Each of Lexington Management Corporation and Lexington Market Systems Research Advisors, Inc. ("MSR") is and has been duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and under Applicable Law (as defined in
    Section 4.2(f)). The Lexington Disclosure Schedule lists the jurisdictions in which Lexington Management Corporation or MSR is registered as an investment adviser. Each such registration is in full force and effect. Other than the jurisdictions set forth in the Lexington Disclosure Schedule for Lexington Management Corporation or MSR, neither Lexington nor its subsidiaries is required to be registered as an investment adviser in any jurisdiction.

       (3) Lexington Funds Distributor, Inc. ("Lexington Distributor") is and has been duly registered as a broker-dealer under the Securities Exchange Act of 1934 and under other Applicable Law. The Lexington Disclosure Schedule lists the jurisdictions in which Lexington Distributor is registered as a broker-dealer. Each such registration is in full force and effect. Other than the jurisdictions set forth in the Lexington Disclosure Schedule, Lexington Distributor is not required to be registered as a broker-dealer in any other jurisdiction. Lexington Distributor is a member in good standing and has all licenses and authorizations in self-regulatory or trade organizations or registered clearing agencies, required to permit the operation of its business as presently conducted, except where such failure would not have a Material Adverse Effect on Lexington.

       (4) TDLPL has all requisite licenses and other registrations necessary for it to manage the assets of the Troika Dialog Lexington Eurasia Fund.

     (b) Capitalization. The authorized capital stock of Lexington consists of 15 million shares of Lexington Common Stock, of which, as of the close of business on February 28, 2000, 4,505,038 shares were issued and outstanding, and 5 million shares of preferred stock, $.01 par value, none of which are outstanding. The authorized capital stock of MSR consists of 1,000 shares of common stock, $.01 par value. All of the issued and outstanding shares of capital stock of Lexington and the capital stock or other equity interests of each of its subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, and were not granted in violation of any statutory preemptive rights. There are no outstanding subscriptions, options, warrants, calls, or other agreements or commitments under which Lexington or any subsidiary is or may become obligated to issue, sell, transfer, or otherwise dispose of, or purchase, redeem, or otherwise acquire, any shares of capital stock of, or other equity interests in, Lexington or any subsidiary, and there are no outstanding securities convertible into or exchangeable for any such capital stock or other equity interests, except for options to purchase up to an aggregate of 437,100 shares of Lexington Common Stock, as of the close of business on February 28, 2000 at an average exercise price of $5.51 and as set forth in the Lexington Disclosure Schedule. There are no stock appreciation rights, phantom stock rights, or, performance shares outstanding issued by Lexington with respect to Lexington or any of its subsidiaries. Lexington owns, directly or indirectly, all of the issued and outstanding shares of each class of capital stock of each of its subsidiaries which is wholly owned, and the number of shares of capital stock or equity interests set forth on the Lexington Disclosure Schedule of each subsidiary which is not wholly owned, in each case free and clear of all liens, security interests, pledges, charges, and other encumbrances. There are no agreements or understandings to which Lexington or any of its subsidiaries is a party with respect to the capital stock of Lexington or its subsidiaries.

     (c) Authorization and Execution. Lexington has the corporate power and authority to execute and deliver this Agreement and, subject to approval by the stockholders of a majority of the outstanding shares of Lexington Common Stock, to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Lexington have been duly authorized by the Board of Directors of Lexington, and no further corporate action of Lexington, other than the approval of its stockholders, is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Lexington and, assuming the accuracy of the representations and warranties of Buyer set forth in
  Section 5.2(c), this Agreement constitutes the legal, valid, and binding obligation of Lexington, enforceable against Lexington in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally, and subject to general principles of equity.

     (d) No Conflicts. Neither the execution and delivery of this Agreement by Lexington, nor the consummation by Lexington of the transactions contemplated hereby will:

       (1) conflict with or result in a breach of the charter, bylaws, or similar organizational documents, as currently in effect, of Lexington or any of its subsidiaries;

       (2) require any filing with, or consent or approval of, any government, state, or political subdivision thereof, entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, including the Securities and Exchange Commission (the "SEC") and any other government authority, agency, department, board, commission, or instrumentality of the United States, any State of the United States, or any political subdivision thereof, any court, tribunal, or arbitrator of competent jurisdiction, or any governmental or nongovernmental self-regulatory organization, agency, or authority (including the Nasdaq National Market and the National Association of Securities Dealers, Inc. (the "NASD")) (each, a "Governmental Authority") having jurisdiction over any of the businesses or assets of Lexington or any of its subsidiaries, except for (A) compliance with the requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (B) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents reflecting the occurrence of the Merger with the relevant authorities of the other states in which Lexington is licensed or qualified to do business; (C) the consents, approvals, filings, and notices required under the 1940 Act and the Advisers Act; (D) any consents, approvals, filings, or notices required with the NASD or any industry self-regulatory organizations;
    (E) the filing with the SEC of the Proxy Statement/Prospectus (as defined in Section 5.2(e)) and compliance with any other applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (F) such other filings, consents, or approvals the failure of which to make or obtain would not reasonably be expected to prevent consummation of the Merger or to have a Material Adverse Effect on Lexington;

       (3) subject to the exceptions contained in, and assuming compliance with, clauses (A) through (F) of subsection (d)(2) above, violate any Applicable Law applicable to Lexington or any of its subsidiaries; or

       (4) result in a material breach of, or constitute a material default or an event that, with the passage of time or the giving of notice, or both, would constitute a material default, give rise to a right of termination, cancellation, or acceleration, create any entitlement of any third party to any material payment or benefit, require the consent of any third party, or result in the creation of any material lien on the assets of Lexington or any of its subsidiaries under, any Material Contract (as defined in Section 3.2(j)).

     (e) SEC Reports and Financial Statements.

       (1) Since December 13, 1995, Lexington and its subsidiaries have filed all material reports, registration statements, Forms ADV, Forms BD and other filings, together with any material amendments required to be made with respect thereto, that it has been required to file with any relevant Governmental Authority under federal and state securities laws, including the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act. All reports, registration statements, and other filings (including all exhibits, notes, and schedules thereto and all documents incorporated by reference therein) filed by Lexington or its subsidiaries with the SEC on or after December 13, 1995, together with any amendments thereto, are collectively referred to as the "Lexington SEC Reports." As of: (A) with respect to all of the Lexington SEC Reports other than registration statements filed under the Securities Act, the respective dates of their filing with the SEC; and (B) with respect to all registration statements filed under the Securities Act, their respective effective dates, the Lexington SEC Reports complied in all material respects with the rules and regulations of the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. Since its inception in June 1998, TDLPL has filed all reports, registration statements, and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with any relevant Governmental Authority under U.S. federal and state securities laws and under foreign law.

       (2) The consolidated financial statements (including any related notes or schedules) included in Lexington's 1998 Annual Report on Form 10-K, as filed with the SEC, were prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"), except as may be noted therein or in the notes or schedules thereto, and fairly present in all material respects the consolidated financial position of Lexington and its subsidiaries (except to the extent that TDLPL is not consolidated) as of December 31, 1997 and 1998 and the consolidated results of their operations and cash flows for each of the three years in the three-year period ended December 31, 1998.

       (3) The audited consolidated financial statements of Lexington and its subsidiaries as of and for the year ended December 31, 1999 when delivered will be consistent in all material respects with the unaudited consolidated financial statements of Lexington and its subsidiaries as of and for December 31, 1999 that were previously delivered to Buyer.

     (f) Proxy Statement. The information supplied by Lexington for inclusion in the Proxy Statement (as defined in Section 5.2(e)), as of the date of the Proxy Statement/Prospectus and as of the date of the meeting of Lexington's stockholders to consider this Agreement and the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (g) Absence of Certain Changes or Events. Except as disclosed in any Lexington SEC Report, from December 31, 1998 to the date of this Agreement, Lexington and its subsidiaries have conducted their respective businesses and operations in the ordinary course consistent with past practices, and neither Lexington nor any of its subsidiaries has:

       (1) split, combined, or reclassified any shares of its capital stock or made any other changes in its equity capital structure;

       (2) purchased, redeemed, or otherwise acquired, directly or indirectly, any shares of its equity securities or any options, rights, or warrants to purchase equity securities or any securities convertible into equity securities;

       (3) declared or paid any dividends on or made any other distributions (whether in cash, stock, or property) in respect of shares of its capital stock, or split, combined, or reclassified any of its capital stock, or issued or authorized the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock of such entity;

       (4) issued, delivered, or sold any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants, or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares or other convertible securities (other than the grant of options to employees in a manner consistent with past practices under the Lexington Incentive Plan, and the issuance of shares upon the exercise of such options);

       (5) incurred, assumed, or guaranteed any indebtedness for money borrowed, other than intercompany indebtedness, other than that incurred under currently existing debt instruments;

       (6) changed or modified in any material respect any existing accounting method, principle, or practice, other than as required by GAAP;

       (7) suffered any business interruption, damage to or destruction of its properties, or other incident, occurrence, or event (other than changes in general industry, economic, or market conditions), which would have a Material Adverse Effect on Lexington; or

       (8) except for this Agreement, entered into any commitment to do any of the foregoing.

     (h) Tax Matters.

       (1) Lexington and its subsidiaries have timely filed (or received appropriate extensions for) all material federal, state, local, and foreign tax returns ("Tax Returns") required to be filed by them with respect to income, gross receipts, withholding, social security, unemployment, payroll, franchise, excise, use, premium, and other taxes of whatever kind ("Taxes"), and have paid all Taxes shown on those Tax Returns to the extent they have become due. Lexington's Tax Returns are accurate and complete in all material respects.

       (2) No Tax Returns filed by Lexington or any of its subsidiaries are the subject of pending audits. Neither Lexington nor any of its subsidiaries has received, before the date of this Agreement, a notice of deficiency or assessment of additional material Taxes that remains unresolved. Neither Lexington nor any of its subsidiaries has extended the period for assessment or payment of any Tax, which extension has not since expired.

       (3) Lexington and its subsidiaries have withheld and paid over to the appropriate Governmental Authorities all Taxes required by law to have been withheld and paid in connection with amounts paid or owing to any employee, except for any such Taxes that are immaterial in amount.

       (4) Neither Lexington nor any of its subsidiaries has been a member of an affiliated group (as defined in Section 1504 of the Code) filing a consolidated federal income tax return for any tax year since January 1, 1992 other than a group the common parent of which was Lexington (the "Lexington Consolidated Group").

       (5) Neither Lexington nor any of its subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations.

       (6) Lexington has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

       (7) Neither Lexington nor any of its subsidiaries is a party to any Tax allocation or sharing agreement, except among members of the Lexington Consolidated Group.

       (8) Neither Lexington nor any of its subsidiaries is subject to a Tax lien on any of its property or assets, except for current liens for Taxes not yet due.

       (9) Lexington has delivered or made available to Buyer true and complete copies of all requested federal, state, local, and foreign income tax returns with respect to Lexington and its subsidiaries.

       (10) Neither Lexington nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payment that is not deductible under Code Section 280G.

       (11) The reserve for Taxes set forth on the financial statements of Lexington contained in Lexington's most recent Annual Report on Form 10-K is adequate for the payment of all material Taxes through the date thereof and no material Taxes have been incurred after December 31, 1998 that were not incurred in the ordinary course of business.

       (12) The 1995 spin-off transaction involving Lexington resulted in such federal tax consequences as are consistent with the statements as to such matters set forth in the Information Statement dated November 30, 1995 relating thereto.

     (i) Properties.

       (1) Lexington owns no real property. The Lexington Disclosure Schedule sets forth a true and complete list of all real property leased by Lexington or any of its subsidiaries and the name of the lessor, the date of the lease, and each amendment thereto and the aggregate annual rental or other fee payable under the lease. All such leases are enforceable in accordance with their respective terms, and there is not, under any such lease, any existing material default or event of default by Lexington (or event which with notice or lapse of time, or both, would constitute a default and in respect of which Lexington has not taken adequate steps to prevent the default from occurring).

       (2) Lexington has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal, and mixed, used in its business, free and clear of any mortgages, liens, pledges, charges, restrictions, encroachments, rights of third parties, or other encumbrances of any kind, except for (A) liens for current Taxes not yet due and payable, (B) inchoate mechanic's, warehousemen's, materialmen's, or similar liens or rights arising in the ordinary course of business, (C) liens, encumbrances, restrictions, encroachments, and easements, all with respect to tangible properties that were not incurred with the borrowing of money or the obtaining of advances or credit and that do not materially detract the value of or materially interfere with the present use of the property subject thereto or effected thereby, or otherwise materially impair present business operations at such properties, and (D) existing mortgages, liens, and encumbrances disclosed in the Lexington SEC Reports.

     (j) Material Contracts. Except as disclosed in any Lexington SEC Report, as of the date hereof, neither Lexington nor any of its subsidiaries is a party to or bound by any written or oral contract:

       (1) with respect to the employment of any directors, officers, or employees, other than noncompetition and confidentiality agreements with such persons and contracts terminable by Lexington upon no more than 60 days' notice without penalty;

       (2) that is a "material contract" (as is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement;

       (3) that, after the Effective Time, will materially restrict the conduct of any line of business by Lexington or its subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which it may lawfully engage;

       (4) with a labor union (including any collective bargaining agreement); or

       (5) except as required by the Lexington Incentive Plan (including any stock option plan, stock appreciation rights plan, restricted stock plan, or stock purchase plan) and the Lexington Senior Management Severance Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any stockholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     All of the foregoing are collectively called "Material Contracts." To the extent Material Contracts are evidenced by documents, true and complete copies thereof have been delivered or made available to Buyer. The Lexington Disclosure Schedule sets forth a true and complete description of the material terms of each Material Contract that has not been reduced to writing. Each Material Contract is in full force and effect. Neither Lexington nor any of its subsidiaries nor, to the knowledge of Lexington, any other party is in material breach of or in material default under any of the Material Contracts.

     (k) Intellectual Property. Lexington and its subsidiaries own or possess adequate licenses or other valid rights to use (without the making of any payment to others, other than licenses for commercially available software and payments under agreements disclosed in the Lexington Disclosure Schedule, or the obligation to grant rights to others in exchange) all of the material patents, trademarks, trade names, service marks, domain names, and copyrights, and all registrations and applications for any of the foregoing (collectively, "Proprietary Rights") necessary to the conduct of its business in the manner in which it is presently being conducted. As of the date of this Agreement, neither Lexington nor any of its subsidiaries has received any written notice that any Proprietary Rights have been declared unenforceable or otherwise invalid by any court or Governmental Authority. There is, to the knowledge of Lexington, no material existing infringement, misuse, or misappropriation of any Proprietary Rights by others. From December 13, 1995 to the date of this Agreement, neither Lexington nor any of its subsidiaries has received any written notice alleging that the operation of the business of Lexington or any of its subsidiaries infringes in any material respect upon the intellectual property rights of others. The consummation of the Merger and the other transactions contemplated by this Agreement will not result in the loss by Lexington of any rights to use computer and telecommunications software including source and object code and documentation and any other media (including manuals, journals, and reference books) that is material to the operation of its business substantially as currently conducted.

     (l) Litigation. No litigation, arbitration, or administrative proceeding
  (1) is pending or, to the knowledge of Lexington, threatened against Lexington or any of its subsidiaries as of the date of this Agreement that, if decided adversely to Lexington or such subsidiary, would have a Material Adverse Effect on Lexington, or (2) is pending or, to the knowledge of Lexington, threatened against Lexington or any of its subsidiaries as of the date of this Agreement that seeks to enjoin or otherwise challenges the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, neither Lexington nor any of its subsidiaries is specifically identified as a party subject to any material restrictions or limitations under any injunction, writ, judgment, order, or decree of any Governmental Authority.

     (m) Permits; Compliance with Laws. Each of Lexington and its subsidiaries has all material licenses, franchises, permits, and other authorizations of Governmental Authorities necessary to conduct its business, and neither Lexington nor any of its subsidiaries is in violation of any such license, franchise, permit, or other authorization of a Governmental Authority or any Applicable Law, except where such failure or violation would not have a Material Adverse Effect on Lexington.

     (n) No Brokers or Finders. Except for Putnam, Lovell, de Guardiola & Thornton Inc., Lexington has not engaged any investment banker, broker, or finder in connection with the transactions contemplated hereby.

     (o) Retirement and Benefit Plans; Employees.

       (1) Each employee pension benefit plan ("Pension Plan"), as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), each employee welfare benefit plan ("Welfare Plan"), as defined in Section 3 of ERISA, and each deferred compensation, bonus, incentive, stock incentive, option, stock purchase, severance, or other employee benefit plan, agreement, commitment, or arrangement ("Benefit Plan"), that is currently maintained by Lexington or any of its ERISA Affiliates (as defined in clause (9) below) or to which Lexington or any of its ERISA Affiliates currently contributes or is under any current obligation to contribute (collectively, the "Lexington Employee Plans" and individually, an "Lexington Employee Plan") is listed in the Lexington Disclosure Schedule and, to the extent any Lexington Employee Plan is evidenced by documents, insurance policies, or manuals, true and complete copies thereof have been delivered to Buyer, including copies of any trust agreement or other funding contract with respect to any Lexington Employee Plan. In addition, copies of the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan, copies of the most recent actuarial report for each Pension Plan, where applicable, and copies of the annual report (Form 5500 Series) required to be filed with any Governmental Authority with respect to each Pension Plan and each Welfare Plan, for the three most recent plan years of such plan for which reports have been filed, have been delivered to Buyer. In addition, copies of all material employee communications (including summary plan descriptions and employee manuals) with respect to each Lexington Employee Plan have been delivered to Buyer.

       (2) Each of Lexington and its ERISA Affiliates has made on a timely basis all contributions or payments required to be made by it under the terms of the Lexington Employee Plans, ERISA, the Code, or other applicable laws.

       (3) No Lexington Employee Plan has an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA). Each Lexington Employee Plan that is intended to be qualified under Section 401(c) of the Code is the subject of a currently effective favorable IRS determination letter as to such Plan's qualification under Section 401(a) of the Code.

       (4) Neither Lexington nor any of its ERISA Affiliates has maintained, contributed to or otherwise had any obligation with respect to any "multiemployer plan" (as defined in Section 3 of ERISA) within the past six years.

       (5) To the best of Lexington's knowledge, each Lexington Employee Plan (and any related trust or other funding instrument) is being administered in all material respects in compliance with its terms, and in both form and operation, is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other laws and regulations (other than adoption of any plan amendments for which the deadline has not yet expired), and all reports required to be filed with any Governmental Authority with respect to each Pension Plan and each Welfare Plan required to be listed on the Lexington Disclosure Schedule have in all material respects been timely filed.

       (6) There is no litigation, arbitration, or administrative proceeding pending or, to the knowledge of Lexington, threatened against Lexington or any of its ERISA Affiliates or, to the knowledge of Lexington, any plan fiduciary by the Internal Revenue Service, the U.S. Department of Labor, the PBGC, or any participant or beneficiary with respect to any Lexington Employee Plan. To the best of Lexington's knowledge, neither Lexington nor any of its ERISA Affiliates nor, to the knowledge of Lexington, any plan fiduciary of any Pension Plan or Welfare Plan required to be listed on the Disclosure Schedule has engaged in any transaction in violation of Section 406(a) or (b) of ERISA for which an exemption does not exist under Section 408 of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which an exemption does not exist under Section 4975(c)(2) or 4975(d) of the Code, or is subject to any material excise tax or penalty imposed by the Code or ERISA with respect to any Lexington Employee Plan.

       (7) Lexington or its ERISA Affiliates have the right to terminate or amend any Lexington Employee Plan (including any group health plan covering retirees or other former employees) or discontinue contributions to any Lexington Employee Plan without incurring any liability other than a benefit liability accrued under such plan immediately before termination, amendment, or discontinuance of contributions.

       (8) No Lexington Employee Plan is maintained outside the United
    States.

       (9) For purposes of this Section 3.2(o), the term "ERISA Affiliate" means any entity which is under "common control" with Lexington (within the meaning of Section 4001(b) of ERISA).

       (10) Neither the execution and delivery of this Agreement nor the consummation of the Merger will by itself (A) result in any payment (including severance, unemployment compensation, excess parachute payment (within the meaning of Section 280G of the Code), forgiveness of indebtedness, or otherwise) becoming due to any director or any employee of Lexington or any ERISA Affiliate from Lexington or any ERISA Affiliate under any Lexington Employee Plans or otherwise, (B) increase any benefits otherwise payable under any Lexington Employee Plan, or (C) result in any acceleration of the time of payment or vesting of any such benefits.

     (p) Environmental Matters.

       (1) For purposes of this Section 3.2(p):

         (A) "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, 32 U.S.C. (S) 9601 et seq., the Resource Conservation and Recovery Act, 32 U.S.C. (S) 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. (S) 1201 et seq., the Clean Water Act, 33 U.S.C. (S) 1321 et seq., the Clean Air Act, 32 U.S.C. (S) 7301 et seq., and any other federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health, natural resources, or the environment; and

         (B) "Hazardous Substance" means any pollutant, contaminant, hazardous substance or waste, solid waste, petroleum or any fraction thereof, or any other chemical, substance, or material listed or identified in or regulated by any Environmental Law.

       (2) No Hazardous Substances have been spilled, discharged, leaked, emitted, injected, disposed of, dumped, or released by Lexington or any of its subsidiaries or, to the knowledge of Lexington, any other person on, beneath, above, or into the environment surrounding any of the real property currently or formerly leased by Lexington or any of its subsidiaries in such a way as to create any unpaid liability of Lexington or any of its subsidiaries under any applicable Environmental Law, that would have a Material Adverse Effect on Lexington.

     (q) Labor Matters. Lexington has no knowledge, as of the date of this Agreement, of any activities or proceedings of any labor union to organize any of its or its subsidiaries' employees.

     (r) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Lexington Common Stock is the only vote of the holders of any class or series of capital stock of Lexington necessary to approve this Agreement and the Merger.

     (s) Anti-Takeover Provisions. No restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested stockholder," or other anti-takeover statute or regulation or any restrictive effect of any applicable anti-takeover provision in Lexington's Certificate of Incorporation or Bylaws is, or at the Effective Time will be, applicable to the Merger or the other transactions contemplated hereby.

     (t) Insurance Coverage. Lexington and its subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types, and risks insured, constitutes reasonably adequate coverage against all risks customarily insured by companies and their subsidiaries comparable in size and industry to Lexington and its subsidiaries. All of the insurance policies and bonds of Lexington and its subsidiaries are listed in the Lexington Disclosure Schedule. Each such insurance policy or bond in full force and effect and none of Lexington or any of its subsidiaries has received notice or any other indication from any insurer or agent of any intent to cancel any such insurance policy or bond.

     (u) Management Agreements. The Lexington Disclosure Schedule sets forth a true and complete list of each of the portfolio management agreements and investment advisory or management agreements (collectively, the "Management Agreements") related to Lexington's (or a subsidiary's) rendering investment advisory services to any client other than a U.S.-registered investment company for which Lexington or a subsidiary serves as investment adviser (but not sub-adviser), distributor or sponsor (but including investment companies for which Lexington or a subsidiary serves solely as a sub-adviser and including the Troika Dialog Lexington Eurasia Fund) ("Private Accounts"). Each such Management Agreement is currently in full force and effect and has been performed by Lexington (or its subsidiaries) in accordance with all Applicable Laws. No material default or condition or event that, after notice or lapse of time or both, would constitute a material default on the part of Lexington or any of its subsidiaries or, to the knowledge of Lexington, on the part of the other parties to such Management Agreements, exists under any of those agreements, and each Private Account has, during the term of the pertinent Management Agreement, been managed in all material respects consistent with the investment goals and restrictions specified in the Management Agreement.

     (v) Voting Agreements. The Board of Directors of Lexington has approved a voting agreement (a "Voting Agreement"), in substantially the form of Exhibit A, which voting agreement shall be executed by the parties set forth on Schedule 3.2(v).

                                   ARTICLE IV

         REPRESENTATIONS AND WARRANTIES RELATING TO THE LEXINGTON FUNDS

   4.1 General. Lexington represents and warrants to Buyer and Merger Sub that the statements contained in this Article IV are true and correct, except as set forth in the Lexington Disclosure Schedule.

   4.2 Representations and Warranties.

     (a) No Prohibitions. To the knowledge of Lexington, neither Lexington or any of its subsidiaries nor any person associated (as such term is construed under Section 3(18) of the Exchange Act or Section 202(a)(17) of the Advisers Act) with those companies has committed any act (1) enumerated in, or that may subject it to the provisions of, Section 15(b)(4) of the Exchange Act, Section 203(e) of the Advisers Act or Rule 206(4)-4(b) promulgated thereunder, or Section 9 of the 1940 Act, or (2) that would result in a "yes" answer to any question contained in Item 22 of Form U-4 (Uniform Application for Securities Industry Registration or Transfer) or the equivalent item of any successor form or of any non-uniform state form, to the extent that such act would result in a Material Adverse Effect on Lexington.

     (b) Organization of the Funds. Each of the Lexington Funds (sometimes collectively referred to as the "Lexington Fund Family") is a registered investment company (a "Registrant"), or a series of a Registrant, organized as a Maryland corporation, or a Massachusetts business trust, or a New York grantor trust, duly formed and validly existing, and with respect to Lexington Funds that are Maryland corporations and Massachusetts business trusts, in good standing under the law of its jurisdiction of organization. The Lexington Disclosure Schedule sets forth a true, complete, and correct list, as of the date hereof, of each of the Registrants and any series thereof, and whether any of Lexington, Lexington Management Corporation, or any other subsidiary of Lexington acts as investment adviser, broker-dealer, or sponsor for the Registrant. Each Lexington Fund for which any affiliate of Lexington will act in such capacities after the Effective Time is so indicated in the Lexington Disclosure Schedule. Each Lexington Fund has the requisite power and authority to carry on its business as it is now being conducted.

     (c) Capitalization of the Lexington Funds. All issued and outstanding shares of common stock and shares or units of beneficial interest of each Lexington Fund (collectively, "Fund Shares") are, and at the Effective Time will be, and all of the authorized but unissued Fund Shares of each Lexington Fund will be, when issued for the consideration described in the current registration statement relating to that Lexington Fund, duly and legally issued and outstanding, fully paid, and non-assessable (or in the case of a Massachusetts business trust, non-assessable by the Lexington
  Fund). All of the issued and outstanding Fund Shares will, at the Effective Time, be held of record by the persons and in the names and amounts set forth in the records of State Street Bank and Trust Company, Inc., the transfer agent of the Lexington Funds. No Lexington Fund has outstanding any options, warrants, or other rights to subscribe for or purchase any of its shares, nor is there outstanding any security convertible into Fund Shares.

     (d) Financial Statements of the Lexington Funds. Lexington has furnished to Buyer true and complete copies of the audited statements of assets and liabilities (including the notes thereto) of each Lexington Fund as of the two most recent fiscal/calendar years, the related audited statements of operations and changes in net assets for the three most recent fiscal/calendar years, and the related audited schedules of portfolio investments for the two most recent fiscal/calendar years. Lexington also has furnished to Buyer true and complete copies of the unaudited statement of assets and liabilities (including the notes thereto) of each Lexington Fund as of the most recent semi-annual period (June 30, 1999 for the Lexington Funds using a calendar year), and the related unaudited statements of operations and changes in net assets for such semiannual period.

     (e) Accuracy of Financial Statements. The audited and unaudited financial statements of each Lexington Fund referred to in Section 4.2(d) present in all material respects the financial position and results of operations of the Lexington Fund at the dates and for the periods to which they relate and have been prepared in accordance with GAAP subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes. The audited financial statements of each Lexington Fund have been certified by that Lexington Fund's independent accounting firm.

     (f) Compliance With Applicable Law. Each Lexington Fund is an open-end management investment company or a unit investment trust registered under the 1940 Act. Each Lexington Fund is in compliance, and at all times since a Lexington subsidiary has served as investment adviser or sponsor has been in compliance, in all material respects with each federal or state statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline, or other requirement (including those of the Nasdaq National Market or the NASD) promulgated by a Governmental Authority (collectively, "Applicable Law") applicable to any Lexington Fund, except, in each case, for any failure to so comply that would have a Material Adverse Effect on the applicable Lexington Fund. The shares of each Lexington Fund are registered in each jurisdiction in the United States where such registration is required due to the offer or sale of such shares in the jurisdiction, and those registrations have not been revoked, withdrawn, or suspended in any way. The sale of shares in each Lexington Fund is currently authorized in each of the United States and the District of Columbia. Lexington has furnished to Buyer copies of each Registrant's current post-effective amendment to its registration statement as most recently filed with the SEC together with copies of each Registrant's charter, bylaws, and trust instruments, as the case may be. The current prospectus and related registration statement, including the current statement of additional information, for each of the Registrants (copies of which have been delivered to Buyer) conform in all material respects to the applicable requirements of the Securities Act, the 1940 Act, and the rules and regulations of the SEC thereunder, as well as the applicable requirements of the various state securities laws, and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (g) No Conflicts. Neither the execution and delivery of this Agreement by Lexington, nor the consummation by Lexington of the transactions contemplated hereby will:

       (1) conflict with or result in a breach of the charter, bylaws, or similar organizational documents, as currently in effect, of any of the Registrants;

       (2) require any filing with, or consent or approval of, any Governmental Authority having jurisdiction over any of the businesses or assets of any of the Registrants, except for the consents, approvals, filings, and notices required under the 1940 Act;

       (3) violate any statute, law, ordinance, rule, or regulation applicable to a Registrant or any injunction, judgment, order, writ, or decree to which a Registrant has been specifically identified as subject that would have a Material Adverse Effect on such Lexington Fund; or

       (4) result in a breach of, or constitute a default or an event that, with the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation, or acceleration, create any entitlement of any third party to any material payment or benefit, require the consent of any third party, or result in the creation of any lien on the assets of a Registrant under, any contract of the type referred to in Section 4.2(l) other than contracts subject to Section 12(b) or Section 15 of the 1940 Act, except such breaches, defaults, terminations, cancellations, accelerations, entitlements, absences of consents, or liens that would not have a Material Adverse Effect on such Lexington Fund.

     (h) Adherence to Investment Policies and Restrictions. Investments held by each of the Lexington Funds that are open-end management investment companies are, and for so long as each Lexington Fund has been advised by a Lexington subsidiary have been, consistent with the investment policies and restrictions applicable to the applicable Lexington Fund. Investments held by each of the Lexington Funds that are unit investment trusts are, for so long as a Lexington subsidiary has served as sponsor to the unit trust, consistent with the prospectus, as amended, for the unit trust. The value of each Lexington Fund's net assets is determined using portfolio-valuation methods that comply in all material respects with the 1940 Act.

     (i) Litigation. There are no legal or governmental actions or proceedings pending or, to the knowledge of Lexington, threatened against any of the Lexington Funds; nor, to the knowledge of Lexington, are there any legal or governmental investigations pending or threatened against any of the Lexington Funds; nor is there any judgment, decree, injunction, rule, order (or, to the knowledge of Lexington, any investigation) of any Governmental Authority outstanding against any of the Lexington Funds. Neither the SEC, the NASD, nor any other regulatory agency has identified any material issue in any deficiency letter or other similar inquiry relating to a Lexington Fund or its operations, nor is there any unresolved violation, criticism, or exception by any such regulatory agency or authority therewith that would in any such case have a Material Adverse Effect on any such Lexington Fund.

     (j) Required Reports. For so long as a Lexington subsidiary has served as investment adviser, each of the Lexington Funds has filed all material prospectuses, annual information forms, financial statements, other forms, reports, sales literature, and advertising, and any other material documents required to be filed with applicable Governmental Authorities, and any material amendments thereto (the "Reports"). The Reports have been prepared in accordance with the requirements of Applicable Law in all material respects.

     (k) Taxes. Each Lexington Fund that is registered as an open-end management investment company has elected to qualify and, for all taxable years that a Lexington subsidiary served as investment adviser and with respect to which the applicable statute of limitations (including any extensions) has not expired ("open taxable years"), has continuously qualified to be treated as a "regulated investment company" under Subchapter M of the Code and has continuously been eligible to compute, and has for each such taxable year computed, its federal income tax under
  Section 852 of the Code and has no earnings and profits accumulated in any taxable year. Each Lexington Fund that is a registered unit investment trust is, and has been for all taxable years that a Lexington subsidiary has served as a sponsor, a "trust" (as defined in Treas. Reg. 301.7701-4) that is subject to subpart E of part I of subchapter J of chapter 1 of subtitle A of the Code. At the Effective Time, all federal, state, local and foreign tax returns with respect to Taxes for any taxable period for which the applicable statute of limitations (including any extensions) has not expired and during which a Lexington subsidiary has served as investment adviser that were or are required to be filed on or before such date by or on behalf of a Lexington Fund ("Fund Tax Returns") were or shall have been timely filed and were or shall be complete and correct, and all federal and other Taxes, including interest, penalties, and additions to tax, shown or required to be shown as due on such returns, shall have been paid or provided for. No such Fund Tax Return or other filing is currently under audit, no assessment has been asserted with respect to such Fund Tax Returns or other filings, and no requests for waivers of the time to make any such assessment are pending. None of the Lexington Funds is delinquent in the payment of any material Tax, assessment, or governmental charge.

     (l) Contracts. The Lexington Disclosure Schedule lists all material contracts, including all agreements and arrangements for the distribution of shares, to which a Lexington Fund is a party or by which a Lexington Fund or its property is bound, other than contracts for the purchase or sale of portfolio securities entered into in the ordinary course of business. Each contract subject to Section 12(b) or 15 of the 1940 Act has been duly approved at all times in compliance in all material respects with
  Section 12(b) or 15 of the 1940 Act and all other Applicable Laws. Each such contract is currently in full force and effect and has been performed by the relevant entity in accordance with the 1940 Act and all other Applicable Laws. No material default or condition or event that, after notice or lapse of time or both, would constitute a material default on the part of Lexington or any of its subsidiaries or, to the knowledge of Lexington, on the part of the other parties to such advisory and sub-advisory agreements, exists under any of those material contracts. Any agreements between Lexington or any of its subsidiaries and the Lexington Funds that are open-end management investment companies for the provision of administrative services, including accounting and shareholder services, are valid and enforceable, and the amounts paid to Lexington and/or its subsidiaries under the agreements have been properly determined in accordance with the terms of the agreements. Copies of all such material contracts have been delivered or made available for inspection by Buyer and are true and complete.

     (m) No Material Adverse Changes. Since December 31, 1998 no Material Adverse Effect has occurred with respect to any Lexington Fund or the status of any Lexington Fund as a regulated investment company under the Code.

     (n) Books. The books and records of each Lexington Fund reflecting, among other things, the investment transactions undertaken on behalf of each Lexington Fund, the purchase and sale of shares of that Lexington Fund by its holders of common stock or shares or units of beneficial interests (collectively, "Fund Stockholders"), the number of issued and outstanding Lexington Fund shares owned by each Fund Stockholder, and the state or other jurisdiction in which those shares were offered and sold, are, to the knowledge of Lexington, complete and accurate in all material respects.

     (o) Absence of Undisclosed Liabilities. Each Lexington Fund has, to the knowledge of Lexington, no material debts, obligations, or liabilities, whether due or to become due, absolute, contingent, or otherwise, that are required to be reflected in that Lexington Fund's financial statements in accordance with GAAP that are not so reflected except for debts, obligations, or liabilities incurred in the ordinary course of business since the date of the Lexington Fund's most recent audited or unaudited financial statements or that would not be material to the applicable Lexington Fund.

     (p) No Pending Transaction. No Lexington Fund is a party to or bound by any agreement, undertaking, or commitment (1) to merge or consolidate with, or acquire all or substantially all of the property and assets of, any other person, (2) to sell, lease, or exchange all or substantially all of its property and assets to any other person, or (3) to enter into any investment advisory agreement or distribution agreement.

     (q) Proxy Statements. All proxy statements to be prepared for use by the Lexington Funds in connection with the transactions contemplated by this Agreement will, with respect to information provided by Lexington, any of its subsidiaries, or a Lexington Fund, not contain any untrue statement of a material fact, or omit to state any material fact required to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (r) Code of Ethics. Lexington Management Corporation, MSR and each of the Lexington Funds have adopted a formal code of ethics and a written policy regarding personal trading. Such codes and policies comply in all materials respects with Section 17(j) of the 1940 Act, Rule 17j-1 thereunder, and Section 204A of the Advisers Act, as the case may be. To the knowledge of Lexington, for so long as a Lexington Fund has been advised or sponsored by a Lexington subsidiary, there has been no violation of its code of ethics and personal trading policy that would be material to any of the Lexington Funds.

     (s) No Disqualification. To the knowledge of Lexington, no person "associated" (as defined under the Advisers Act) with Lexington Management Corporation or MSR has, for a period of five years before the date hereof, been convicted of any crime or is or has been subject to any disqualification that would be a basis for denial, suspension, or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act or Rule 206(4)-4(b) thereunder or of a broker-dealer under
  Section 15 of the Exchange Act. To the knowledge of Lexington, no "affiliated person" (as defined under the 1940 Act) of Lexington Management Corporation or MSR has during a period of five years before the date hereof been convicted of any crime or is or has been subject to any disqualification that would be a basis for disqualification as an investment adviser for any investment company under Section 9(a) of the 1940 Act, and there is no basis for, or proceeding or investigation that is reasonably likely to become the basis for, any such disqualification, denial, suspension, or revocation.

     (t) Insurance. Each Registrant has in full force and effect such insurance as is required by the 1940 Act and each Registrant that is registered as an open-end management investment company has directors' and officers' and errors and omissions insurance policies issued in amounts reasonably believed to be adequate and appropriate by the Registrant's Board. No Registrant is in default under any such insurance policy. Complete and correct copies of all insurance policies of the Registrants have been made available to Buyer. All premiums that are due and payable under such policies have been paid.

                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

   5.1 General. Buyer and Merger Sub jointly and severally represent and warrant to Lexington that the statements contained in this Article V are true and correct, except as set forth in the disclosure schedule delivered by Buyer to Lexington on or before the date of this Agreement (the "Buyer Disclosure Schedule"). Notwithstanding any other provision of this Agreement, each exception set forth in the Buyer Disclosure Schedule shall be deemed to qualify each representation and warranty set forth in this Agreement (i) that is specifically identified (by cross-reference or otherwise) in the Buyer Disclosure Schedule as being qualified by such exception, or (ii) with respect to which the relevance of such exception is apparent on the face of the disclosure of such exception set forth in the Buyer Disclosure Schedule.

   5.2 Representations and Warranties.

     (a) Organization, Standing, Qualification. Each of Buyer and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted. Each of Buyer and Merger Sub is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated, or leased by it, or the nature of its business, makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing would not have a Material Adverse Effect on Buyer. Copies of the certificate of incorporation and bylaws of Buyer and Merger Sub have been made available to Lexington and are complete and correct as of the date hereof.

     (b) Capitalization. The authorized capital stock of Buyer consists of 200 million shares of Buyer Common Stock, of which, as of the close of business on February 25, 2000, 88,344,229 shares were issued and outstanding, and seven million shares of preferred stock, none of which are outstanding. As of February 25, 2000, Buyer has reserved for issuance six million shares of Series A Junior Participating Preferred Stock issuable under the Amended and Restated Rights Agreement, dated as of February 11, 1999, between Buyer and Norwest Bank Minnesota, National Association (the "Buyer Rights Agreement"). Under the Buyer Rights Agreement, each outstanding share of Buyer Common Stock has attached to it certain rights ("Buyer Right"), including rights to purchase, under certain circumstances, one-twentieth of a share of Series A Junior Participating Preferred Stock of Buyer for $100, subject to adjustment. The authorized capital stock of Merger Sub consists of 5,166,667 shares of common stock and 1,750 shares of preferred stock, all of which are outstanding and held by Buyer. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were not granted in violation of any statutory preemptive rights. There are no outstanding subscriptions, options, warrants, calls, or other agreements or commitments under which Buyer is or may become obligated to issue, sell, transfer, or otherwise dispose of or purchase, redeem, or otherwise acquire, any shares of capital stock of, or other equity interests in, Buyer and there are no outstanding securities issued by Buyer convertible into or exchangeable for any Buyer Common Stock, except for options to purchase up to an aggregate of 8,229,385 shares of Buyer Common Stock, as of February 25, 2000. There are no stock appreciation rights, phantom stock rights, or performance shares outstanding with respect to Buyer. Buyer owns, directly or indirectly, all of the issued and outstanding shares of each class of capital stock of each of its subsidiaries, free and clear of all liens, security interests, pledges, charges, and other encumbrances.

     (c) Authorization and Execution. Each of Buyer and Merger Sub has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Buyer and Merger Sub have been duly authorized by the Boards of Directors of Buyer and Merger Sub, and no further corporate action of either Buyer or Merger Sub is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and Merger Sub and, assuming the accuracy of the representations and warranties of Lexington set forth in
  Section 3.2(c), this Agreement constitutes the legal, valid, and binding obligation of Buyer and Merger Sub, enforceable against them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally, and subject to general principles of equity.

     (d) No Conflicts. Neither the execution and delivery of this Agreement by Buyer and Merger Sub, nor the consummation by them of the transactions contemplated hereby will:

       (1) conflict with or result in a breach of the certificate of incorporation or bylaws, as currently in effect, of Buyer or Merger Sub;

       (2) require any filing with, or consent or approval of, any Governmental Authority having jurisdiction over any of the businesses or assets of Buyer, Merger Sub, or any of their subsidiaries, except for (A) compliance with the filing requirements under the HSR Act; (B) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents reflecting the occurrence of the Merger with the relevant authorities of other states in which Buyer or Merger Sub is licensed or qualified to do business;
    (C) the consents, approvals, filings, and notices required under the 1940 Act and the Advisers Act; (D) any consents, approvals, filings, or notices required with the NASD or any industry self-regulatory organizations; and (E) the filing of the Proxy Statement/ Prospectus and any other compliance with the applicable requirements of the Exchange Act; (F) such filings and approvals as are required to be made or obtained under the securities or "blue sky" laws of various states; and (G) such other filings, consents or, approvals the failure to make or obtain would not reasonably be expected to prevent consummation of the Merger or have a Material Adverse Effect on Buyer;

       (3) subject to the exceptions of and assuming compliance with clauses (A) through (G) of subsection (d)(2) above, violate any Applicable Law applicable to Buyer or Merger Sub; or

       (4) result in a material breach of, or constitute a material default or an event that, with the passage of time or the giving of notice, or both, would constitute a material default, give rise to a right of termination, cancellation, or acceleration, create any entitlement of any third party to any material payment or benefit or require the consent of any third party under, any contract that is a "material contract" (as is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement.

     (e) Proxy Statement. The information supplied by Buyer and Merger Sub for inclusion in (a) the Registration Statement on Form S-4 to be filed under the Securities Act with the SEC by Buyer in connection with the Merger for the purpose of registering the shares of Buyer Common Stock to be issued in connection with the Merger and the resale thereof by persons who may be deemed to be underwriters under Rule 145 of the Securities Act (the "Registration Statement") or (b) the proxy statement to be distributed in connection with Lexington's meeting of stockholders to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement" and, together with the prospectus included in the Registration Statement, the "Proxy Statement/Prospectus") will, in the case of the Proxy Statement, as of the date of the Proxy Statement and as of the date of the meeting of Lexington's stockholders to consider this Agreement and the Merger, or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meeting of the stockholders of Lexington, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will, as of its effective date, comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Buyer or Merger Sub with respect to information supplied by Lexington for inclusion therein. Buyer is qualified to use Form S-3 under the Securities Act.

     (f) SEC Reports and Financial Statements.

       (1) Since December 31, 1995, Buyer has filed all reports, registration statements, and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with the SEC under the Securities Act and Exchange Act. All reports, registration statements, and other filings (including all exhibits, notes, and schedules thereto and documents incorporated by reference therein) filed by Buyer with the SEC on or after January 1, 1996, together with any amendments thereto are collectively referred to as the "Buyer SEC Reports." As of: (A) with respect to all of the Buyer SEC Reports other than registration statements filed under the Securities Act, the respective dates of their filing with the SEC; and
    (B) with respect to all registration statements filed under the Securities Act, their respective effective dates, the Buyer SEC Reports complied in all material respects with the rules and regulations of the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to made the statements made therein not misleading.

       (2) The consolidated financial statements (including any related notes or schedules) included in Buyer's 1998 Annual Report on Form 10-K, as filed with the SEC, were prepared in accordance with GAAP (except as may be noted therein or in the notes or schedules thereto) and fairly present in all material respects the consolidated financial position of Buyer and its subsidiaries as of December 31, 1997 and 1998 and the consolidated results of their operations and cash flows for each of the three years in the three-year period ended December 31, 1998.

     (g) Litigation. No litigation, arbitration, or administrative proceeding is (i) pending or, to the knowledge of Buyer, threatened against Buyer, its subsidiaries or Merger Sub as of the date of this Agreement that, if decided adversely to Buyer, its subsidiaries or Merger Sub, would have a Material Adverse Effect on Buyer, or (ii) pending or, to the knowledge of Buyer, threatened against Buyer, its subsidiaries, or Merger Sub as of the date of this Agreement that seeks to enjoin or otherwise challenges the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, neither Buyer, its subsidiaries, nor Merger Sub is specifically identified as a party subject to any material restrictions or limitations under any injunction, writ, judgment, order, or decree of any Governmental Authority that seeks to enjoin or otherwise challenges or affects the ability of the Buyer to consummate the transactions contemplated by this Agreement.

     (h) Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Reports, from December 31, 1998 to the date of this Agreement, Buyer and its subsidiaries have conducted their respective businesses and operations in the ordinary course consistent with past practices.

     (i) No Material Adverse Effect. From December 31, 1998 to the date of this Agreement, there has been no business interruption, damage to or destruction of its properties, or other incident, occurrence, or event (other than changes in general industry, economic, or market conditions), which would have a Material Adverse Effect on Buyer.

     (j) Permits; Compliance with Laws. Each of Buyer and Merger Sub has all material licenses, franchises, permits, and other authorizations of Governmental Authorities necessary to conduct its business, and neither Buyer nor Merger Sub is in violation of any such license, franchise, permit, or other authorization of a Governmental Authority, or any statute, law, ordinance, rule, or regulation applicable to it or any of its properties, except where such failure would not have a Material Adverse Effect on Buyer.

     (k) No Brokers or Finders. Neither Buyer nor Merger Sub has engaged any investment banker, broker, or finder in connection with the transactions contemplated hereby.

     (l) No Disqualification. To the knowledge of Buyer, no person "associated" (as defined under the Advisers Act) with Merger Sub has, for a period of five years before the date hereof, been convicted of any crime or is or has been subject to any disqualification that would be a basis for denial, suspension, or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act or Rule 206(4)-4(b) thereunder or of a broker-dealer under Section 15 of the Exchange Act. To the knowledge of Buyer, no "affiliated person" (as defined under the 1940 Act) of Merger Sub has during a period of five years before the date hereof been convicted of any crime or is or has been subject to any disqualification that would be a basis for disqualification as an investment adviser for any investment company under Section 9(a) of the 1940 Act, and there is no basis for, or proceeding or investigation that is reasonably likely to become the basis for, any such disqualification, denial, suspension, or revocation.

                                   ARTICLE VI

                   COVENANTS RELATING TO THE LEXINGTON FUNDS

   6.1 Requisite Approvals Concerning the Lexington Funds. With respect to each Lexington Fund, and pursuant to the provisions of Section 15 of the 1940 Act,
Section 12 of the 1940 Act and Rule 12b-1 thereunder, and each Registrant's charter, bylaws, and/or trust instruments, each of Lexington and its subsidiaries, Buyer, and Merger Sub will use its respective reasonable best efforts in good faith to obtain (and cooperate with one another in obtaining), as promptly as practicable, the approval of the Registrant's Board of Directors, if the Registrant is a corporation, or Board of Trustees, if the Registrant is a business trust (as used in this Agreement, the term "Board," when used with respect to a Registrant, means the Board of Directors or the Board of Trustees, as the case may be) of each Registrant in the Lexington Fund Family and of the stockholders, as required by Section 15 or, to the extent necessary, Rule 12b-1, of new investment advisory, sub-advisory, administrative, and distribution agreements and agreements related to plans for each Lexington Fund identical in all respects to those in effect immediately before the Effective Time which will be effective immediately after the Effective Time, except for any changes approved by Buyer and approved by the applicable Board. With respect to each Lexington Fund that is registered as a unit investment trust, each of Lexington and its subsidiaries, Buyer and Merger Sub will use its respective reasonable best efforts in good faith to assign to a person designated by Buyer any agreement under which Lexington or a subsidiary serve as sponsor, or for Buyer or such designated person to replace Lexington or its subsidiary as such sponsor, and to obtain the consent of the trustee of the unit trust to such action.

   6.2 Termination of Existing Advisory, Sub-Advisory, and Distribution Arrangements. Each of Lexington and its subsidiaries and Buyer and Merger Sub shall use its respective reasonable best efforts to cause the Board of each Registrant to take, and Lexington and its subsidiaries will take, all necessary and appropriate actions to provide written notice of termination in connection with the change in control and resulting assignment, as of the Effective Time, pursuant to the requirements of each existing advisory, sub-advisory, administrative, and distribution agreement applicable to each such Fund, each such termination to be effective as of the Effective Time, except for any changes approved by Buyer and approved by the applicable Board.

   6.3 Information Regarding the Lexington Funds. With respect to each Registrant, Buyer shall provide as promptly as practicable to the Board of each Registrant, with copies to Lexington, all information as the Board shall reasonably request, in accordance with its responsibilities under Sections 15 of the 1940 Act, to evaluate the terms of the proposed advisory and any sub-advisory agreements relating to the Lexington Funds. Further, with respect to each Registrant, Buyer also shall provide to the respective Board, with copies to Lexington, all information requested to approve the terms of the distribution agreement and to permit preparation of proxy materials or prospectuses, as the case may be, to be sent to the stockholders of each Registrant for the special meeting of stockholders referred in Section 7.6(b).

   6.4 Access to Information Regarding the Lexington Funds. Upon reasonable notice, Lexington shall (and shall cause its subsidiaries and the Lexington Funds to) afford to the officers, employees, accountants, counsel, and other representatives of Buyer, reasonable access, during normal business hours, to all its properties, books, contracts, commitments, and records and will cause its, its subsidiaries', and the Lexington Funds' employees, counsel, financial advisers, and auditors to cooperate with Buyer and its representatives in its investigation of the business of the Lexington Funds. Lexington shall (and shall cause its subsidiaries and the Lexington Funds to) furnish promptly to Buyer a copy of each report, schedule, registration statement, and other document filed or received by it during such period under the requirements of securities laws and all other information concerning its business, properties, and personnel as Buyer or its representatives may reasonably request. Buyer's investigations shall be conducted in a manner as not to unreasonably interfere with the operations of the Lexington Funds, and Buyer will take reasonable precautions to protect the confidentiality of any information of the Lexington Funds disclosed to such persons during the investigation. No information or knowledge obtained in any investigation under this Section 6.4 shall be deemed to modify a representation or warranty contained in this Agreement or the conditions to the obligation of Buyer to consummate the Merger.

   6.5 The Registrants' Registration Statements. Lexington and Buyer will cooperate with each other and each will endeavor in good faith to cause each Registrant to file a revised prospectus or a post-effective amendment to that Registrant's registration statement on Form N-1A or S-6, which revised prospectus or amendment shall reflect changes as necessary in that Registrant's affairs as a consequence of the transactions contemplated by this Agreement, and shall cooperate with one another in causing each Registrant to make any other filing necessary to satisfy disclosure requirements to enable the public distribution of the shares of beneficial interest of that Registrant to continue unabated after the Closing.

   6.6 Operations of the Lexington Funds. Lexington shall, or shall cause its applicable subsidiaries to, (a) inform Buyer weekly of purchases and sales transactions of each Lexington Fund and provide weekly summaries of portfolio positions (no earlier than five business days from those transactions); (b) supply to Buyer unaudited financial statements of each Lexington Fund monthly;
(c) otherwise conduct its activities as investment adviser to each Lexington Fund in the ordinary course of business consistent with past practice; and (d) provide Buyer with weekly sales and redemption reports.

   6.7 Undertakings Related to Section 15(f) of the 1940 Act. Buyer and Lexington agree that neither of them nor any of their affiliates has any express or implied understanding or arrangement that would impose an "unfair burden" (as defined in Section 15(f)(2)(B) of the 1940 Act) on any of the Lexington Funds or would in any way interfere with Lexington's reliance on
Section 15(f) of the 1940 Act as a result of the transactions contemplated by this Agreement. The parties agree to use their respective reasonable best efforts to comply and to cause the respective Boards to comply with the provisions of Section 15(f) of the 1940 Act. Compliance with Section 15(f) shall include the following requirements for the minimum time periods specified in that section:

     (a) for a period of three years after the Effective Time, at least 75% of the members of the Board of each Registrant involved, or any successor Board by reorganization or otherwise, shall not be "interested persons" (as defined in the 1940 Act) of the predecessor or new investment adviser or sub-adviser;

     (b) for a period of two years after the Effective Time, no unfair burden shall be imposed on a Lexington Fund (or any successor thereto by any reorganization or otherwise) or its stockholders; provided that it is understood that any payments or amounts received by Lexington or its affiliates in connection with the transaction contemplated hereunder and as specified hereunder shall not be deemed to violate Buyer's and its affiliates' compliance with the unfair-burden provisions of Section 15(f); and

     (c) all vacancies on the Board of each Lexington Fund (other than vacancies created by the death, disqualification, or resignation of any Board member interested in Buyer, Lexington, or any of its affiliates or otherwise to be filled by such a person) shall be filled by a person who is not an interested person of the predecessor or new investment advisor and who has been selected and proposed for election by a majority of the Board members who are not interested persons of the predecessor or new investment advisor.

   6.8 Continued Qualification. Lexington shall use its reasonable best efforts to ensure that no Registrant takes any action that (a) would prevent any Lexington Fund from qualifying as a "regulated investment company" under
Section 851 of the Code or (b) would be inconsistent with each Lexington Fund's prospectus and other offering, advertising, and marketing materials.

                                  ARTICLE VII

                       COVENANTS RELATING TO THE PARTIES

   7.1 Business Operations of Lexington. Lexington agrees as to itself and its subsidiaries (except to the extent that Buyer otherwise consents (not to be unreasonably withheld or delayed) in writing or as contemplated by this Agreement), to carry on its business in the usual and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over those debts or taxes, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, to keep available the services of its present officers and key employees and preserve its material relationships with clients, customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, and generally to preserve its goodwill and ongoing businesses. Except as expressly stated in this Agreement, Lexington may not (and may not permit any of its subsidiaries to), without the prior written consent of Buyer (not to be unreasonably withheld or delayed):

     (a) accelerate, amend, or change the period of exercisability of options, performance shares, or restricted stock granted under any stock plan or authorize cash payments in exchange for any awards granted under any of those plans, except as required by the terms of those plans or any related agreements or other arrangements in effect as of the date hereof,

     (b) transfer or license to any person or entity or otherwise extend, amend, or modify any of its Proprietary Rights;

     (c) declare or pay any dividends on or make any other distributions (whether in cash, stock, or property) in respect of shares of its capital stock, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock, or purchase, redeem, or otherwise acquire, or propose to purchase, redeem, or otherwise acquire, directly or indirectly, any shares of its capital stock or any options, rights, or warrants to purchase any capital stock or any securities convertible into or exchangeable for capital stock;

     (d) issue, deliver, or sell or authorize or propose the issuance, delivery, or sale of any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants, or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares or other convertible securities (other than the grant of options to employees in a manner consistent with past practices and under the Lexington Incentive Plan, and the issuance of shares upon the exercise of options that were either outstanding as of the date hereof or were granted after the date hereof in compliance with this Section 7.1(d));

     (e) acquire (whether by merger, consolidation, acquisition of stock or assets, or otherwise) any corporation, partnership, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of Lexington and its subsidiaries, taken as a whole, other than the joint venture described on Schedule 7.1(e);

     (f) sell, lease, license, or otherwise dispose of any of its properties or assets that are material, individually or in the aggregate, to the business of Lexington and its subsidiaries, taken as a whole;

     (g) (1) other than as described on Schedule 7.1(g), increase the compensation or benefits payable or to become payable to its directors, officers, or employees, except for increases for non-executive-level employees in the ordinary course of business; (2) enter into any employment or severance agreements with any person; (3) grant any severance or termination pay to, except under agreements or policies disclosed in the Lexington Disclosure Schedule, or enter into any employment or severance agreement with, any employee, except severance agreements in accordance with the policies disclosed in the Lexington Disclosure Schedule; (4) enter into any collective bargaining agreement; (5) establish or, except as required by applicable law, amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, or other plan, trust, fund, policy, or arrangement for the benefit of any directors, officers, employees, or consultants; or (6) establish any new executive-officer employee position;

     (h) (1) revalue any of its assets, other than revaluations that are required in accordance with GAAP or in the ordinary course of business; or
  (2) change or modify in any material respect any existing accounting method, principle, or practice, other than as required by GAAP;

     (i) incur any indebtedness for borrowed money or guarantee or assume any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Lexington or any of its subsidiaries or guarantee any debt securities of others, or voluntary prepay any outstanding indebtedness (provided that this Section 7.1(i) does not preclude intercompany indebtedness, guaranties, or assumptions);

     (j) amend or propose to amend its charter, bylaws, or similar organizational documents;

     (k) make any capital expenditure or commitment other than as described on Schedule 7.1(k) or for which it is not contractually bound at the date hereof, except for capital expenditures and commitments not to exceed $300,000 in total;

     (l) enter into any new Material Contract (other than in the ordinary course of business), or modify in any respect materially adverse to Lexington or any of its subsidiaries any existing Material Contract;

     (m) other than as described on Schedule 7.1(m), engage in the business of selling any products or services materially different from existing products and services, or enter into new lines of business;

     (n) enter into, terminate, or amend (1) any agreement under which it agrees to indemnify any party on behalf of its business or under which it agrees to refrain from competing with any party with respect to its business or (2) any investment advisory, sub-advisory, management, distribution, marketing, custody, or other service agreements relating to the Lexington Funds, except for selling agreements; or

     (o) agree to take any of the actions described in subsections (a) through (n) above, or take or agree to take any action that is reasonably likely to make any of Lexington's representations or warranties contained in this Agreement untrue or incorrect in any material respect as of the Effective Time.

   7.2 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, Buyer, Merger Sub, and Lexington shall confer on a regular and frequent basis with one or more representatives of the other parties to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other parties and their counsel with copies of all filings made by the party with any Governmental Authority in connection with this Agreement, the Merger, and the transactions contemplated hereby.

   7.3 Access to Information. Upon reasonable notice, Lexington shall (and shall cause its subsidiaries to) afford to the officers, employees, accountants, counsel, and other representatives of Buyer, reasonable access, during normal business hours, to all its properties, books, contracts, commitments, and records and will instruct its, and its subsidiaries', employees, counsel, financial advisers, and auditors to cooperate with Buyer and its representatives in its investigation of the business of Lexington and its subsidiaries. Lexington shall (and shall cause its subsidiaries to) furnish promptly to Buyer (a) a copy of each report, schedule, registration statement, and other document filed or received by it during such period under the requirements of securities laws and (b) all other information concerning its business, properties, and personnel as Buyer or its representatives may reasonably request. Buyer's investigations shall be conducted in a manner as not to unreasonably interfere with the operations of Lexington and its subsidiaries, and Buyer will take reasonable precautions to protect the confidentiality of any information of Lexington and its subsidiaries disclosed to such persons during the investigation. No information or knowledge obtained in any investigation under this Section 7.3 shall be deemed to modify a representation or warranty contained in this Agreement or the conditions to the obligation of Buyer to consummate the Merger.

   7.4 No Solicitation.

     (a) Lexington may not, directly or indirectly, through any officer, director, employee, representative, or agent of Lexington or any of its subsidiaries:

       (1) seek, encourage, initiate, or solicit any inquiries, proposals, or offers from any person or group to acquire any shares of capital stock (including by way of a tender offer, but nothing shall prohibit customary calls with analysts consistent with past practice in respect of Lexington results) of it, any of its subsidiaries, or any of the Lexington Funds, to merge or consolidate with it, any of its subsidiaries, or any Lexington Fund, or to otherwise acquire any significant portion of the assets of it, any of its subsidiaries, or the Lexington Funds, or similar transaction involving Lexington, any of its subsidiaries, or the Lexington Funds, other than the transactions contemplated by this Agreement (any of the foregoing inquiries, proposals, or offers being an "Acquisition Proposal");

       (2) engage in negotiations or discussions concerning an Acquisition Proposal with any person or group or disclose or provide any non-public information relating to the business of Lexington, any of its subsidiaries, or any Lexington Fund, or afford access to the properties, books, or records of Lexington, any of its subsidiaries, or any Lexington Fund to any person or group that the party has reason to believe may be considering an Acquisition Proposal; or

       (3) agree to, approve, or recommend any Acquisition Proposal.

     (b) Any violation of the restrictions set forth in Section 7.4(a) by any director or officer of Lexington or any of its subsidiaries or any of Lexington or its subsidiaries' financial advisers, attorneys, accountants, or other representatives, acting on behalf of Lexington or its subsidiaries, shall be deemed a violation of Section 7.4(a) by Lexington.

     (c) Nothing contained in Section 7.4(a), however, prevents Lexington from (1) authorizing any of its officers, financial advisers, attorneys, accountants, or other representatives to furnish non-public information or access to, or to enter into discussions or negotiations with, any person in connection with a bona fide Acquisition Proposal by such person that has not been solicited after the date hereof, or recommending to its stockholders a bona fide written Acquisition Proposal that has not been solicited after the date hereof, if, and only to the extent that, (A) the Board of Directors of Lexington determines in good faith that such action is necessary for it to comply with its fiduciary duties to stockholders under Delaware law, (B) before furnishing such non-public information to, or entering into discussions or negotiations with, such person, the Board of Directors receives from such person an executed confidentiality agreement on terms no less favorable to Lexington than those contained in the Confidentiality Agreement discussed in Section 7.14, (C) the Board of Directors determines in good faith that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal (as defined in Section 7.4(d)), and (D) the Acquisition Proposal did not result from a breach of
  Section 7.4(a), or (2) complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal; provided, however, that the foregoing clause (2) shall not alter the covenants of Lexington set forth in clause (3) of Section 7.4(a).

     (d) For purposes of this Agreement, "Superior Proposal" means an Acquisition Proposal that the Board of Directors of Lexington determines in its good faith judgment to be more favorable to its stockholders than the Merger and for which financing, to the extent required, is committed or, in the good faith judgment of the Board of Directors, is reasonably capable of being obtained by the third party.

     (e) Lexington shall immediately cease and cause to be terminated any activities, discussions, or negotiations, existing on the date hereof, with any person with respect to any Acquisition Proposal, and will promptly request that each such person return or destroy all confidential information previously produced to that person by Lexington or its subsidiaries.

     (f) Lexington shall immediately notify Buyer upon receipt by it or its advisers of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books, or records thereof by any person that informs Lexington that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of the proposal, inquiry, or contact, but need not disclose the identity of the person making the Acquisition Proposal or the request. If Buyer is notified by Lexington of a Superior Proposal, then Buyer shall have five business days to make a counter proposal; provided, however, that neither the submission nor the failure to submit such a counter proposal shall affect Buyer's right to be paid a termination fee under Section 10.3.

   7.5 Proxy Statement; Board Recommendation. As promptly as practicable after the execution hereof, Buyer and Lexington shall jointly prepare the Proxy Statement, and Buyer shall prepare and file with the SEC as soon as practicable after the execution hereof the Registration Statement, in which the Proxy Statement will be included. Buyer shall use its best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing. If at any time any event shall occur which should be set forth in an amendment of or supplement to the Registration Statement, Buyer shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. The Proxy Statement shall include the recommendation of the Board of Directors of Lexington in favor of this Agreement and the Merger; provided that the Board of Directors of Lexington may withdraw such recommendation if it determines that there exists a Superior Proposal and its Board of Directors determines that the withdrawal of the recommendation is necessary for the Board of Directors to comply with its fiduciary duties under the Delaware law.

   7.6 Stockholders' Meetings of Lexington and the Lexington Funds; Consents for Private Accounts.

     (a) Lexington shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon the approval of this Agreement and the Merger. The meeting of Lexington's stockholders shall be held to vote on this Agreement and the Merger regardless of whether the Board of Directors of Lexington determines at any time after the date hereof that this Agreement and the Merger are no longer advisable and recommends that the stockholders vote against this Agreement and the Merger. Subject to Section 7.5, Lexington shall use its reasonable best efforts to solicit from its stockholders proxies in favor of approval of this Agreement and the Merger.

     (b) Lexington will use and will cause its subsidiaries to use their reasonable best efforts to obtain, as promptly as reasonably practicable, the agreement of the Board of each Registrant to call a special meeting of stockholders to be held as promptly as reasonably practicable for the purpose of voting upon the approval of the advisory agreements to the extent consistent with its fiduciary duties under the 1940 Act, to recommend that shareholders approve such proposed advisory agreements.

     (c) With respect to each Private Account, Lexington and its subsidiaries, with the assistance of Buyer and Merger Sub, will each use its reasonable best efforts in good faith to obtain (and cooperate with one another in obtaining), as promptly as practicable, any consent required of each other party or of other required persons under any Management Agreement to the assignment of such Management Agreements before the Closing, including written consent where required under a Management Agreement.

   7.7 Legal Conditions to Merger. Each of Buyer, Merger Sub, and Lexington shall take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to the Merger (including furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Authorities) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger. Each of Buyer and Lexington shall, and shall cause its subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order, or approval of, or any exemption by, any Governmental Authority or other public third party, required to be obtained or made by Buyer, Lexington, or any of their subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. Nothing in this Section 7.7, however, shall require Buyer or any of its subsidiaries, in connection with the receipt of any regulatory approval, to agree (a) to sell, discontinue, or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of it or any of its affiliates, or (b) to any conditions relating to, or changes or restriction in, the operations of any such assets or businesses that is reasonably likely to materially and adversely impact the economic or business benefits to Buyer and Merger Sub of transactions contemplated hereby.

   7.8 Stock Plans and Options.

     (a) At the Effective Time, the Lexington Options shall be assumed by Buyer. Each Lexington Option so assumed by Buyer under this Agreement shall continue to have, and be subject to, substantially the same terms and conditions as were applicable under the Lexington Incentive Plan and the documents governing such Lexington Option immediately before the Effective Time, except that (i) such Lexington Option will vest and become immediately exercisable to the extent set forth in the Lexington Incentive Plan and the documents governing such Lexington Option and (ii) each Lexington Option will be exercisable for that number of whole shares of Buyer Common Stock equal to the product of the number of shares of Lexington Common Stock that were issuable upon exercise of the option immediately before the Effective Time multiplied by the Option Ratio (as defined in Section 7.8(d)) and rounded down to the nearest whole number of shares of Buyer Common Stock, and the per-share exercise price for the shares of Buyer Common Stock issuable upon exercise of such assumed Lexington Option will be equal to the quotient determined by dividing the exercise price per share of Lexington Common Stock at which the option was exercisable immediately before the Effective Time by the Option Ratio, rounded up to the nearest whole cent. It is the intention of the parties that the Lexington Options so assumed by Buyer qualify following the Effective Time as "incentive stock options," as defined in Section 422 of the Code, to the extent such options qualified as incentive stock options immediately before the Effective Time.

     (b) At the Effective Time, each share of Lexington Restricted Stock as to which restrictions have not lapsed pursuant to the terms of the Lexington Incentive Plan and the documents governing the Lexington Restricted Stock shall continue to have, and be subject to, substantially the same terms and conditions as were applicable under the Lexington Incentive Plan and the documents governing such shares of Lexington Restricted Stock immediately before the Effective Time, except that there shall be substituted for the shares of Lexington Common Stock a number of shares of Buyer Common Stock equal to the product obtained by multiplying the number of shares of Lexington Restricted Stock by the Option Ratio, and rounding the result to the nearest whole number of shares of Buyer Common Stock. The resulting number will equal the number of shares of Buyer Restricted Stock, so that each share of Buyer Restricted Stock will represent the right to receive one share of Buyer Common Stock.

     (c) Buyer shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of all Lexington Options and the vesting of all Lexington Restricted Stock assumed in accordance with this Section 7.8. As soon as practicable after the Effective Time, Buyer shall file a registration statement on Form S-8 (or other applicable form) with respect to the shares of Buyer Common Stock subject to those options and restricted stock and shall use its best efforts to maintain the effectiveness of the registration statement for so long as those options and shares of restricted stock remain outstanding.

     (d) For purposes of this Agreement, the "Option Ratio" shall equal the quotient obtained by dividing (i) the Merger Consideration by (ii) the Buyer's Average Share Price.

   7.9 Consents. Lexington shall use all reasonable efforts to obtain all necessary third-party consents, waivers, and approvals under any of Lexington's material agreements, contracts, licenses, or leases to consummate the Merger and the transactions contemplated thereby.

   7.10 Tax-Free Reorganization. Buyer and Lexington shall each use all reasonable best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code (a "Reorganization"), including any mutually agreeable re-allocation of the Merger Consideration between the Share Consideration and the Cash Consideration that is reasonably necessary to obtain such treatment. To the extent permitted under applicable tax laws, the Merger shall be reported as a Reorganization in all federal, state and local Tax Returns filed after the Effective Time. If Buyer exercises its right to pay additional cash pursuant to the last sentence of Section 2.1(b) and solely as a result thereof Lexington and Buyer, based on the advice of tax counsel reasonably believe that the Merger will not be treated as a Reorganization, the Merger Consideration shall be increased by $3.5 million.

   7.11 NYSE Listing. Buyer shall cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, before the Closing Date.

   7.12 Payment of Transaction Expenses. Prior to the Closing Date, Lexington shall pay all of its fees and expenses incurred in, or arising from, the preparation and negotiation of this Agreement and the combination of the parties through consummation of the Merger and other transactions contemplated hereby, including

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

termination of employment agreements, change-of-control and severance payments and fees and expenses of legal counsel, accountants, and financial advisers.

   7.13 Additional Agreements; Reasonable Efforts. Subject to the terms hereof, including Section 7.5, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement.

   7.14 Confidentiality Agreement. The Confidentiality Agreement between Buyer and Lexington dated January 24, 2000 shall remain in full force and effect until the Effective Time. Until the Effective Time, the parties shall comply with the terms of the Confidentiality Agreement.

   7.15 Amendment to Rights Agreement. Prior to the date hereof, the Board of Directors of Lexington has authorized an amendment to the Rights Agreement dated as of December 13, 1995 between Lexington and First Chicago Trust Company of New York (the "Lexington Rights Agreement") to provide that (a) Buyer will not become an "Acquiring Person" as a result of the consummation of the Merger or the execution of the Voting Agreement and related proxies, (b) no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Lexington Rights Agreement) will occur as a result of the consummation of the Merger or the execution of the Voting Agreement and related proxies, and (c) all outstanding rights issued and outstanding under the Lexington Rights Agreement will expire immediately before the Effective Time.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

   8.1 Conditions to the Parties' Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger are subject to the satisfaction before the Closing of the following conditions, any of which may be waived, to the extent legally allowed, in writing, by mutual written consent of the parties:

     (a) Stockholder Approval. This Agreement and the Merger shall have been approved by the requisite vote of the stockholders of Lexington, as required by the Delaware Law and by any applicable provisions of Lexington's Certificate of Incorporation and Bylaws. The proposals to be acted upon at the special meetings of stockholders of the Lexington Funds discussed in Section 7.6(b) shall have received affirmative votes sufficient for their adoption by (i) Lexington Funds holding 90% of the net assets held by all Lexington Funds as reflected on the Revised Schedule 2.1(c) and (ii) all Lexington Funds except those Lexington Funds set forth on Schedule 8.1(a). The consents required under Section 7.6(c), if any, shall have been obtained from Private Accounts of institutional clients holding 90% of the net assets held by all such Private Accounts and from Private Accounts of all other clients holding 80% of the net assets held by all such Private Accounts, in each case as reflected on the Revised
  Schedule 2.1(c).

     (b) HSR Act. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (c) Approvals. There shall have been obtained all permits, consents, and approvals of all Governmental Authorities of the type referred to in clauses (A), (B), (D), (E), and (F) of Section 3.2(d)(2).

     (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall have been issued, nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation, or order enacted, entered, enforced, or deemed applicable to the Merger which makes the consummation of the Merger illegal.

     (e) The shares of Buyer Common Stock issuable in the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

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

     (f) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the SEC or any state regulatory authorities.

   8.2 Additional Conditions to the Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing by Buyer and Merger Sub:

     (a) Representations and Warranties. The representations and warranties of Lexington contained in Articles III and IV hereof shall be true and correct in all material respects (provided that solely for the purposes of this Section 8.2(a), the term "in all material respects" shall not be deemed to further qualify any representation or warranty that by its terms is qualified by any materiality qualification) as of the date hereof and immediately before the Effective Time, with the same force and effect as if made as of the Effective Time, except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of that date.

     (b) Performance of Obligations of Lexington. Lexington shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Closing Date.

     (c) No Material Adverse Change. Since the date hereof, no Material Adverse Effect with respect to Lexington or any of the Lexington Funds shall have occurred.

     (d) Officers' Certificate. Buyer shall have received a certificate signed on behalf of Lexington by the Chief Executive and Chief Financial Officers of Lexington confirming the satisfaction of subsections (a), (b), and (c) of this Section 8.2.

     (e) Legal Opinions. Buyer shall have received an opinion of Ballard Spahr Andrews & Ingersoll, LLP and Kramer Levin Naftallis and Frankel (or such other outside legal counsel selected by Lexington or the Registrants and reasonably acceptable to Buyer), each, special legal counsel to Lexington and/or the Lexington Funds, dated the Closing Date reasonably acceptable in form and substance to Buyer.

     (f) Dissenters' Rights. The number of Dissenting Shares shall not equal more than 5% of the total of the outstanding shares of Lexington Common Stock.

     (g) Certain Consents. Lexington shall have obtained in writing all consents, waivers, or approvals, necessary to provide that consummation of the Merger does not constitute a default under, or effect or give rise to a right of termination of, each of the Material Contracts identified by an asterisk in Part 3.2(d)(4) of the Lexington Disclosure Schedule.

     (h) Comfort Letter. Buyer shall have received "comfort" letters in customary form and substance reasonably satisfactory to Buyer from KPMG LLP, certified public accountants for Lexington, dated the date of the Proxy Statement, the effective date of the Registration Statement, and the Closing Date (or such other dates reasonably acceptable to Buyer) with respect to certain financial statements and other financial information included in the Registration Statement and any subsequent changes in specified balance sheet and income statement items, including total assets, working capital, total stockholders' equity, total revenues, and per-share amounts of net income.

     (i) Lexington Assets Under Management. The Adjustment Percentage shall be no less than 55%.

     (j) Closing Date Balance Sheet. Lexington shall have delivered to Buyer an unaudited pro forma balance sheet, dated the Closing Date, which shall present a positive book value for Lexington.

     (k) 1999 Financials. Lexington shall have delivered to Buyer its audited consolidated financial statements (including any related notes or schedules) as of and for the one-year period ended December 31, 1999.

     (l) Spin-off Tax Opinion. Lexington shall have delivered to Buyer an accurate copy of the opinion of Davis Polk & Wardwell regarding the tax-free status of the 1995 Lexington spin-off transaction.

   8.3 Additional Conditions to the Obligation of Lexington. The obligation of Lexington to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived in writing by Lexington:

     (a) Representations and Warranties. The representations and warranties of Buyer and Merger Sub contained in Article V hereof shall be true and correct in all material respects (provided that solely for the purposes of this Section 8.3(a), the term "in all material respects" shall not be deemed to further qualify any representation or warranty that by its terms is qualified by any materiality qualification) as of the date hereof, and immediately before the Effective Time, with the same force and effect as if made as of the Effective Time, except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of that date.

     (b) Performance of Obligations of Buyer and Merger Sub. Buyer and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or before the Closing Date.

     (c) Officers' Certificate. Lexington shall have received a certificate signed on behalf of Buyer by a Senior Vice President of Buyer, and on behalf of Merger Sub by the President or any Vice President of Merger Sub, confirming the satisfaction of subsections (a) and (b) of this Section 8.3.

     (d) Legal Opinion. Lexington shall have received an opinion of Faegre & Benson LLP, legal counsel to Buyer, dated the Closing Date reasonably acceptable in form and substance to Lexington.

     (e) Tax Opinion. Lexington shall have received from Ballard Spahr Andrews & Ingersoll, LLP an opinion substantially to the effect that, on the basis of facts, representations and assumptions referenced in such opinion that are reasonably consistent with the state of facts existing at the Effective Time, the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Sections 368(a)(1)(A) and 368 (a)(2)(D) of the Code, and that no gain or loss should be required to be recognized by a shareholder of Lexington to the extent such shareholder receives Buyer Common Stock in exchange for shares of Lexington Common Stock. In rendering such opinion, counsel may request and rely upon representations contained in certificates of officers of Lexington, Buyer and Merger Sub and the parties shall use their reasonable best efforts to make available such truthful certificates.

     (f) Comfort Letter. Lexington shall have received "comfort" letters in customary form and substance reasonably satisfactory to Lexington from Deloitte & Touche LLP, certified public accountants for Buyer and Merger Sub, dated the date of the Proxy Statement, the effective date of the Registration Statement and the Closing Date (or such other dates reasonably acceptable to Lexington) with respect to certain financial statements and other financial information included in the Registration Statement and any subsequent changes in specified balance sheet and income statement items, including total assets, working capital, total stockholders' equity, total revenues and the total and per share amounts of net income.

     (g) Employment Agreements. Merger Sub shall have executed employment agreements with terms set forth on Exhibit B-1 and B-2 and such other terms as agreed by the parties thereto with each of Richard Hisey (Exhibit B-1), Alfredo Viegas, Mustafa Zaidi, and Dennis Jamison (for all but Mr. Hisey, Exhibit B-2).

                                   ARTICLE IX

               CONDUCT AND TRANSACTIONS AFTER THE EFFECTIVE TIME

   9.1 Employee Matters.

     (a) From and after the Effective Time, the employee pension benefit plans, as defined in Section 3(2) of ERISA, and welfare and other benefit plans, programs, and arrangements in effect and sponsored by

  Lexington and/or all or any of its subsidiaries as of the Effective Time shall, subject to applicable law, the terms of this Agreement, and the terms of such plans, programs, and arrangements, remain in effect with respect to those individuals who are employees of Lexington and its subsidiaries until such time as the Surviving Corporation shall adopt new employee benefit plans and arrangements with respect to employees of the Surviving Corporation and its subsidiaries; provided, however, that for employees on Lexington's or its subsidiaries' payroll as of the Closing Date, such benefit plans and arrangements shall (1) contain no waiting period or pre-existing condition exclusions and (2) not be less favorable, in the aggregate, than the benefit plans and arrangements provided to similarly situated employees of Buyer. Buyer shall be responsible for perpetuating the group health plan continuation coverages pursuant to
  Section 4980B of the Code and Sections 601 through 609 of ERISA for all employees of Lexington as of the Closing Date and their eligible dependents.

     (b) From and after the Effective Time, for purposes of determining eligibility, vesting, any length of service requirements, waiting periods, or benefits based on length of service, and entitlement to vacation and severance benefits for employees employed by Lexington or any of its subsidiaries immediately before the Effective Time under any compensation, severance, welfare, pension, benefit, or savings plan of the Surviving Corporation or any of its affiliates in which such employees of Lexington and its subsidiaries were, or could reasonably expect to become, eligible to participate, service with Lexington or any of its subsidiaries shall be credited as if such service had been rendered to the Surviving Corporation or such affiliate; provided, however, that such service credit shall not operate to duplicate any benefit or the funding thereof.

   9.2 Indemnification. All rights to indemnification, expense advancement, and exculpation existing in favor of any present or former director, officer, employee, or agent of Lexington or any of its subsidiaries as provided in the charter, bylaws, or similar organizational documents of Lexington or any of its subsidiaries or by law as in effect on the date hereof shall survive the Merger and continue in full force and effect without amendment thereto for a period of at least six years after the Effective Time (or, if any relevant claim is asserted or made within that six-year period, until final disposition of the claim) with respect to matters occurring at or before the Effective Time, and no action taken during that period shall be deemed to diminish the obligations set forth in this Section 9.2. Further, the Surviving Corporation, by virtue of the Merger and without further action, shall assume as of the Effective Time all indemnification agreements of Lexington in effect as of the date hereof. Buyer hereby guarantees the performance of the covenants set forth in this
Section 9.2. The provisions of this Section 9.2 are intended for the benefit of, and shall be enforceable by, directors, officers, and others entitled to indemnification hereunder and their respective heirs and personal representatives.

   9.3 Directors and Officers Liability Insurance. For a period of at least six years after the Effective Time, Buyer shall maintain in effect either (a) policies of directors' and officers' liability insurance providing at least the same coverage and amounts and containing terms and conditions that are no less advantageous in any material respect to the insured parties under such policies maintained by Lexington as of the date hereof with respect to claims arising from facts or events that occurred at or before the Effective Time (including consummation of the transactions contemplated by this Agreement), or (b) a run-off (that is, a "tail") policy or endorsement with respect to the current policy of directors' and officers' liability insurance covering claims asserted within six years after the Effective Time arising from facts or events that occurred at or before the Effective Time (including consummation of the transactions contemplated by this Agreement); and such policies or endorsements shall name as insureds thereunder all present and former directors and officers of Lexington or any of its subsidiaries.

   9.4 Tax-Free Reorganization Covenants.

     (a) Following the Merger, the Surviving Corporation will, and Buyer will cause the Surviving Corporation to, continue the historic business of Lexington or use a significant portion of Lexington's business assets in a business.

     (b) Following the Merger, the Surviving Corporation will not issue, and Buyer will not cause the Surviving Corporation to issue, additional shares of stock of the Surviving Corporation that would result in Buyer losing "control" (within the meaning of Section 368(c) of the Code) of the Surviving Corporation.

     (c) Buyer has no plan or intention to reacquire any of its Common Stock issued in the Merger.

     (d) Buyer has no plan or intention to liquidate the Surviving Corporation; to merge the Surviving Corporation with and into another corporation; to sell or otherwise dispose of the stock of the Surviving Corporation or to cause the Surviving Corporation to sell or otherwise dispose of any of the assets of Lexington acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

                                   ARTICLE X

                                  TERMINATION

   10.1 Generally. This Agreement may be terminated at any time before the Effective Time, whether before or after approval by the stockholders of
Lexington:

     (a) by mutual written consent of Buyer, Merger Sub, and Lexington;

     (b) by Buyer and Merger Sub or by Lexington if the transactions contemplated hereby have not been consummated on or before December 31, 2000 (which date may be extended by mutual agreement of Buyer, Merger Sub, and Lexington), provided that such failure is not due to the failure of the party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement;

     (c) by Buyer and Merger Sub, if (1) any of the conditions set forth in Sections 8.1 or 8.2 shall become impossible to fulfill other than for reasons within the control of Buyer or Merger Sub, and such conditions shall not have been waived under Article VIII, or (2) the stockholders of Lexington fail to approve this Agreement and the Merger by the vote required by the Delaware Law and Lexington's Certificate of Incorporation and Bylaws at the first stockholders' meeting called for that purpose, including any adjournments thereof;

     (d) by Lexington, if (1) any of the conditions set forth in Sections 8.1 or 8.3 shall become impossible to fulfill other than for reasons within the control of Lexington, and such conditions shall not have been waived under
  Article VIII, or (2) the stockholders of Lexington fail to approve this Agreement and the Merger by the vote required by the Delaware Law and Lexington's Certificate of Incorporation and Bylaws at the first stockholders' meeting called for that purpose, including any adjournments thereof;

     (e) by Buyer and Merger Sub, if the Lexington Board of Directors withdraws or adversely modifies its recommendation to its stockholders of this Agreement and the Merger;

     (f) by Buyer and Merger Sub, if Lexington shall have (1) failed to observe or perform in any material respect any of its covenants set forth in this Agreement that cannot be or has not been cured within 30 days of the giving of written notice to Lexington of such failure or, (2) breached a representation or warranty contained in Article III or IV hereof, and such breach cannot be or has not been cured within 30 days of the giving of written notice to Lexington of such breach, and the condition set forth in
  Section 8.2(a) cannot be satisfied;

     (g) by Lexington, if Buyer or Merger Sub shall have (1) failed to observe or perform in any material respect any of its covenants set forth in this Agreement that cannot be or has not been cured within 30 days of the giving of written notice to Buyer of such failure or, (2) breached a representation or warranty contained in Article V hereof, and such breach cannot be or has not been cured within 30 days of the giving of written notice to Buyer of such breach, and the condition set forth in Section 8.3(a) cannot be satisfied.

   10.2 Procedure and Effect of Termination. Upon termination of this Agreement by Lexington or by Buyer and Merger Sub under Section 10.1, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the Merger shall be abandoned without further action by any of the parties. If this Agreement is terminated as provided herein, no party shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 10.3 or to the extent the termination is the direct result of a willful and material breach by the party of a representation, warranty, or covenant contained in this Agreement.

   10.3 Expenses; Termination Fee.

     (a) All expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring the expenses.

     (b) If this Agreement is terminated by Buyer under Sections 10.1(c)(2) or (f), or by Lexington under Section 10.1(d)(2);

       (1) then Lexington shall, within five business days of termination, pay to Buyer an amount, not to exceed $450,000, equal to all reasonable out-of-pocket expenses (including fees and costs of attorneys and accountants) incurred by Buyer or Merger Sub in connection with the transactions contemplated by this Agreement; and

       (2) if, on or before the date that is one year after the date of termination, a Third-Party Transaction (as defined in subsection (e) below) is consummated, then Lexington shall, within five business days after the consummation of such Third-Party Transaction, pay to Buyer an additional $1.8 million.

     (c) If this Agreement is terminated by Buyer under Section 10.1(e),

       (3) then Lexington shall, within five business days of termination, pay to Buyer $1.125 million; and

       (4) if, on or before the date that is one year after the date of termination, a Third-Party Transaction is consummated, then Lexington shall, within five business days after the consummation of such Third-Party Transaction, pay to Buyer an additional $1 million.

     (d) If this Agreement is terminated by Lexington under Section 10.1(g), then Buyer shall, within five business days of termination, pay to Lexington an amount, not to exceed $450,000, equal to all reasonable out-of-pocket expenses (including fees and costs of attorneys and accountants) incurred by Lexington in connection with the transactions contemplated by this Agreement.

     (e) As used in Sections 10.3(b) and (c), "Third-Party Transaction" means the occurrence of any of the following events: (1) the acquisition of Lexington by merger, consolidation, statutory share exchange, or other business combination transaction by any person other than Buyer, Merger Sub, or any affiliate thereof (a "Third Party"), in which the holders of shares of Lexington Common Stock do not, immediately after the transaction, directly or indirectly own more than 50% of the voting power of the capital stock of Lexington or the surviving corporation in substantially the same proportion as before the transaction; (2) the acquisition by any Third Party of 50% or more (in book value or market value) of the total assets of Lexington and its subsidiaries, taken as a whole; or (3) the acquisition by a Third Party of 50% or more of the outstanding shares of Lexington Common Stock, whether by tender offer, exchange offer, or otherwise.

     (f) This Section 10.3 shall survive termination of this Agreement for any reason for a period of 13 months thereafter.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

   11.1 Termination of Representations and Warranties. The representations and warranties set forth in this Agreement (including those set forth in the Lexington Disclosure Schedule and the Buyer Disclosure Schedule) or in any certificate furnished under this Agreement shall not survive the Effective Time. The covenant of Buyer and Surviving Corporation contained in Section 9.4 shall survive until the fifth anniversary of the Effective Time. This Section
11.1 shall not limit any other covenant or agreement of the parties that, by its terms contemplates performance after the Effective Time.

   11.2 Amendment and Modification. To the extent permitted by applicable law, this Agreement may be amended, modified, or supplemented only by written agreement of the parties at any time before the Effective Time with respect to any of the terms contained herein, except that after the special meeting of Lexington's stockholders to approve this Agreement and the Merger, the amount and form of the consideration payable in the Merger may not be altered without the approval of the stockholders of Lexington.

   11.3 Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement, or condition herein, to the extent legally allowed, may be waived in writing by the other, but any such waiver or failure to insist upon strict compliance with the obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, the consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.3.

   11.4 Press Releases and Public Announcements. No party may issue any press release or make any public announcement relating to the subject matter hereof without the prior written approval of the other parties, which may not be unreasonably withheld; provided, however, that each party may make any public disclosure it believes in good faith is required by applicable law, SEC regulations, or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing party will use its reasonable best efforts to consult with and advise the other parties regarding the form and content of the disclosure before making the disclosure).

   11.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, effective when delivered, or if delivered by express delivery service or facsimile, effective when delivered, or if mailed by registered or certified mail (return receipt requested), effective three business days after mailing, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to Buyer:

       ReliaStar Financial Corp.
       20 Washington Avenue South
       Minneapolis, MN 55401
       Attn: General Counsel
       Facsimile: (612) 342-3160

     With a copy to:

       Faegre & Benson LLP
       2200 Norwest Center
       90 South Seventh Street
       Minneapolis, MN 55402
       Attn: Thomas G. Morgan
       Facsimile: (612) 336-3026

     If to Merger Sub:

       Pilgrim Holdings Corporation
       Two Renaissance Square
       40 North Central Avenue, Suite 1200
       Phoenix, AZ 85004
       Attn: Robert W. Stallings
       Facsimile: (602) 417-8301

     If to Lexington:

       Lexington Global Asset Manager, Inc.
       Park 80 West
       Plaza Two
       Saddle Brook, NJ 07663
       Attn: Robert M. DeMichele

     With a copy to:

       Ballard Spahr Andrews & Ingersoll, LLP
       1735 Market Street, 51st Floor
       Philadelphia, PA 19103
       Attn: William H. Rheiner, Esquire

   11.6 Assignment. This Agreement and all of its provisions shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other parties. This Agreement is not intended to confer upon any other person except the parties any rights or remedies hereunder.

   11.7 Interpretation. As used in this Agreement, unless otherwise defined herein:

     (a) "including" means "including without limitation";

     (b) "person" means an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an incorporated organization, or a government or any department or agency thereof;

     (c) "affiliate" has the meaning set forth in Rule 12b-2 under the Exchange Act;

     (d) "business day" means any day other than a Saturday, Sunday, or a day that is a statutory holiday under the laws of the United States or the States of Minnesota or New Jersey;

     (e) all dollar amounts are expressed in United States funds;

     (f) "to the knowledge of a party" or any similar phrase means the actual knowledge of one or more of the executive officers of the party; and

     (g) "subsidiary" of any specified corporation means, unless otherwise provided herein, any corporation of which the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by the corporation, including MSR with respect to Lexington.

   11.8 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to choice-of-law principles.

   11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   11.10 Headings; Internal References. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties, and shall not affect the interpretation hereof.

   11.11 Entire Agreement. This Agreement, including the schedules and exhibits hereto, the Lexington Disclosure Schedule, the Buyer Disclosure Schedule, and the Confidentiality Agreement, embody the entire agreement and understanding of the parties in respect of the subject matter contained herein and supersede all prior agreements and understandings among the parties with respect to that subject matter. There are no restrictions, promises, representations, warranties (express or implied), covenants, or undertakings of the parties, other than those expressly set forth or referred to in this Agreement.

   11.12 Severability. If any provision hereof is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions hereof shall continue in full force and effect and will in no way be affected or invalidated.

   11.13 Equitable Remedies. The parties agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled, to the fullest extent permitted by law, to an injunction restraining such breach, violation, or default or threatened breach, violation, or default and to any other equitable relief, including specific performance, without bond or other security being required.

   In witness whereof, Buyer, Merger Sub and Lexington have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          RELIASTAR FINANCIAL CORP.

                                          By:  /s/ Richard R. Crowl
                                            ___________________________________
                                          Title:  Senior Vice President
                                              _________________________________

                                          PILGRIM HOLDINGS CORPORATION

                                          By:  /s/ Robert W. Stallings
                                            ___________________________________
                                          Title:  Chief Executive Officer
                                              _________________________________

                                          LEXINGTON GLOBAL ASSET MANAGERS,
                                           INC.

                                          By:  /s/ Robert M. DeMichele
                                            ___________________________________
                                          Title:  President and Chief
                                           Executive Officer
                                              _________________________________

                                FIRST AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER

   This First Amendment (this "Amendment") is dated as of February 28, 2000 and is made to the Agreement and Plan of Merger, dated as of February 28, 2000 (the "Original Agreement"), among ReliaStar Financial Corp., a Delaware corporation ("Buyer"), Pilgrim Holdings Corporation, a Delaware corporation ("Merger Sub"), and Lexington Global Asset Managers, Inc., a Delaware corporation ("Lexington").

   The parties hereby amend the Original Agreement as follows:

   1. Voting Agreements. The Original Agreement is hereby amended by adding a new Section 8.2(m) thereto, to read in its entirety as follows:

     (m) Voting Agreements. (1) Prior to 5:00 p.m. Eastern Time on March 6, 2000, Voting Agreements executed by stockholders holding, in the aggregate, at least 35% of the outstanding shares of Lexington Common Stock shall have been delivered to Buyer; and (2) prior to 5:00 p.m. Eastern Time on March 20, 2000, Voting Agreements executed by stockholders holding not less than 95% of the shares of Lexington Common Stock owned by all stockholders listed on Schedule 3.2(v) shall have been delivered to Buyer.

   2. Termination. The Original Agreement is hereby amended by adding a new
Section 10.1(h) thereto, to read in its entirety as follows:

     (h) by Buyer and Merger Sub, if the delivery of the Voting Agreements required by either clause (1) or (2) of Section 8.2(m) shall have failed to occur prior to the time specified for such delivery in such clause of that Section.

   3. Defined Terms. All capitalized terms used but not defined in this Amendment have the meanings given them in the Original Agreement. All references in the Original Agreement to "this Agreement" mean the Original Agreement as amended by this Amendment.

   4. Continuing Effect. Except as modified by this Amendment, the Original Agreement remains in full force and effect, without change.

   In Witness Whereof, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          RELIASTAR FINANCIAL CORP.

                                              /s/ Richard R. Crowl
                                          By: _________________________________

                                               Senior Vice President
                                          Its  ________________________________

                                          PILGRIM HOLDINGS CORPORATION

                                              /s/ Robert W. Stallings
                                          By:__________________________________

                                               Chief Executive Officer
                                          Its: ________________________________

                                          LEXINGTON GLOBAL ASSET MANAGERS,
                                           INC.

                                              /s/ Robert M. DeMichele
                                          By:__________________________________

                                               President and Chief Executive
                                               Officer
                                          Its: ________________________________

                               SECOND AMENDMENT
                                      TO
                         AGREEMENT AND PLAN OF MERGER

   This Second Amendment (this "Amendment") is dated as of May 11, 2000 and is made to the Agreement and Plan of Merger, dated as of February 28, 2000 (the "Original Agreement"), among ReliaStar Financial Corp., a Delaware corporation ("Buyer"), Pilgrim Capital Corporation (formerly Pilgrim Holdings Corporation), a Delaware corporation ("Pilgrim"), and Lexington Global Asset Managers, Inc., a Delaware corporation ("Lexington"), as first amended on February 28, 2000.

   The parties hereby amend the Original Agreement as follows:

   1. Parties to the Agreement. The Original Agreement is hereby amended to add Pilgrim Lexington Acquisition Corp., a newly formed Delaware corporation and wholly owned subsidiary of Pilgrim ("Pilgrim Lexington Acquisition Corp."), as a party to the Original Agreement. All references to "Merger Sub" in this Amendment and in the Original Agreement shall be deemed to references to Pilgrim Lexington Acquisition Corp. and not to Pilgrim. Pilgrim shall remain a party to the Original Agreement.

   2. Recitals.

     (a) The fourth recital of the Original Agreement is hereby amended and restated in its entirety as follows:

    The strategic combination of Merger Sub and Lexington shall be effected by the terms of this Agreement through a transaction in which Merger Sub will merge with and into Lexington (the "Merger").

     (b) The sixth recital of the Original Agreement is hereby deleted in its entirety.

   3. The Merger. Section 1.3(a) of the Original Agreement is hereby amended and restated in its entirety as follows:

     (a) At the Effective Time, in accordance with this Agreement and the Delaware Law, (1) Merger Sub shall be merged with and into Lexington, (2) the separate corporate existence of Merger Sub shall cease, and (3) Lexington shall be the surviving corporation and shall continue to be governed by the Delaware Law (Lexington is sometimes referred to in this Agreement as the "Surviving Corporation").

   4. Representations and Warranties.

     (a) Section 5.2(b) of the Original Agreement is hereby amended and restated in its entirety as follows:

     (b) Capitalization. The authorized capital stock of Buyer consists of 200 million shares of Buyer Common Stock, of which, as of the close of business on April 28, 2000, 89,632,632 shares were issued and outstanding, and seven million shares of preferred stock, none of which are outstanding. As of April 28, 2000, Buyer has reserved for issuance six million shares of Series A Junior Participating Preferred Stock issuable under the Amended and Restated Rights Agreement, dated as of February 11, 1999, between Buyer and Norwest Bank Minnesota, National Association, as amended on April 30, 2000 (the "Buyer Rights Agreement"). Under the Buyer Rights Agreement, each outstanding share of Buyer Common Stock has attached to it certain rights ("Buyer Right"), including rights to purchase, under certain circumstances, one-twentieth of a share of Series A Junior Participating Preferred Stock of Buyer for $100, subject to adjustment. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $.001 par value per share, all of which are outstanding and held by Pilgrim. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were not granted in violation of any statutory preemptive rights. There are no outstanding subscriptions, options, warrants, calls, or other agreements or commitments under which Buyer is or may become obligated to issue, sell, transfer, or otherwise dispose of or purchase, redeem, or otherwise acquire, any shares of capital stock of, or other equity interests in, Buyer and there are no outstanding securities issued by Buyer convertible into or exchangeable for any Buyer Common Stock, except for (1) options to purchase up to an aggregate of 8,429,530 shares of Buyer Common Stock, as of April 28, 2000 and (2) 8,873,630 shares of Buyer Common Stock reserved for issuance under the Stock Option Agreement, dated as of April 30, 2000, between Buyer and ING America Insurance Holdings, Inc. There are no stock appreciation rights, phantom stock rights, or performance shares outstanding with respect to Buyer. Buyer owns, directly or indirectly, all of the issued and outstanding shares of each class of capital stock of each of its subsidiaries, free and clear of all liens, security interests, pledges, charges, and other encumbrances.

     (b) Section 5.2 of the Original Agreement is hereby amended by adding the following subsection (m) thereto:

       (m) Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, and has conducted its operations only as contemplated by this Agreement.

   5. Covenants. Section 7.10 of the Original Agreement is hereby amended and restated in its entirety as follows:

     7.10 [Reserved]

   6. Conditions. Section 8.3(e) of the Original Agreement is hereby amended and restated in its entirety as follows:

     (e) [Reserved]

   7. Conduct After the Effective Time. Section 9.4 of the Original Agreement is hereby deleted in its entirety.

   8. Miscellaneous. Section 11.1 of the Original Agreement is hereby amended and restated in its entirety as follows:

     11.1 Termination of Representations and Warranties. The representations and warranties set forth in this Agreement (including those set forth in the Lexington Disclosure Schedule and the Buyer Disclosure Schedule) or in any certificate furnished under this Agreement shall not survive the Effective Time. This Section 11.1 shall not limit any covenant or agreement of the parties that, by its terms contemplates performance after the Effective Time.

   9. Defined Terms. All capitalized terms used but not defined in this Amendment have the meanings given them in the Original Agreement. All references in the Original Agreement to "this Agreement" mean the Original Agreement as amended by the First Amendment thereto and by this Amendment.

   10. Continuing Effect. Except as modified by this Amendment, the Original Agreement, as previously amended, remains in full force and effect, without change.

   11. Termination of this Amendment. This Amendment shall terminate and be of no further effect if, at any time before the closing of the Merger, (a) the Merger Agreement, dated as of April 30, 2000, among ING Groep N.V., ING America Insurance Holdings, Inc., SHP Acquisition Corp., and ReliaStar Financial Corp., is terminated or (b) any of the parties to such merger agreement publicly announces its intention not to effectuate the merger contemplated thereby. If this Amendment is so terminated, the Original Agreement, as amended by the First Amendment thereto, shall remain in full force and effect, without change due to this Amendment.

   In Witness Whereof, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          RELIASTAR FINANCIAL CORP.

                                              /s/ Richard R. Crowl
                                          By:__________________________________

                                               Senior Vice President
                                          Its: ________________________________

                                          PILGRIM LEXINGTON ACQUISITION CORP.

                                              /s/ Richard R. Crowl
                                          By:__________________________________

                                               Vice President
                                          Its: ________________________________

                                          PILGRIM CAPITAL CORPORATION

                                              /s/ James M. Hennessy
                                          By:__________________________________

                                               Executive Vice President
                                          Its: ________________________________

                                          LEXINGTON GLOBAL ASSET MANAGERS,
                                           INC.

                                              /s/ Robert M. DeMichele
                                          By:__________________________________

                                               President and Chief Executive
                                               Officer
                                          Its: ________________________________

                                                                       EXHIBIT B

                 Putnam, Lovell, de Guardiola & Thornton, Inc.

Board of Directors
Lexington Global Asset Managers, Inc.
Park 80 West
Plaza Two
Saddle Brook, NJ 07663

February 28, 2000

Gentlemen:

We understand that Lexington Global Asset Managers, Inc., a Delaware corporation (the "Company"), Reliastar Financial Corporation, a Delaware corporation ("Buyer"), and Pilgrim Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Holding"), have entered into an Agreement and Plan of Merger dated February 28, 2000 (the "Transaction Agreement"), pursuant to which, among other things, the Company will be merged with and into Holding (the "Merger") and each issued and outstanding share of the common stock of the Company, $.01 par value per share, will be converted into the right to receive (1) 0.231 shares of the common stock of Buyer, $.01 par value per share (the "Share Consideration"), and (2) cash in the amount of $3.31 (the "Cash Consideration" and, together with the Share Consideration, the "Merger Consideration"). In certain circumstances, the Merger Consideration is subject to adjustment as provided in the Transaction Agreement.

You have asked for our opinion as to whether the Merger Consideration to be paid by Buyer in the Merger is fair, from a financial point of view, to the stockholders of the Company.

In connection with rendering our opinion, we have, among other things:

I. reviewed certain publicly available historical audited and unaudited financial statements and other information regarding the Company and Buyer;

II. reviewed pro forma historical financial statements, operating data and other information regarding the Company and its subsidiaries prepared by the management of the Company;

III. reviewed certain internal financial analyses and projections of the Company and its subsidiaries prepared by the management of the Company;

IV. reviewed certain other information furnished to us by the Company for purposes of our analyses;

V. compared the results of operations of the Company with those of certain public and private companies that we deemed to be reasonably comparable to the Company;

VI. compared the proposed financial terms of the Merger with the financial terms of certain other recent transactions that we deemed to be relevant;

VII.  reviewed a draft dated February 27, 2000 of the Transaction Agreement;

VIII. conducted discussions with members of the management of the Company and Buyer to discuss the foregoing, as well as other matters we believe relevant to our inquiry; and

IX. performed such other analyses and examinations and considered such other factors as we have deemed appropriate.

Board of Directors
Lexington Global Asset Managers, Inc.
February 28, 2000

In preparing our opinion, we have, with your consent, also assumed and relied, without independent verification, upon the accuracy and completeness of the financial and other information supplied or otherwise made available to us from public sources or by the Company and Buyer and have not independently verified such information. We have neither obtained nor performed any independent valuation or appraisal of the assets or liabilities of the Company or the investment management business of Buyer. With respect to the financial projections and forecasts of the Company provided to us by the Company we have assumed that such financial projections and forecasts have been reasonably prepared and reflect the best currently available estimates and good faith judgments of the senior management of the Company as to the future competitive, operating and regulatory environments and related financial performance of the Company and that such forecasts will be realized in the amounts and at the times contemplated thereby. We have not undertaken any independent analysis to verify the reasonableness of the assumptions underlying such forecasts. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information and agreements (or drafts thereof) made available to us as of, the date hereof.

Putnam, Lovell, de Guardiola & Thornton, Inc. is an investment banking firm focused primarily on the investment management industry and is continually engaged in the valuation of investment management businesses and their securities in connection with mergers and acquisitions, distributions of securities and similar activities. We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee from the Company for our services, a portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement, including, without limitation, any liabilities arising out of the rendering of this opinion. As you may be aware, Putnam, Lovell, de Guardiola & Thornton and its principals have in the past provided financial advisory services to Buyer and its subsidiary, Holding, and have received customary fees in consideration for rendering such services. Roberto de Guardiola and/or his immediate family owns 10,000 shares of the common stock of the Company and 7,500 shares of Buyer.

Based upon and subject to the foregoing, it is our opinion on the date hereof that the Merger Consideration to be paid by Buyer in the Merger is fair, from a financial point of view, to the stockholders of the Company.

Our advisory services and the opinion expressed herein are provided for the use of the Board of Directors of the Company in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Merger. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not be used for any other purpose, or reproduced, disclosed publicly, referred to or communicated by you in any manner at any time, in whole or in part, without our prior written consent.

Very truly yours,

PUTNAM, LOVELL, DE GUARDIOLA & THORNTON, INC.

By:  /s/ Roberto de Guardiola
  -------------------------
   Roberto de Guardiola
   Managing Director

                                                                       EXHIBIT C

                        DELAWARE GENERAL CORPORATION LAW

(S) 262. APPRAISAL RIGHTS.

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 263 or Section 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

       (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

       (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the second of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall not be more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the forgoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
  (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Reference is made to Section 145 of the Delaware General Corporation Law, which provides for indemnification of directors and officers in certain circumstances.

   Article VIII of ReliaStar's Bylaws provides for broad indemnification of its directors and officers. See Exhibit 3(b) to this registration statement.

   ReliaStar also maintains director and officer liability insurance policies.

   In addition, Section 7 of Article Sixth of ReliaStar's Certificate of Incorporation contains broad provisions limiting the liability of directors for monetary damages for breach of fiduciary duty as a director. See Exhibit 3(a) to this registration statement.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (A) EXHIBITS

   The following Exhibits are filed as part of this registration statement:

      EXHIBIT
      NUMBER   EXHIBIT
      -------  -------
         2(a)  Agreement and Plan of Merger, dated as of February 28, 2000, among ReliaStar Financial Corp., Pilgrim Capital Corporation,
               and Lexington Global Asset Managers, Inc. (included in the proxy statement/prospectus as Exhibit A).
         2(b)  First Amendment, dated as of February 28, 2000, to Agreement and
               Plan of Merger among ReliaStar Financial Corp., Pilgrim Capital
               Corporation, and Lexington Global Asset Managers, Inc. (included in the proxy statement/prospectus as Exhibit A).
         2(c)  Second Amendment, dated as of May 11, 2000, to Agreement and
               Plan of Merger among ReliaStar Financial Corp., Pilgrim Capital
               Corporation, Pilgrim Lexington Acquisition Corp., and Lexington
               Global Asset Managers, Inc. (included in the proxy
               statement/prospectus as Exhibit A).
         3(a)  Certificate of Incorporation, as amended, of ReliaStar
               (incorporated by reference to Exhibit 4(a) to ReliaStar's
               Registration Statement on Form S-8, Registration No. 333-42125).
         3(b)  Bylaws, as amended, of ReliaStar (incorporated by reference to
               Exhibit 3 to ReliaStar's Quarterly Report on Form 10-Q for the
               quarter ended March 31, 1999, File No. 1-10640).
         4(a)  Amended and Restated Rights Agreement dated as of February 11,
               1999 between ReliaStar and Norwest Bank Minnesota, National
               Association, as Rights Agent (incorporated by reference to
               Exhibit 1 to ReliaStar's Amendment to Registration Statement on
               Form 8-A/A dated February 26, 1999).
         4(b)  First Amendment to Amended and Restated Rights Agreement, dated as of April 30, 2000, between ReliaStar and Norwest Bank
               Minnesota, National Association, as Rights Agent (incorporated by reference to Exhibit 1 to ReliaStar's Amendment to
               Registration Statement on Form 8-A/A dated May 3, 2000).
         5     Opinion of Faegre & Benson LLP.
         8     Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding tax matters.
        23(a)  Consent of Deloitte & Touche LLP, relating to financial statements of ReliaStar.
        23(b)  Consent of KPMG LLP, relating to financial statements of
               Lexington.

      EXHIBIT
      NUMBER                               EXHIBIT
      -------                              -------
        23(c)  Consent of Faegre & Benson LLP (included in Exhibit 5).
        23(d)  Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
               Exhibit 8).
        24     Powers of Attorney of directors and officers of ReliaStar.
        99(a)  Form of Proxy of Lexington.
        99(b)  Opinion of Putnam, Lovell, de Guardiola & Thornton Inc.
               (included in the proxy statement/prospectus as Exhibit B).
        99(c)  Form of Election and Letter of Transmittal.

   (B) FINANCIAL STATEMENT SCHEDULES

     Independent Auditors' Report*

     Schedule I -- Summary of Investments--Other than Investments in Related Parties*

     Schedule II -- Condensed Financial Information of Registrant*

     Schedule III -- Supplementary Insurance Information*

     Schedule IV -- Reinsurance*

     Schedule V -- Valuation and Qualifying Accounts*

     All other schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or notes to those statements.
  --------
  * Incorporated by reference to ReliaStar's Annual Report on Form 10-K for the year ended December 31, 1999.

   (C) REPORTS, OPINIONS OR APPRAISALS

   Information requested hereunder is furnished as Exhibit 99(b) to this registration statement and as Exhibit B to the proxy statement/prospectus.

ITEM 22. UNDERTAKINGS

   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,
  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (1)(i) and
  (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrant hereby undertakes as follows: that before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of this registration statement through the date of responding to the request.

   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota, on the 19th day of June, 2000.

                                          RELIASTAR FINANCIAL CORP.

                                          By___________________________________
                                             /s/ John G. Turner*
                                            John G. Turner, Chairman and
                                            Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 19th day of June, 2000, by the following persons in the capacities indicated:

_________________________
 /s/ John G. Turner*           Chairman and Chief Executive Officer
John G. Turner                 (Principal Executive Officer)

_________________________
 /s/ James R. Miller*          Senior Vice President, Chief Financial Officer
James R. Miller                and Treasurer

_________________________      (Principal Financial Officer)
 /s/ Chris D. Schreier*
                               Vice President and Controller
Chris D. Schreier              (Principal Accounting Officer)


Carolyn H. Baldwin
David C. Cox
Richard U. De Schutter
Luella G. Goldberg
William A. Hodder

James J. Howard                A majority of the board of directors*
Randy C. James

Richard L. Knowlton
David A. Koch
Robert C. Salipante
John G. Turner

   *Richard R. Crowl, by signing his name hereto, hereby signs this document on behalf of each of the other above-named officers or directors of the registrant pursuant to powers of attorney duly executed by such persons.

                                          By___________________________________
                                             /s/ Richard R. Crowl
                                            Richard R. Crowl
                                            Attorney-in-fact

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                    EXHIBIT                        MANNER OF FILING
 -------                   -------                        ----------------
     2(a) Agreement and Plan of Merger, dated as of
          February 28, 2000, among ReliaStar
          Financial Corp., Pilgrim Capital
          Corporation, and Lexington Global Asset
          Managers, Inc. (included in the proxy
          statement/prospectus as Exhibit A).         Filed Electronically
     2(b) First Amendment, dated as of February 28,
          2000, to Agreement and Plan of Merger
          among ReliaStar Financial Corp., Pilgrim
          Capital Corporation, and Lexington Global
          Asset Managers, Inc. (included in the
          proxy statement/prospectus as Exhibit A).   Filed Electronically
     2(c) Second Amendment, dated as of May 11,
          2000, to Agreement and Plan of Merger
          among ReliaStar Financial Corp., Pilgrim
          Capital Corporation, Pilgrim Lexington
          Acquisition Corp., and Lexington Global
          Asset Managers, Inc. (included in the
          proxy statement/prospectus as Exhibit A).   Filed Electronically
     3(a) Certificate of Incorporation, as amended,
          of ReliaStar (incorporated by reference
          to Exhibit 4(a) to ReliaStar's
          Registration Statement on Form S-8,
          Registration No. 333-42125).                Incorporated by Reference
     3(b) Bylaws, as amended, of ReliaStar
          (incorporated by reference to Exhibit 3
          to ReliaStar's Quarterly Report on Form
          10-Q for the quarter ended March 31,
          1999, File No. 1-10640).                    Incorporated by Reference
     4(a) Amended and Restated Rights Agreement
          dated as of February 11, 1999 between
          ReliaStar and Norwest Bank Minnesota,
          National Association, as Rights Agent
          (incorporated by reference to Exhibit 1
          to ReliaStar's Amendment to Registration
          Statement on Form 8-A/A dated February
          26, 1999).                                  Incorporated by Reference
     4(b) First Amendment to Amended and Restated
          Rights Agreement, dated as of April 30,
          2000, between ReliaStar and Norwest Bank
          Minnesota, National Association, as
          Rights Agent (incorporated by reference
          to Exhibit 1 to ReliaStar's Amendment to
          Registration Statement on Form 8-A/A
          dated May 3, 2000).                         Incorporated by Reference
     5    Opinion of Faegre & Benson LLP.             Filed Electronically
     8    Opinion of Ballard Spahr Andrews &
          Ingersoll, LLP regarding tax matters.       Filed Electronically
    23(a) Consent of Deloitte & Touche LLP,
          relating to financial statements of
          ReliaStar.                                  Filed Electronically
    23(b) Consent of KPMG LLP, relating to
          financial statements of Lexington.          Filed Electronically
    23(c) Consent of Faegre & Benson LLP (included
          in Exhibit 5).                              Filed Electronically
    23(d) Consent of Ballard Spahr Andrews &
          Ingersoll, LLP (included in Exhibit 8).     Filed Electronically
    24    Powers of Attorney of directors and
          officers of ReliaStar.                      Filed Electronically
    99(a) Form of Proxy of Lexington.                 Filed Electronically
    99(b) Opinion of Putnam, Lovell, de Guardiola &
          Thornton Inc. (included in the proxy
          statement/prospectus as Exhibit B).         Filed Electronically
    99(c) Form of Election and Letter of
          Transmittal.                                Filed Electronically